UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

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                                                                :
IN RE                                                           :      CHAPTER 11 CASE NO.
                                                                :
IWO HOLDINGS, INC., ET AL.,                                     :      __-______(        )
                                                                :
                  DEBTORS.                                      :      (JOINTLY ADMINISTERED)
                                                                :
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             DISCLOSURE STATEMENT RELATING TO DEBTORS' JOINT PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
             ------------------------------------------------------

WEIL, GOTSHAL & MANGES LLP                  RICHARDS, LAYTON & FINGER, P.A.
Attorneys for Debtors and                   Attorneys for Debtors and
   Debtors In Possession                       Debtors In Possession
767 Fifth Avenue                            One Rodney Square
New York, New York  10153                   P.O. Box 551
(212) 310-8000                              Wilmington, Delaware 19899
                                            (302) 651-7700

Dated: December 1, 2004

                               IWO HOLDINGS, INC.
                               901 LAKESHORE DRIVE
                             LAKE CHARLES, LA 70601

                                                                December 1, 2004

To: Senior Noteholders of IWO Holdings, Inc.:

         We deliver to you herewith the attached Disclosure Statement and Ballot so that you may vote to accept or reject the proposed joint chapter 11 plan of reorganization (the "Plan") of IWO Holdings, Inc. ("IWO Holdings") and its
wholly owned direct and indirect subsidiaries (collectively, the "Company"). The
Company intends to use those votes that are returned to its Voting Agent,
Financial Balloting Group LLC, by 5:00 p.m., Eastern Time, on December 29, 2004
to seek approval of the Plan in a chapter 11 reorganization case which the
Company intends to commence shortly after that date.

         The Plan and its related documents are the product of negotiations over the past several months between the Company and its creditors, including the holders of at least two-thirds of IWO Holdings' senior notes who have agreed to vote to accept the Plan.

         The Plan provides for a major financial restructuring. Specifically, the Company's senior secured credit agreement will be repaid in full in cash, from the net proceeds of the issuance of two new series of notes. The holders of
IWO Holdings' senior notes will receive 100% of the common stock of the reorganized IWO Holdings, subject to dilution for any equity that may be issued in connection with the offering of the new notes or pursuant to a new management equity incentive plan that may be adopted by the board of directors of the reorganized IWO Holdings following the consummation of the Plan. Holders of secured claims and general unsecured creditors (other than holders of senior notes) will receive the full value of their claims and will be unimpaired. All existing equity interests in IWO Holdings will be canceled and the holders of such interests will not receive a distribution. The Plan also contemplates that
IWO Holdings will enter into amendments to its affiliation agreements with
Sprint PCS and that IWO Holdings will have new management following consummation of the Plan.

         The Company does not have the resources to pay its existing senior debt and its senior notes. By eliminating and restructuring that indebtedness, the financial restructuring represented by the Plan will both improve the Company's financial condition and overall creditworthiness, thereby enhancing the
Company's ability to maintain its position in the market.

         The Company is seeking your vote on the Plan prior to the commencement of its chapter 11 case. By using this "prepackaged chapter 11 reorganization"
method, the Company anticipates that its day-to-day business operations will not be impacted, its chapter 11 case will be significantly shortened, and the administration of the case will be simplified and less costly. Please review the attached Disclosure Statement carefully for details about voting, recoveries, the Company and its financial performance, and other relevant matters. The
Company has established the following Record Date (for determining who is entitled to vote on the Plan) and deadline for its Voting Agent to receive votes:

RECORD DATE:                       November 24, 2004

DEADLINE FOR THE COMPANY'S
VOTING AGENT TO RECEIVE VOTES:     December 29, 2004, 5:00 p.m., Eastern Time

                                                 Sincerely,

                                                 /s/ James J. Loughlin, Jr.
                                                 ----------------------------
                                                 James J. Loughlin, Jr.
                                                 Chief Restructuring Officer

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A PLAN
OF REORGANIZATION BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE. BECAUSE CHAPTER 11 CASES HAVE NOT YET BEEN
COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY
COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(A)
OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES,
IWO HOLDINGS, INC. AND ITS DEBTOR SUBSIDIARIES EXPECT TO PROMPTLY SEEK ORDERS OF
THE BANKRUPTCY COURT (I) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING
ADEQUATE INFORMATION AND THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH
SECTION 1126(B) OF THE BANKRUPTCY CODE, AND (II) CONFIRMING THEIR JOINT PLAN OF
REORGANIZATION.

                  DISCLOSURE STATEMENT, DATED DECEMBER 1, 2004

                          SOLICITATION OF VOTES ON THE
                   PREPACKAGED JOINT PLAN OF REORGANIZATION OF

                               IWO HOLDINGS, INC.

 AND ITS WHOLLY OWNED DIRECT AND INDIRECT SUBSIDIARIES, INDEPENDENT WIRELESS ONE
       CORPORATION AND INDEPENDENT WIRELESS ONE LEASED REALTY CORPORATION

                         FROM THE HOLDERS OF OUTSTANDING

                            14% SENIOR NOTES DUE 2011

--------------------------------------------------------------------------------
THE VOTING DEADLINE TO ACCEPT OR REJECT THE JOINT PLAN OF REORGANIZATION IS 5:00
P.M., EASTERN TIME, ON DECEMBER 29, 2004, UNLESS EXTENDED BY IWO HOLDINGS, INC.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RECOMMENDATION BY IWO HOLDINGS, INC.
The Boards of Directors of IWO Holdings, Inc. and each of its wholly owned direct and indirect subsidiaries have unanimously approved the solicitation, the
Joint Plan of Reorganization, and the transactions contemplated thereby, and recommend that all creditors whose votes are being solicited submit ballots to accept the Joint Plan of Reorganization.
--------------------------------------------------------------------------------

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT
AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT
WITH THEIR OWN ADVISORS.

THIS OFFER OF NEW IWO HOLDINGS COMMON STOCK IN EXCHANGE FOR CERTAIN EXISTING
CLAIMS AGAINST IWO HOLDINGS, INC. HAS NOT BEEN REGISTERED UNDER THE SECURITIES
ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR SIMILAR STATE SECURITIES OR
"BLUE SKY" LAWS. THE ISSUANCE OF SUCH SECURITY UNDER THE PLAN OF REORGANIZATION
IS BEING DONE PURSUANT TO THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY
CODE. THIS SOLICITATION IS BEING MADE ONLY TO THOSE CREDITORS WHO ARE ACCREDITED
INVESTORS AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT.

THE NEW IWO HOLDINGS COMMON STOCK TO BE ISSUED ON THE CONSUMMATION DATE HAS NOT
BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY
STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY
AUTHORITY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SUCH
AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED
IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE JOINT PLAN OF
REORGANIZATION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED
FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON
ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL
BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN
THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE
CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED
HEREIN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE
HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE JOINT PLAN OF REORGANIZATION
GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE
STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR
PURPOSES OF VOTING TO ACCEPT OR REJECT THE JOINT PLAN OF REORGANIZATION OR
OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY
ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF
THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

                                       ii

                                 INTRODUCTION

                            IMPORTANT -- PLEASE READ

                  IWO Holdings, Inc. ("IWO Holdings") and its subsidiaries,
Independent Wireless One Corporation ("IWO Corp.") and Independent Wireless One
Leased Realty Corporation ("IWO Realty" and, collectively, with IWO Holdings and
IWO Corp., "IWO" or the "Debtors"), are soliciting acceptances of the
"prepackaged" chapter 11 joint plan of reorganization (the "Plan of
Reorganization") attached as Exhibit 1 to this Disclosure Statement. This solicitation is being conducted at this time in order to obtain sufficient votes to enable the Plan of Reorganization to be confirmed by the Bankruptcy Court.
Capitalized terms used in this Disclosure Statement but not defined herein have the meanings ascribed to such terms in the Plan of Reorganization.

                  WHO IS ENTITLED TO VOTE: The holders of Senior Note Claims are entitled to vote on the Plan of Reorganization. The holders of Old Common Stock
Interests are deemed to reject the Plan of Reorganization and are not entitled to vote to accept or reject the Plan of Reorganization. Holders of (i) Secured
Credit Agreement Claims, (ii) General Unsecured Claims, (iii) Other Secured
Claims and (iv) Priority Non-Tax Claims are deemed to accept the Plan of
Reorganization and are not entitled to vote to accept or reject the Plan of
Reorganization. The solicitation to holders of Senior Note Claims is being made only to those creditors who are accredited investors as defined in Regulation D under the Securities Act.

                  The Debtors are commencing this solicitation after extensive discussions with the steering committee (the "Steering Committee of Lenders") of
IWO's Senior Lenders (the "Lenders") and the Ad Hoc Committee of Senior
Noteholders (the "Senior Noteholder Committee"), which represents the holders of a majority of the Senior Note Claims. JPMorgan Chase Bank, the Administrative
Agent of the Lenders (the "Agent"), is represented by Wachtell, Lipton, Rosen &
Katz, as legal advisors, and FTI Consulting, Inc., as financial advisors. The
Senior Noteholder Committee is represented by Paul, Weiss, Rifkind, Wharton &
Garrison LLP, as legal advisors, and Chanin Capital Partners, as financial advisors. IWO has entered into the Lock Up Agreement, dated as of November 29,
2004 (the "Lock Up Agreement"), with the members of the Senior Noteholder
Committee who collectively beneficially own approximately 68% of the outstanding
Senior Notes. Pursuant to the terms and conditions of the Lock Up Agreement, and subject to the approval of the Disclosure Statement by the Bankruptcy Court,
each of the holders of Senior Notes party thereto has agreed to vote to accept the Plan of Reorganization. The Lock Up Agreement is attached as Exhibit 2 to this Disclosure Statement.

                  The Debtors' legal advisors are Weil, Gotshal & Manges LLP and their financial advisors are Evercore Restructuring, L.P. They can be contacted at:

         Weil, Gotshal & Manges LLP            Evercore Restructuring, L.P.
         767 Fifth Avenue                      55 East 52nd Street, 43rd Floor
         New York, NY  10153                   New York, NY  10055
         (212) 310-8000                        (212) 857-3100
         Attn: Jeffrey L. Tanenbaum, Esq.      Attn: Craig T. Moore
                                                     Eugene Lee

                                      iii

                  The following table summarizes the treatment for creditors and stockholders under the Plan of Reorganization. For a complete explanation, please refer to the discussion in Section IV below, entitled "THE PLAN OF
REORGANIZATION", and to the Plan of Reorganization itself.

----------- -------------------------------------------- ----------------------------------- ----------------
                                                                                                ESTIMATED
  CLASS                     DESCRIPTION                              TREATMENT                  RECOVERY
----------- -------------------------------------------- ----------------------------------- ----------------

----------- -------------------------------------------- ----------------------------------- ----------------
    1       Priority Non-Tax Claims                      Unimpaired                               100%

----------- -------------------------------------------- ----------------------------------- ----------------
    2       Secured Credit Agreement Claims              Unimpaired                               100%

----------- -------------------------------------------- ----------------------------------- ----------------
    3       Other Secured Claims                         Unimpaired                               100%

----------- -------------------------------------------- ----------------------------------- ----------------
    4       Senior Note Claims                           Impaired                                  47%(1)

----------- -------------------------------------------- ----------------------------------- ----------------
    5       General Unsecured Claims                     Unimpaired                               100%

----------- -------------------------------------------- ----------------------------------- ----------------
    6       Old Common Stock Interests                   Impaired                                 NONE

----------- -------------------------------------------- ----------------------------------- ----------------

                  In connection with the Plan of Reorganization, IWO Escrow
Company, a newly-formed Delaware corporation which will be merged with and into
IWO Holdings upon consummation of the Plan of Reorganization, will be issuing
$225 million in aggregate proceeds of new notes in two series, the proceeds of which will be used to pay in full in cash the Secured Credit Agreement Claims.
Upon consummation of the Plan of Reorganization, the Senior Note Claims will be exchanged for 100% of the New Common Stock of Reorganized IWO Holdings, subject to dilution by any equity of Reorganized IWO Holdings that may be issued in connection with the New Notes Offering or pursuant to a management equity incentive plan which may be adopted by the board of directors of Reorganized IWO
Holdings following the Consummation Date, which will be substantially in the form to be annexed to the Plan of Reorganization Supplement (such incentive plan is referred to as the "Management Incentive Plan"). General Unsecured Claims
will be unimpaired and the existing Common Stock of IWO

--------
(1) Estimated recovery is based upon an $85 million assumed equity reorganization value for the Debtors and Senior Note Claims comprised of $181.5 million of principal and accrued and unpaid interest as of December 31, 2004, and does not reflect any equity that may be issued in connection with the New
Notes Offering or pursuant to the Management Incentive Plan.

                                       iv

Holdings will be cancelled. See Section IV hereof, entitled "THE PLAN OF
REORGANIZATION", for a more detailed discussion of the Plan of Reorganization.

                  For detailed historical and projected financial information and financial estimates, see Section V below, entitled "PROJECTIONS AND
VALUATION ANALYSIS." ADDITIONAL FINANCIAL INFORMATION IS CONTAINED IN IWO
HOLDINGS' MOST RECENT ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED
DECEMBER 31, 2003 AND QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED
SEPTEMBER 30, 2004 ATTACHED AS EXHIBITS 3 AND 4, RESPECTIVELY, TO THIS
DISCLOSURE STATEMENT.

SUMMARY OF VOTING PROCEDURES

                  To be counted your vote (or the Master Ballot cast on your behalf) must be received, pursuant to the following instructions, by IWO's
Voting Agent at the following address, before the Voting Deadline of 5:00 p.m.
(Eastern Time) on December 29, 2004:

                           FINANCIAL BALLOTING GROUP LLC
                           757 THIRD AVENUE, 3RD FLOOR
                           NEW YORK, NEW YORK  10017
                           ATTN:  IWO BALLOT TABULATION

                           TEL.: (646) 282-1800

                  IF YOU ARE, AS OF THE NOVEMBER 24, 2004 RECORD DATE, THE OWNER
OF SENIOR NOTE CLAIMS (CLASS 4):

                  Please complete the information requested on the Ballot, sign, date and indicate your vote on the Ballot, and return your completed Ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

                  IF THE RETURN ENVELOPE PROVIDED WITH YOUR BALLOT WAS ADDRESSED
TO YOUR BANK OR BROKERAGE FIRM, PLEASE ALLOW SUFFICIENT TIME FOR THAT FIRM TO
PROCESS YOUR VOTE ON A "MASTER BALLOT" BEFORE THE VOTING DEADLINE (5:00 P.M.,
EASTERN TIME, DECEMBER 29, 2004).

                  IF YOU ARE ENTITLED TO VOTE AND YOU HAVE RETURNED YOUR BALLOT
BUT FAILED TO INDICATE ON THE BALLOT WHETHER YOU ACCEPT OR REJECT THE PLAN OF
REORGANIZATION, SUCH BALLOT WILL NOT BE COUNTED.

                  THE MEMBERS OF THE SENIOR NOTEHOLDER COMMITTEE INTEND TO VOTE
IN FAVOR OF THE PLAN OF REORGANIZATION.

                                      * * *

                  For detailed voting instructions, see Section VII below,
entitled "VOTING PROCEDURES AND REQUIREMENTS", and the instructions on your
Ballot.

                                       v

                 [THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

                                       vi

II.      KEY EVENTS LEADING TO THE SOLICITATION AND DECISION TO COMMENCE A VOLUNTARY CHAPTER 11

         D.       POSSIBLE CONVERSION OF INDEPENDENT WIRELESS ONE CORPORATION INTO A LIMITED LIABILITY

         C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN OF
                  REORGANIZATION.......................................................................19

         D.       SECURITIES TO BE ISSUED PURSUANT TO THE PLAN OF REORGANIZATION.......................25

                                      vii

                                  (CONTINUED)

                                                                                                     PAGE
                                                                                                     ----

         B.       FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN OF

                                      viii

         C.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

                                       ix

                                   (CONTINUED)

                        EXHIBITS TO DISCLOSURE STATEMENT

Exhibit 1   Plan of Reorganization
Exhibit 2   Noteholder Lock Up Agreement
Exhibit 3   Annual Report on Form 10-K for the Fiscal Year Ended
            December 31, 2003
Exhibit 4   Quarterly Report on Form 10-Q for the Period Ended
            September 30, 2004
Exhibit 5   Risk Factors Section of Offering Memorandum

                                       x

                                       I.

                           DESCRIPTION OF THE BUSINESS

A.       GENERAL

                  IWO is a PCS affiliate of Sprint PCS, the personal
communications services division of Sprint Corporation. IWO has the exclusive right to provide mobile digital wireless personal communications services, or
PCS, under the Sprint(R) and Sprint PCS(R) brand names at the 1900 MHz frequency band in a territory that includes A total population, or "POPs," of approximately 6.3 million as of September 30, 2004. IWO's territory covers upstate New York, including the markets of Albany, Syracuse and Ithaca, New
Hampshire, other than the Nashua market, Vermont and portions of Massachusetts and Pennsylvania. As such, IWO's territory is adjacent to the Sprint PCS markets in New York, Boston, Buffalo, Rochester and Hartford. As a PCS affiliate of
Sprint, IWO offers national and local calling plans designed by Sprint PCS. IWO markets Sprint PCS products and services through a number of distribution outlets located in IWO's territory, comprised of IWO's retail stores, major national distributors including Radio Shack and Best Buy, and IWO's local third-party distributors. At September 30, 2004, IWO's network covered approximately 4.8 million people in IWO's territory, which is referred to as
"covered POPs," and IWO had approximately 231,000 subscribers.

                  IWO owns and is responsible for building, operating and
managing the portion of the Sprint PCS nationwide network located in its territory. Sprint PCS, along with the PCS affiliates of Sprint, operates the largest 100% digital, nationwide PCS wireless network in the United States.
IWO's portion of the Sprint PCS network is designed to provide a seamless connection with the rest of the nationwide wireless network of Sprint PCS. Like
Sprint PCS, IWO utilizes code division multiple access, or CDMA, technology across IWO's network.

B.       THE DEBTORS' RELATIONSHIP WITH SPRINT PCS

                  The Debtors are parties to long-term agreements with Sprint
PCS and are dependent on Sprint PCS for services to their subscribers, such as billing, customer care, cash collections and maintenance of their subscriber accounts receivable balances. The Debtors rely on Sprint PCS's system of internal controls to capture information such as subscriber minutes of use, long distance, national sales commissions, the time that their subscribers used the network outside the Debtors' service area, and the time that Sprint PCS and other affiliate subscribers use the network within the Debtors' service area.

                  Among the agreements between Sprint PCS and IWO are (1) the
Sprint PCS Management Agreement dated February 9, 1999, (2) the Sprint PCS
Services Agreement dated February 9, 1999, (3) the Sprint Trademark and Service
Mark License Agreement dated February 9, 1999 and (4) the Sprint Spectrum
Trademark and Service Mark License Agreement dated February 9, 1999
(collectively, the "Sprint Agreements").

                                       1

                  IWO is dependent on Sprint PCS for a significant portion of its financial information as a result of its contractual relationship with
Sprint PCS as a service bureau provider for billing, cash collections and other back office functions, such as customer service. IWO also purchases certain goods and services through Sprint PCS, such as handsets, network maintenance and access to national retail chain sales channels in its markets, where Sprint PCS has negotiated contracts and allows IWO to operate under those contractual arrangements.

                  As described in subsection II.C below, entitled "Modification to Sprint Agreements," IWO and Sprint PCS have entered into a letter of intent which provides for the settlement of certain disputes between Sprint PCS and IWO and amendments to the Sprint Agreements (the "Sprint Amendments"). The Sprint
Amendments will, among other things, implement a simplified pricing plan for certain services that Sprint PCS provides to IWO through 2006 and increase the reciprocal contractual roaming rate IWO receives for providing network services to other Sprint PCS and Sprint PCS affiliate subscribers while traveling in
IWO's territory and that IWO pays to Sprint PCS when its subscribers roam onto other networks of Sprint PCS and Sprint PCS affiliates. The Sprint Amendments will be effective on the Consummation Date with the economic terms applied retroactively to November 1, 2004.

C.       SELECTED FINANCIAL INFORMATION

                  For the twelve months ended September 30, 2004, IWO generated approximately $184.0 million in total revenue and approximately $(14.2) million in Adjusted Operating Loss (adding back fees and expenses related to the restructuring). For the three months ended September 30, 2004, IWO generated approximately $49.5 million in total revenue and $2.8 million in Adjusted
Operating Income (adding back fees and expenses related to the restructuring).
IWO estimates that if the Sprint Amendments had been effective as of January 1,
2003, IWO's Adjusted Operating Income would have increased by approximately $1.5 million for the year ended December 31, 2003 and $1.3 and $3.2 million, respectively, for the three- and twelve-month periods ended September 30, 2004.

                  The adjustments to calculate the impact of the Sprint
Amendments were made based upon IWO management's interpretation of the fee simplification agreement Sprint PCS entered into with iPCS, Inc. ("iPCS") and discussions with iPCS's accounting personnel that may or may not be correct and may or may not be consistent with the actual terms and conditions of the Sprint
Amendments. In addition, in calculating the impact of the Sprint Amendments, (i)
IWO management assumed fee simplification rates for CCPU and CPGA (as such terms are defined in subsection II.C.1. below, entitled "Modification to Sprint
Agreements - Sprint Amendments") to be $7.25 and $23.00, respectively, and the reciprocal roaming rate to be $0.058 per minute, (ii) certain costs relating to network switch maintenance fees and certain handset expenses (such as carrying costs, obsolescence charges and processing fees) were excluded from or only partially included in the calculations because certain information was not available or could not be quantified, (iii) the historical results of operation contain no adjustments for any historical costs incurred, that may be included in the Sprint Amendments but were not included in

                                       2

the fee simplification agreement Sprint PCS entered into with iPCS, (iv)
assumptions were made in IWO's historical data that reflect changes in Sprint's service bureau rate based upon recent trending that may or may not be reliable,
(v) assumptions were made relative to the timing of the accounting for Sprint out-of-period settlements that may or may not be consistent with how these transactions would have been received in the actual period in which they were incurred and (vi) IWO's financial statements were not adjusted for internal costs associated with in-house activations that were performed by US Unwired but are included in the $23.00 per gross add fees under the proposed Sprint
Amendments.

D.       COMPETITION

                  IWO faces significant competition in its service area from a number of competitors. There are four other national mobile telephony operators that offer service in at least some portion of IWO's service area - Verizon
Wireless, Cingular, Nextel and T-Mobile. In addition, there are many local and regional carriers that offer PCS and cellular services in IWO's service area.
According to the FCC's Ninth Annual Commercial Mobile Services Competition
("CDMR") Report, released September 28, 2004, ". . . 276 million people, or 97 percent of the total U.S. population, live in counties with access to three or more different operators (cellular, broadband PCS and/or digital SMR providers)
offering mobile telephone service."

                  This competition has resulted in higher subscriber turnover as wireless users move between carriers with more frequency than experienced in prior years. In order to attract new subscribers, IWO has offered steeper discounts on handsets and more generous service plans that include more minutes and/or more anytime minutes and other ancillary enhancements, such as free long distance. Based upon increased competition, IWO anticipates that market prices for two-way wireless services will continue to decline in the future. IWO competes to attract and retain subscribers principally on the basis of services and features, the size and location of its service areas, network coverage and reliability, customer care and pricing. IWO's ability to compete successfully depends, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, the impact of wireless local number portability, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

E.       OWNERSHIP OF DEBTORS; MANAGEMENT AGREEMENT

         1.       Acquisition by US Unwired

                  In April 2002, US Unwired Inc. ("US Unwired") acquired IWO
Holdings, which resulted in the Debtors becoming wholly-owned subsidiaries of US
Unwired. US Unwired is a Sprint PCS affiliate and provides PCS services and related products to customers in the southeastern United States as part of
Sprint PCS's network. US Unwired's service area, prior to acquiring IWO, consisted of 11.3 million residents in Louisiana, Texas, Florida, Arkansas,
Mississippi, Georgia and Alabama.

                                       3

2.       Management Agreement

                  Effective April 1, 2004, IWO and US Unwired formalized the existing management arrangement with the execution of a management agreement
(the "Management Agreement") engaging US Unwired to oversee, manage and supervise the development and operation of IWO. Under its terms, the Management
Agreement terminates on December 31, 2005, subject to IWO's right to extend the term of the agreement for an additional year; however, either party may terminate the Management Agreement at any time upon thirty (30) days notice, subject to a transition period of up to one hundred twenty (120) days.

                  The services US Unwired has agreed to provide to IWO under the
Management Agreement include:

         o        marketing of mobile wireless services (and, to the extent
                  determined by IWO's board of directors, other communications services);

         o        management, tax compliance, accounting and financial reporting services;

         o        retaining outside auditors for annual audits, and preparing and filing all financial and other reporting required by the
                  SEC;

         o        regulatory processing, including the preparation and filing of all appropriate regulatory filings, certificates, tariffs and reports that are required by, and participation in any
                  hearings or other proceedings before, local, state and federal governmental regulatory bodies;

         o        the engineering, design, planning, construction and
                  installation, maintenance and repair (both emergency and
                  routine) and operation of equipment;

         o        assistance with the development and preparation of budgets, a business plan and personnel requirements, key performance
                  standards, goals and indicators for IWO's business;

         o        services relating to sales of IWO products and services,
                  including processing orders for service and customer support, except to the extent services are provided by Sprint PCS;

         o        administering, enforcing and performing all of IWO's
                  agreements related to Sprint PCS and the Sprint PCS Network, including its management agreement with Sprint PCS, the Sprint
                  PCS Services Agreement and any trademark and license
                  agreements;

         o        negotiating contracts, issuing purchase orders and otherwise entering into agreements on IWO's behalf for the purchase, lease, license or use of such

                                       4

                  properties, services and rights as may be necessary or
                  desirable in the judgment of US Unwired for IWO's operations;

         o        supervising, recruiting and training all necessary personnel to be employed by IWO, and determining salaries, wages and benefits for IWO employees;

         o        administering IWO's employee benefit programs and programs for compliance with applicable laws governing the administration and operation of such plans and programs;

         o        administering IWO risk management programs, including
                  negotiating the terms of property and casualty insurance and preparing a comprehensive disaster recovery program; and

         o        working with IWO's Chief Restructuring Officer in connection with the Reorganization.

                  Under the terms of the Management Agreement, IWO has agreed to reimburse US Unwired for all reasonable out-of-pocket expenses related to the
Management Agreement. In addition, IWO has agreed to pay US Unwired an annual management fee of $6.5 million, which may be increased if IWO meets certain performance targets. IWO has also agreed to pay US Unwired a monthly restructuring premium of $100,000 for each month until December 31, 2004 and, after such date, a monthly restructuring premium of $75,000. Upon completion of the Reorganization, IWO will no longer be required to pay this monthly premium to US Unwired.

                  Upon consummation of the Reorganization, subject to the terms of the Management Agreement, IWO has also agreed to pay US Unwired a restructuring bonus in the amount of $1 million, subject to certain adjustments related to the previous payment of the restructuring premium described above, and a transaction fee equal to 50 basis points of the amount of the net proceeds of any new financing applied towards the repayment of the Secured Credit
Agreement. In addition, subject to the terms of the Management Agreement, IWO has agreed to pay US Unwired a termination fee in the amount of $2.5 million.

                  The Management Agreement, unless previously terminated, will be terminated upon consummation of the Reorganization, and the current directors of IWO and the management team currently provided by US Unwired will be replaced with new directors and a new management team. Upon termination of the Management
Agreement, for a period of four months, US Unwired has agreed to cooperate with
IWO in order to transition to a new service provider or to newly hired personnel.

         3.       Tax Sharing Agreement

                  US Unwired is the parent of a U.S. federal consolidated group that includes IWO. US Unwired and IWO file a consolidated U.S. federal income tax return. Under the U.S. federal consolidated return rules, IWO generally does not directly pay U.S. federal

                                       5

income taxes. Instead, US Unwired remits any tax due with respect to the consolidated group. To equitably allocate the consolidated federal income tax liabilities of the consolidated group and any similar state and local tax liabilities between IWO and the remainder of the US Unwired group, and to address certain procedural tax matters, IWO and US Unwired intend to enter into a tax sharing agreement as of the Consummation Date.

F.        EXISTING COMMON STOCK CANCELLED; NEW COMMON STOCK WILL NOT BE LISTED

                  Pursuant to the Plan of Reorganization, IWO Holdings' common stock will be cancelled and the New Common Stock will not be listed on any nationally recognized market or exchange. Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such securities in the future or as to the price at which any sale may occur.

                  ADDITIONAL INFORMATION CONCERNING IWO AND ITS SUBSIDIARIES'
FINANCIAL CONDITION AND RESULTS OF OPERATIONS IS SET FORTH IN IWO HOLDINGS'
ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 AND IWO
HOLDINGS' QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2004,
COPIES OF WHICH ARE ANNEXED AS EXHIBITS 3 AND 4, RESPECTIVELY, TO THIS
DISCLOSURE STATEMENT.

                                      II.

             KEY EVENTS LEADING TO THE SOLICITATION AND DECISION TO
             COMMENCE A VOLUNTARY CHAPTER 11 REORGANIZATION CASE

A.       DEBTORS' PRE-PETITION DEBT OBLIGATIONS

         1.       IWO Senior Secured Indebtedness

                  IWO's senior secured indebtedness is governed by the terms of the Secured Credit Agreement dated December 20, 1999, among IWO Corp., the
Lenders, the Agent and the other parties thereto (the "Secured Credit
Agreement"). The Secured Credit Agreement is collateralized by substantially all of the tangible and intangible assets of IWO, including a pledge of all of the issued and outstanding shares of capital stock of IWO Corp., and repayment is guaranteed by IWO Holdings. The Secured Credit Agreement provides for a revolving credit and term loan facility, which have been in default since March
2003. Specifically, IWO has not been in compliance with the restrictive covenants under the Secured Credit Agreement and, from June 2003 through June
2004, IWO failed to make $13.9 million in interest payments (excluding default interest) on its Secured Credit Agreement. On July 1, 2004, IWO made a payment of $14.7 million in satisfaction of all delinquent interest amounts due on the
Secured Credit Agreement through June 30, 2004 and continues to be current in such interest payments. However, since March 31, 2004, IWO has failed to make
$8.8 million in principal payments under the Secured Credit Agreement and continues not to be in compliance with its restrictive covenants. As a result of the failure to make scheduled principal payments and the covenant violations,
IWO continues to be in default of the Secured Credit

                                       6

Agreement. Borrowings under the Secured Credit Agreement totaled $215.0 million at November 30, 2004, and there are letters of credit in the aggregate amount of
$1,611,100 (the "Letters of Credit") issued and outstanding under the Secured
Credit Agreement.

         2.       IWO Senior Notes

                  In February 2001, IWO Holdings issued $160 million of 14%
Senior Notes ("Senior Notes") due January 15, 2011. Pursuant to the Indenture
dated February 2, 2001 relating to the Senior Notes, interest on the Senior
Notes is payable semi-annually on January 15 and July 15 of each year. IWO Corp.
is the sole guarantor of the Senior Notes. A portion of the original proceeds of the Senior Notes offering was set aside as restricted cash and used to make the first six scheduled semi-annual interest payments on the Senior Notes through
January 2004. However, on July 15, 2004, IWO Holdings failed to make a scheduled interest payment of $11.2 million on the Senior Notes. In contemplation of IWO's failure to make such interest payment, IWO entered into an agreement with the
Senior Noteholder Committee on June 22, 2004 (the "Forbearance Agreement"),
pursuant to which certain members of the Senior Noteholder Committee agreed, under certain circumstances, to not take any action to enforce their rights, including accelerating the principal amount of the Senior Notes resulting from
IWO's failure to make the July 15, 2004 interest payment. The Forbearance
Agreement has been amended from time to time to extend the term of such agreement.

B.       EVENTS PRECIPITATING NEGOTIATIONS WITH CREDITORS

                  Due to IWO's lower than projected revenues, the highly
competitive nature of the personal communication service industry and significant capital expenditure requirements, it became readily apparent to IWO that a major deleveraging of IWO's balance sheet was required in order for IWO to compete successfully on a going forward basis. In early 2003, in connection with IWO's default under its Secured Credit Agreement, IWO commenced negotiations with the Steering Committee of Lenders regarding a restructuring of
IWO's obligations under the Secured Credit Agreement and IWO's other indebtedness. Facing the prospect of a default on its July 15, 2004 interest payment on the Senior Notes, IWO also initiated discussions with the Senior
Noteholder Committee regarding the terms of a restructuring. To aid IWO in its restructuring efforts, IWO retained James J. Loughlin, Jr. as IWO's Chief
Restructuring Officer in March 2004 to facilitate and finalize IWO's negotiations with its creditors and Sprint PCS.

                  In June 2004, IWO entered into the Forbearance Agreement with certain members of the Senior Noteholder Committee. In connection with the execution of the Forbearance Agreement, the Debtors received from the Senior
Noteholder Committee's legal counsel a written proposal for the restructuring of
IWO involving (i) the issuance by IWO of one or more series of new notes, the proceeds of which would be used to pay in full all outstanding principal and accrued interest under the Secured Credit Agreement, (ii) the conversion of the
Senior Notes into 100% of the equity of Reorganized IWO Holdings, and (iii) the key terms of a proposed amendment to IWO's affiliation agreements with Sprint
PCS, including resolution of IWO's disputes with Sprint PCS and its build-out requirements. Such proposal became the framework for a comprehensive restructuring of

                                       7

IWO's obligations, which has led to the Plan of Reorganization that is the subject of this Disclosure Statement.

                  In November 2004, after extensive negotiations with the Senior
Noteholder Committee, the Steering Committee of Lenders and Sprint PCS, the
Debtors reached agreement in principle with those groups to restructure and substantially reduce the Debtors' outstanding indebtedness. The parties agreed that the relief accorded by chapter 11 will help maintain the confidence of the
Debtors' creditors and enable the Debtors to take the necessary actions to protect and enhance their business and the value that will inure to creditors.
To this end, the Debtors, the Senior Noteholder Committee and the Steering
Committee of Lenders have agreed that a "prepackaged" chapter 11 would be the best vehicle to implement the proposed restructuring, and thereafter negotiated the terms of the Plan of Reorganization.

                  In connection with the negotiation of the Plan of
Reorganization, the Debtors entered into the Lock Up Agreement with members of the Senior Noteholder Committee. Pursuant to the terms and conditions of the
Lock Up Agreement, the holders of 68% of the Senior Notes have agreed to vote to accept the Plan of Reorganization subject to the terms thereof.

                  If sufficient votes are received in number and amount to
enable a bankruptcy court to confirm the Plan of Reorganization, the Debtors intend to file voluntary petitions for reorganization and to seek, as promptly as practicable thereafter, confirmation of the Plan of Reorganization.

C.       MODIFICATION TO SPRINT AGREEMENTS

                  A key component of the restructuring of IWO's debt obligations is the modification of its agreements with Sprint PCS, including the simplification and reduction of billing and pricing features, relief from certain burdensome and unfeasible build-out obligations, an increase in the reciprocal roaming rate and the settlement of outstanding monetary disputes. In that regard, IWO and Sprint PCS have reached an agreement in principle (the
"Sprint Settlement") that would settle all disputes between the parties as of
October 31, 2004 and provide for a modification of their contractual relationship. IWO and Sprint PCS have entered into a letter of intent that provides for the principal terms and conditions of the Sprint Settlement and the
Sprint Amendments. The Sprint Amendments will be effective on the Consummation
Date with the economic terms applied retroactively to November 1, 2004. The
Sprint Settlement provides that IWO will assume the Sprint Agreements, as amended by the Sprint Amendments, in its Plan of Reorganization. As of the date of this Disclosure Statement, the Sprint Amendments have not been executed. It is a condition precedent to the consummation of the Plan of Reorganization that the Sprint Amendments be executed and delivered by the parties thereto. See
Section IV.I below, entitled "The Plan of Reorganization - Conditions Precedent to Consummation Date."

                                       8

         1.       Sprint Amendments

                  The Sprint Amendments will provide IWO with, among other
things, a reduced fixed fee for back office and other services that IWO is required to purchase from Sprint PCS and an increased reciprocal roaming rate.
Had the Sprint Amendments been in effect as of January 1, 2003, IWO estimates that the Sprint Amendments collectively would have increased Adjusted Operating
Income for the twelve months ended December 31, 2003 by approximately $1.5 million compared to IWO's historical results of operations. See Section I.C above, entitled "Description of the Business - Selected Financial Information."
In addition, IWO believes that the Sprint Amendments will simplify the way it conducts business with Sprint PCS and provide greater clarity and predictability to revenues and expenses allowing IWO to continue to focus on sustaining the growth of IWO's business and improving profitability.

                  The Sprint Amendments will combine a number of the services that IWO is required to purchase from Sprint PCS into two groups, "cash cost per user" or "CCPU" services and "cost per gross addition" or "CPGA" services. CCPU services include billing, customer care, operator services and similar back office services. CPGA services include subscriber activation, credit verification and handset logistics. Upon effectiveness of the Sprint Amendments,
(i) the fee for CCPU services per subscriber per month will be $7.25 retroactive to November 1, 2004 through the end of 2004, $7.00 for 2005 and $6.75 for 2006, and (ii) retroactive to November 1, 2004, the fee for CPGA services per month will be an amount equal to the gross customer additions in IWO's service area multiplied by the lesser of (a) $23.00 or (b) the quotient of (1) the amount that Sprint PCS billed IWO from January 1, 2004 through September 30, 2004 for
IWO's activation-related costs, divided by (2) the gross customer additions in
IWO's service area on which the amount billed in clause (1) is based. Beginning in January 2007, the fees for CCPU services and CPGA services will be adjusted based on a methodology set forth in the Sprint Amendments.

                  The Sprint Amendments will also establish a fixed reciprocal roaming rate, which rate will be retroactive to November 1, 2004 and continue through December 31, 2006, of $0.058 per minute for voice and 2G data minutes, and $0.0020 per kilobyte for 3G data, in each case, for all subscribers of
Sprint PCS service that travel into and out of the IWO coverage areas as of the date of the Sprint Amendments. These new fixed reciprocal rates are higher than the rates Sprint PCS has established for 2004 for its PCS affiliates that have not amended their affiliate agreements with Sprint PCS. Beginning in January
2007, the Sprint PCS reciprocal roaming rate for voice and 2G and 3G data will change to rates equal to 90% of Sprint's effective retail yields for voice and data, respectively.

                  The Sprint Amendments will also modify IWO's network build-out requirements for certain locations in Vermont, New Hampshire and New York that were determined to be uneconomical to deploy. This modification reduces the number of additional cell sites that IWO is required to deploy from 174 to approximately 103 and lowers IWO's projected capital expenditures to build-out and service these areas by approximately $19 million.

                                       9

                  The Sprint Amendments, subject to certain exceptions and
minimum pricing, require IWO to participate in certain new resale programs;
however, the Sprint Amendments will provide IWO with protective rights to decline to implement certain future program requirement changes that Sprint PCS proposes that would adversely affect IWO's business. The Sprint Amendments will also grant IWO, through December 2006, the right to amend IWO's affiliation agreements with Sprint PCS to obtain the most favorable terms provided under affiliation agreements with any other Sprint PCS affiliate of similar size so long as IWO agrees to accept all of the terms and conditions set forth in any such other agreement. IWO will also have a right of first refusal to build out new coverage within IWO's territory. If IWO does not exercise this right, then
Sprint PCS may build-out the new coverage, or may allow a third party to do so.

         2.       Resolution of Disputed Charges

                  In addition to providing for the Sprint Amendments, the Sprint
Settlement provides for the resolution of all previously disputed charges between IWO and Sprint PCS. Under the Sprint Settlement, IWO has agreed to pay
Sprint PCS $6 million relating to the resolution of approximately $16 million of such charges with Sprint PCS to resolve all disputes through October 31, 2004.
The Sprint Settlement further provides for mutual releases between the parties thereto.

                  The Debtors believe the Sprint Settlement is in the best
interest of the Debtors, their estates, creditors and other parties in interest.
Settlement of the disputed charges, together with the Sprint Amendments, allows the Debtors to avoid protracted and expensive litigation, the outcome of which is uncertain. Additionally, the Sprint Settlement and the Sprint Amendments
allow the Debtors to continue their working relationship with Sprint PCS, which is essential to the Debtors' ongoing business operations and reorganization.

                  For a description of IWO's affiliation agreements with Sprint
PCS, see Section I.B hereof, entitled "Description of THE Business" - The
Debtors' Relationship with Sprint PCS."

D.       POSSIBLE CONVERSION OF INDEPENDENT WIRELESS ONE CORPORATION INTO A
         LIMITED LIABILITY COMPANY

                  In connection with the implementation of the Plan of
Reorganization, the Debtors may, in their discretion, convert IWO Corp. from a corporation to a limited liability company. Should the Debtors choose to effectuate any such conversion, the Debtors intend to do so in a manner that would not have material adverse tax consequences to the Debtors.

                                       10

E.       NEW NOTES OFFERING

                  NEITHER THE FOLLOWING INFORMATION NOR ANY OTHER INFORMATION IN
THIS DOCUMENT REGARDING THE NEW NOTES OFFERING CONSTITUTES AN OFFER TO BUY OR A
SOLICITATION OF AN OFFER TO SELL THE NEW NOTES OR ANY OTHER SECURITIES IN
CONNECTION THEREWITH. THE NEW NOTES HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES,
ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION
REQUIREMENTS.

                  In connection with the Reorganization, IWO Escrow Company, a newly formed Delaware corporation, will be offering $150 million in aggregate principal amount of Senior Secured Floating Rate Notes due in seven years (the
"Senior Secured Notes") and $75 million in aggregate proceeds of Senior Discount
Notes due in ten years (the "Senior Discount Notes"). The Senior Secured Notes
and the Senior Discount Notes are referred to, collectively, as the "New Notes", and the offering of the New Notes is referred to as the "New Notes Offering."
The proceeds of the New Notes Offering will be used to repay all outstanding principal and accrued interest under the Secured Credit Agreement.

                  IWO Escrow Company is a special purpose vehicle that is not owned by IWO Holdings and will not be part of the bankruptcy estate of IWO
Holdings. In connection with the consummation of the Plan of Reorganization, IWO
Escrow Company will be merged with and into IWO Holdings, and each series of New
Notes will become the obligation of IWO Holdings and will be guaranteed by each of the subsidiaries of IWO Holdings. If such merger has not been consummated or if IWO Escrow Company elects a special mandatory redemption by a certain date,
IWO Escrow Company will redeem all of the Senior Secured Notes at a price equal to 100% of the aggregate principal amount of the notes, plus accrued interest up to, but not including, such date, and IWO Escrow Company will redeem all of the
Senior Discount Notes at a price equal to 100% of the accreted value to, but not including, such date. Prior to the Petition Date, IWO will pay approximately $6 to $8 million to IWO Escrow Company to fund such interest and increase in accreted value payments.

                  IWO Holdings will pay cash interest on the Senior Secured
Notes quarterly in arrears. Prior to the fifth year after their issuance, interest will accrue on the Senior Discount Notes in the form of an increase in the accreted value of the Senior Discount Notes. Thereafter, cash interest on the Senior Discount Notes will accrue and be payable semiannually in arrears.
The Senior Secured Notes will be the senior secured obligations of IWO Holdings and will be secured by a first priority lien on all of IWO Holdings' and its subsidiaries' tangible and intangible assets (subject to certain exceptions) and
100% of the capital stock of IWO Holdings' domestic subsidiaries. The Senior
Discount Notes will be the senior unsecured obligations of IWO Holdings and will rank equally with all of IWO Holdings' and its subsidiaries' unsubordinated indebtedness. Each series of New

                                       11

Notes will be guaranteed by each of IWO Holdings' subsidiaries. The indentures governing the New Notes will permit IWO Holdings to incur up to $30 million of additional indebtedness in the form of a secured credit facility, which may also be secured at the same priority level by the same assets securing the Senior
Secured Notes.

                  Certain terms and conditions of the New Notes, including the interest rates thereon, have not yet been determined and the principal amount of the New Notes may be increased. In connection with the New Notes Offering, AIG
Global Investment Corp. ("AIG"), Ares Leveraged Investment Fund II, L.P.
("Ares") and Eaton Vance Management ("Eaton Vance") or affiliates thereof or accounts managed thereby, each a holder of Senior Notes, have agreed to purchase, under certain circumstances if such Senior Discount Notes cannot be otherwise sold in the New Notes Offering, up to $60 million of Senior Discount
Notes, subject to certain terms and conditions. Pursuant to such agreement, AIG,
Ares and Eaton Vance will receive an aggregate fee of $1.2 million on the
Consummation Date whether or not they purchase any of the Senior Discount Notes.
If the Senior Discount Notes purchased by AIG, Ares and Eaton Vance pursuant to such commitment exceed a certain dollar amount, all of the Senior Discount Notes will be issued with penny warrants to acquire up to 15% of the equity of
Reorganized IWO Holdings (on a fully diluted basis). If all such warrants are issued, the New Common Stock received by holders of Senior Note Claims under the
Plan of Reorganization would represent approximately 85% of the outstanding New
Common Stock, subject to dilution by any equity that may be issued pursuant to the Management Incentive Plan. Determination of the final terms and conditions of the New Notes, including the issuance of any equity in connection with the
New Notes Offering, will be made prior to the closing of the New Notes Offering.

                  Additional information regarding the New Notes, as well as additional risk factors concerning IWO, will be included in the offering memorandum prepared in connection with the New Notes Offering (the "Offering
Memorandum"), a copy of which will be filed with the Bankruptcy Court and annexed as an exhibit to the Plan of Reorganization Supplement. The risk factors section of the Offering Memorandum is attached as Exhibit 5 to this Disclosure
Statement.

                  IT IS A CONDITION PRECEDENT TO THE CONSUMMATION OF THE PLAN OF
REORGANIZATION THAT THE NEW NOTES OFFERING BE CONSUMMATED. SEE SECTION IV.I.
BELOW, ENTITLED "THE PLAN OF REORGANIZATION -- CONDITIONS PRECEDENT TO
CONSUMMATION DATE."

                                       12

                          Summary of Terms of New Notes

                  The summary below describes the anticipated principal terms of the Senior Secured Notes and the Senior Discount Notes. It does not purport to be a complete description of the terms and conditions of the New Notes, certain terms and conditions of which have not yet been determined.

Issuer.............................   IWO Escrow Company, which is to be merged
                                      with and into IWO Holdings upon
                                      consummation of the Plan of
                                      Reorganization.

Securities.........................   $150 million in aggregate principal amount
                                      of Senior Secured Notes and $75 million in
                                      aggregate proceeds of Senior Discount
                                      Notes, with an aggregate principal amount
                                      at maturity of Senior Discount Notes to be
                                      determined.

Maturity...........................   The Senior Secured Notes are expected to
                                      have a seven-year term and the Senior
                                      Discount Notes are expected to have a
                                      ten-year term.

Interest...........................   The Senior Secured Notes will accrue
                                      interest at a floating rate of interest
                                      based on LIBOR plus a spread and will be
                                      payable quarterly in arrears. No scheduled
                                      principal payments are required prior to
                                      maturity.

                                      The Senior Discount Notes will be issued
                                      at a substantial discount from their
                                      principal amount at maturity. Prior to the
                                      fifth anniversary of their issuance (the
                                      "Cash Interest Date"), interest will
                                      accrue on the Senior Discount Notes in the
                                      form of an increase in the accreted value
                                      of the Senior Discount Notes. Thereafter,
                                      cash interest on the Senior Discount Notes
                                      will accrue and be payable semiannually in
                                      arrears at a fixed rate of interest per
                                      year to be determined. The accreted value
                                      of each Senior Discount Note will increase
                                      from the date of issuance until the Cash
                                      Interest Date at the determined annual
                                      interest rate, compounded semiannually,
                                      reflecting the accrual of non-cash
                                      interest, such that the accreted value of
                                      the Senior Discount Notes will equal the
                                      principal amount at maturity on the Cash
                                      Interest Date.

Guarantees.........................   After the merger of IWO Escrow Company
                                      with and into IWO Holdings, the Senior
                                      Secured Notes will be guaranteed on a
                                      senior secured basis, and the Senior
                                      Discount Notes will be guaranteed on a
                                      senior unsecured basis, by all of IWO
                                      Holdings' existing and future restricted
                                      subsidiaries.

                                       13

Ranking............................   Upon consummation of the Plan of
                                      Reorganization, the Senior Secured Notes
                                      will be secured obligations of IWO
                                      Holdings, Inc., secured by a first
                                      priority lien on all of IWO Holdings' and
                                      its subsidiaries' assets (subject to
                                      certain exceptions), and by a pledge of
                                      the capital stock of the subsidiaries of
                                      IWO Holdings. The indentures governing the
                                      notes are expected to permit IWO Holdings
                                      to incur up to $30 million of additional
                                      indebtedness in the form of a secured
                                      credit facility, which may also be secured
                                      at the same priority level by the same
                                      assets securing the Senior Secured Notes.

                                      Upon consummation of the Plan of
                                      Reorganization, the Senior Discount Notes
                                      will be the unsecured obligations of IWO
                                      Holdings. Accordingly, the senior discount
                                      notes will rank:

                                      o    equally in right of payment with all
                                           of IWO Holdings' unsubordinated
                                           indebtedness;

                                      o    senior in right of payment to all of
                                           IWO Holdings' future subordinated
                                           indebtedness; and

                                      o    effectively junior to all of IWO
                                           Holdings' existing and future secured
                                           indebtedness (including the Senior
                                           Secured Notes) to the extent of the
                                           value of the assets securing such
                                           indebtedness.

                                      Upon consummation of the Reorganization,
                                      IWO Holdings' secured indebtedness is
                                      expected to consist entirely of the New
                                      Notes.

Optional Redemption................   IWO may redeem the New Notes, in whole or
                                      in part, at any time on or after the
                                      second anniversary of their issuance in
                                      the case of the Senior Secured Notes or
                                      the fifth anniversary of their issuance in
                                      the case of the Senior Discount Notes, at
                                      redemption prices to be determined, plus
                                      accrued and unpaid interest.

                                      In addition, on or before the third
                                      anniversary of their issuance, IWO may
                                      redeem up to 35% of the aggregate
                                      principal amount at maturity of each
                                      series of New Notes with the net cash
                                      proceeds from certain equity offerings at
                                      specified redemption prices. IWO may only
                                      make such redemptions if at least 65% of
                                      the aggregate principal amount at maturity
                                      of such series of New Notes initially

                                       14

                                      issued under the indenture remains
                                      outstanding immediately after the
                                      occurrence of such redemption.

Change of Control..................   Upon the occurrence of a change in
                                      control, IWO must offer to repurchase the
                                      New Notes, in the case of the Senior
                                      Secured Notes, at 101% of their principal
                                      value, plus accrued and unpaid interest,
                                      if any, to the date of repurchase and, in
                                      the case of the Senior Discount Notes, at
                                      101% of their accreted value, to the date
                                      of purchase.

Certain Covenants..................   The indentures governing the New Notes
                                      will limit IWO's ability and the ability
                                      of IWO's restricted subsidiaries, among
                                      other things, to:

                                      o    borrow money;

                                      o    pay dividends on or redeem or
                                           repurchase stock;

                                      o    make certain types of investments and
                                           other restricted payments;

                                      o    create liens;

                                      o    sell certain assets or merge with or
                                           into other companies;

                                      o    enter into certain transactions with
                                           affiliates;

                                      o    sell stock in IWO Holdings'
                                           restricted subsidiaries; and

                                      o    restrict dividends or other payments
                                           from IWO Holdings' subsidiaries.

                                      These covenants contain important
                                      exceptions, limitations and
                                      qualifications.

Use of Proceeds....................   The net proceeds from the New Notes
                                      Offering, together with existing IWO cash
                                      on hand, will be used to repay, in full,
                                      the borrowings under the Secured Credit
                                      Agreement, pay all or a portion of the
                                      fees and expenses of the Plan of
                                      Reorganization and provide cash liquidity
                                      for future operations requirements and
                                      general corporate purposes.

Registration Rights Agreement;
Liquidated Damages.................   IWO has agreed to use its reasonable best
                                      efforts to conduct a registered exchange
                                      offer for the New Notes or cause to become
                                      effective a shelf registration statement
                                      providing

                                       15

                                      for resales of the notes. If IWO fails to
                                      satisfy these obligations on a timely
                                      basis, IWO has agreed to pay liquidated
                                      damages to holders of the notes under
                                      certain circumstances.

Transfer Restrictions..............   The New Notes will not be registered under
                                      the Securities Act and are not freely
                                      transferable. The issuer does not intend
                                      to list the New Notes on any securities
                                      exchange.

                                      III.

                  ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE

A.       CHAPTER 11 FINANCING

                  IWO anticipates financing its case under chapter 11 of the
Bankruptcy Code by obtaining an order of the Bankruptcy Court authorizing it to, among other things, use the Lenders' cash collateral. IWO further anticipates that, in connection with such use, it will be required to provide the Lenders with "adequate protection" of their interest in the cash collateral in the form of, among other things, replacement liens, priority for a portion of their claims, payments equal to the amount of accruing interest on the Lenders'
claims, and reimbursement of the reasonable fees and expenses of the Agent's advisors.

B.       OPERATIONAL ISSUES AFTER THE PETITION DATE

                  The Debtors intend to obtain certain orders from the
Bankruptcy Court designed to minimize disruptions of business operations and to facilitate their reorganization. These include, but are not limited to, the following:

                  Trade Vendor Matters. The Debtors consider good relations with their trade and other business vendors to be essential to the continued
operation of their business during the pendency of the Reorganization Cases.
Accordingly, and in light of the anticipated recovery to General Unsecured
Creditors of 100%, the Debtors intend to request an order of the Bankruptcy
Court authorizing payments to vendors as they become due in the ordinary course of business, including any amounts that may relate to claims arising prior to the Petition Date, as long as the vendors who receive such payments continue to provide the Debtors with customary shipments and credit terms.

                  Employee Matters. On the Petition Date, the Debtors intend to seek an order of the Bankruptcy Court authorizing the Debtors to pay wages, salaries, reimbursable employee expenses and accrued and unpaid employee benefits incurred prior to the Petition Date.

                  Operation of Business. The Debtors will also seek various
other orders in order to allow a smooth transition through the chapter 11 process. These include, but are not limited to, orders permitting the Debtors to continue their customer programs, to pay certain insurance obligations, including workers' compensation insurance, and to maintain their cash management system.

                                       16

C.       CONFIRMATION HEARING

                  The Debtors anticipate that as soon as practicable after
commencing the Reorganization Cases, they will seek an order of the Bankruptcy
Court scheduling a hearing to approve this Disclosure Statement and to consider confirmation of the Plan of Reorganization (together, the "Confirmation
Hearing"). The Debtors anticipate that notice of the Confirmation Hearing will be published in The Wall Street Journal (National Edition) and will be mailed to all known holders of Claims and Equity Interests at least 25 days before the date by which objections to the Disclosure Statement or confirmation, as the case may be, must be filed with the Bankruptcy Court. See Section VIII.A. below, entitled "CONFIRMATION OF THE PLAN OF REORGANIZATION - Confirmation Hearing."

                                      IV.

                           THE PLAN OF REORGANIZATION

A.       INTRODUCTION

                  The Plan of Reorganization provides for a major restructuring of the Debtors' financial obligations (such restructuring is referred to as the
"Reorganization"). In essence, the Plan of Reorganization provides for the substantive consolidation of the Debtors for Plan of Reorganization purposes only. In particular, the Plan of Reorganization (i) provides that the Secured
Credit Agreement Claims will be paid in full in Cash from the net Cash proceeds of the issuance of the New Notes; (ii) provides the holders of Senior Note
Claims, in the aggregate, with 100% of the New Common Stock, subject to dilution by any equity of Reorganized IWO Holdings that may be issued in connection with the New Notes Offering or pursuant to the Management Incentive Plan; (iii) does not impair Allowed Priority Non-Tax Claims, Allowed Other Secured Claims and
Allowed General Unsecured Claims; and (iv) cancels Old Common Stock Interests.
The Reorganization will have the effect of reducing the current Cash obligations of the Debtors and permitting them to conduct their business operations in a substantially deleveraged position, thus affording them maximum potential to improve profitability. The New Common Stock is described in detail in subsection
C below, entitled "Securities to be Issued Pursuant to the Plan of
Reorganization."

                  As described in subsection IV.J.6 below, entitled "Effect of
Confirmation - Limited Release," the Plan of Reorganization provides certain parties with releases of all claims and causes of action based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Consummation Date.

                  The result of the restructuring will be a significant
reduction of debt. The Debtors believe that the proposed restructuring will provide the Debtors with the necessary liquidity to fund their operations and essential capital expenditures and to compete more effectively.

                                       17

                  The Debtors believe, and will demonstrate to the Bankruptcy
Court, that creditors will receive at least as much, if not more, in value under the Plan of Reorganization than they would receive in a liquidation case under chapter 7 of the Bankruptcy Code.

                  The following is a non-technical discussion of the provisions of the Plan of Reorganization. The Plan of Reorganization is attached as Exhibit
1 to this Disclosure Statement. The terms of the Plan of Reorganization govern in the event there are any discrepancies in the following discussion.

B.       SUBSTANTIVE CONSOLIDATION

                  The Plan of Reorganization is premised upon the substantive consolidation of the Debtors for Plan of Reorganization treatment and distribution purposes only.

                  The substantive consolidation treatment of claims proposed by the Debtors involves the pooling and merger of the Debtors' assets and liabilities and distributions to creditors based upon all pooled assets and liabilities as if the Debtors conducted business as a single economic entity.

                  The Debtors believe substantive consolidation is warranted in light of the degree to which the Debtors and their creditors depend upon the integration of the Debtors' collective operations and the criteria established by courts in ruling on the propriety of substantive consolidation in other cases. For example,

                  o    The officers and directors of each of the subsidiaries of
                       IWO Holdings simultaneously have been officers and/or
                       directors of IWO Holdings and vice versa, and corporate
                       policy for all of the Debtors has been established and
                       implemented by IWO Holdings' officers and board of
                       directors. Thus, the Debtors have operated under unified
                       management, direction and control with the goal of a
                       unified profitability of the enterprise and without
                       regard to the profitability of any individual legal
                       entity in the corporate family;

                  o    The Debtors operate under a consolidated cash management
                       system. Funds collected at store locations are deposited
                       into bank accounts in the name of IWO Corp. Such funds
                       are transferred at least weekly into the Debtors' main
                       concentration/disbursement account, which is in the name
                       of IWO Holdings (the "Concentration Account"). All other
                       incoming funds are also deposited into the Concentration
                       Account, and all funds required by the Debtors to cover
                       disbursements and other operating expenses are paid with
                       checks written from the Concentration Account. Even
                       though the Concentration Account is in the name of IWO
                       Holdings, the name "IWO Corp." appears on checks written
                       from the account. Additionally, funds from the
                       Concentration Account are transferred to and from a trust
                       investment account in the name of IWO Corp. No
                       intercompany balances are created on the

                                       18

                       Debtors' books when funds are transferred between the
                       accounts in the name of the different Debtors, and IWO
                       treats all funds in the accounts as being assets of IWO
                       Corp;

                  o    IWO Corp. has been responsible for the payment of
                       day-to-day operating expenses of the Debtors and the
                       performance of numerous business, professional and
                       financial services on their behalf; and

                  o    The holders of Senior Note Claims and Secured Credit
                       Agreement Claims, as well as the Debtors' other
                       creditors, relied upon the consolidated credit of the
                       Debtors.

                  As a result of the Debtors' integrated and interdependent
operations, interdebtor guarantees, common officers and directors, common control and decision making, reliance on a consolidated cash management system and dissemination of only consolidated financial information to the general public, the Debtors believe that they have operated, and creditors have dealt with the Debtors, as a single, integrated economic unit. Further illustrative of creditors' reliance upon the consolidated credit and creditworthiness of the
Debtors as a single economic unit is the fact that IWO Corp. is a guarantor of
IWO Holdings' obligations under the Senior Notes and all of the Debtors' assets collateralize IWO Corp.'s obligations under the Secured Credit Agreement.

                  In view of the foregoing, the Debtors believe that creditors would not be prejudiced by the Debtors' substantive consolidation, which is consistent with creditors' having dealt with the Debtors as a single economic entity, and further believe that substantive consolidation will best utilize the
Debtors' assets and potential of all of the Debtors to pay to the creditors of each entity the distributions provided under the Plan of Reorganization.
Moreover, because the only holders of Claims that are impaired are the holders of Senior Note Claims, on which both IWO Holdings and IWO Corp. are liable, substantive consolidation is appropriate and warranted and will not affect any distributions.

                  The Debtors have been advised by the Agent, on behalf of the
Lenders, that (a) the Agent and Lenders do not intend to oppose the Plan of
Reorganization's treatment of the Debtors on a substantively consolidated basis in view of the fact that the Plan of Reorganization provides for the payment in full of the Allowed Secured Credit Agreement Claims, (b) such non-opposition should not be construed as endorsement of, or acquiescence in, the Debtors'
position with respect to substantive consolidation as set forth in this
Disclosure Statement, and (c) the Agent and the Lenders reserve all of their rights to oppose substantive consolidation of the Debtors under any and all other circumstances.

C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE
         PLAN OF REORGANIZATION

                  One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. This term is used throughout the Plan of Reorganization and the descriptions below. In general,

                                       19

an "allowed" claim or "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court or other court of appropriate jurisdiction determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor. Section 502(a)
of the Bankruptcy Code provides that a timely filed claim or equity interest is automatically "allowed" unless the debtor or other party in interest objects.
However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be "allowed" in bankruptcy even if a proof of claim is filed. These include, but are not limited to, claims that are unenforceable under the governing agreement between the Debtors and the claimant or applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the Debtors'
equity in the property, claims for services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts, late-filed claims and contingent claims for contribution and reimbursement.

                  Because the Debtors are providing notice of the Petition Date and the Confirmation Hearing to all holders of Claims and Equity Interests, and because holders of Secured Credit Agreement Claims, General Unsecured Claims,
Other Secured Claims and Non-Tax Priority Claims are not impaired, the Debtors do not intend to set a bar date by which holders of Claims and Equity Interests must file proofs of claim and proofs of equity interest. The Debtors anticipate that the filing of the chapter 11 petitions will have little or no impact on the business relationship with such creditors of the Debtors. In addition, the Plan of Reorganization contemplates that holders of Equity Interests shall receive no distribution on account of such interests and that such interests shall be extinguished.

                  The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divides the different claims against, and equity interests in, a debtor into separate classes based upon their legal nature.
Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests that give rise to different legal rights, the "claims" and "equity interests" themselves, rather than their holders, are classified. Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired"
(affected by the plan) or "unimpaired" (unaffected by the plan). If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan and the right to receive, under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated in a case filed under chapter 7 of the Bankruptcy Code.
Under section 1124 of the Bankruptcy Code, a class of claims or interests is
"impaired" unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders'
acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable and contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the consummation date or the date on which amounts owing are actually due and payable, payment in full, in Cash, with postpetition interest to the extent

                                       20

appropriate and provided for under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

                  Under certain circumstances, a class of claims or equity
interests may be deemed to reject a plan of reorganization. For example, a class is deemed to reject a plan of reorganization under section 1126(g) of the
Bankruptcy Code if the holders of claims or interests in such class do not receive or retain property under the plan of reorganization on account of their claims or equity interests. Under this provision of the Bankruptcy Code, the holders of equity interests in Class 6 (Old Common Stock Interests) are deemed to reject the Plan of Reorganization because they receive no distribution under the Plan of Reorganization as such plan discharges the Debtor from obligations to holders of Old Common Stock Interests and cancels the Old Common Stock
Interests. Because Class 6 (Old Common Stock Interests) is deemed to reject the
Plan of Reorganization, the Debtors are required to demonstrate that the Plan of
Reorganization satisfies the requirements of section 1129(b) of the Bankruptcy
Code with respect to such Class. Among these are the requirements that the plan be "fair and equitable" and not "discriminate unfairly" against the holders of equity interests in such Class. For a more detailed description of the requirements for confirmation, see Section VIII.B below, entitled "CONFIRMATION
OF THE PLAN OF REORGANIZATION - Requirements for Confirmation of the Plan of
Reorganization."

                  Consistent with these requirements, the Plan of Reorganization divides the allowed claims against, and allowed equity interests in, the Debtors into the following classes:

------------------------- ---------------------------------------------- -----------------------------------

     CLASSIFICATION                          DESCRIPTION                             TREATMENT
------------------------- ---------------------------------------------- -----------------------------------

Unclassified                  Administrative Expenses                    Unimpaired
------------------------- ---------------------------------------------- -----------------------------------

Unclassified                  Priority Tax Claims                        Unimpaired
------------------------- ---------------------------------------------- -----------------------------------

Class 1                       Priority Non-Tax Claims                    Unimpaired
------------------------- ---------------------------------------------- -----------------------------------

Class 2                       Secured Credit Agreement Claims            Unimpaired
------------------------- ---------------------------------------------- -----------------------------------

Class 3                       Other Secured Claims                       Unimpaired
------------------------- ---------------------------------------------- -----------------------------------

Class 4                       Senior Note Claims                         Impaired
------------------------- ---------------------------------------------- -----------------------------------

Class 5                       General Unsecured Claims                   Unimpaired
------------------------- ---------------------------------------------- -----------------------------------

Class 6                       Old Common Stock Interests                 Impaired
------------------------- ---------------------------------------------- -----------------------------------

                                       21

                  ADMINISTRATIVE EXPENSES

                  Administrative expenses are the actual and necessary costs and expenses of the Debtors' chapter 11 cases that are allowed under sections 503(b)
and 507(a)(1) of the Bankruptcy Code. Those expenses will include, but are not limited to, amounts owed to vendors providing goods and services to the Debtors during the Reorganization Cases and tax obligations incurred after the Petition
Date. Other Administrative Expense Claims include the actual, reasonable and necessary professional fees and expenses of the Debtors' advisors, which fees and expenses are incurred during the pendency of the Reorganization Cases.

                  Allowed Administrative Expense Claims representing liabilities incurred by the Debtors in the ordinary course of business, consistent with past practice, or liabilities arising under loans or advances to the Debtors after the Petition Date, whether or not incurred in the ordinary course of business, will be paid by the Debtors in accordance with the terms and conditions of the particular transaction and any related agreements and instruments. All other
Allowed Administrative Expense Claims will be paid, in full satisfaction, settlement and release of, and in exchange for, such Allowed Administrative
Expense Claim, in full, in Cash, on the Consummation Date or as soon thereafter as is practicable, or on such other terms to which the Debtors and the holder of such Administrative Expense Claim agree.

                  All payments to professionals for compensation and
reimbursement of expenses and all payments to reimburse expenses of members of any statutory committees will be made in accordance with the procedures established by the Bankruptcy Court and Bankruptcy Rules relating to the payment of interim and final compensation and expenses.

                  In addition to the foregoing, section 503(b) of the Bankruptcy
Code provides for payment of compensation to creditors, indenture trustees and other Persons making a "substantial contribution" to a chapter 11 case, and to attorneys for, and other professional advisors to, such Persons. Requests for such compensation must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors and other parties in interest may participate and, if appropriate, object to such requests.

                  PRIORITY TAX CLAIMS

                  Priority Tax Claims essentially consist of unsecured claims of federal and state governmental authorities for the kinds of taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes and employment and withholding taxes. These unsecured claims are given a statutory priority in right of payment. The Debtors do not intend to set a bar date, and therefore it is difficult to estimate the number and amount, if any, of Priority Tax Claims that will be filed with the Bankruptcy Court.

                  With respect to any Priority Tax Claims not paid pursuant to prior Bankruptcy Court order, on the Consummation Date, except to the extent that a holder of an Allowed Priority

                                       22

Tax Claim agrees to less favorable treatment of such Allowed Priority Tax Claim, the Reorganized Debtors shall pay, in full satisfaction, settlement and release of, and in exchange for, such Allowed Priority Tax Claim, to each holder of an
Allowed Priority Tax Claim (i) Cash in an amount equal to such Allowed Priority
Tax Claim or (ii) equal annual Cash payments commencing on the Consummation Date in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 5%, over a period through the sixth
(6th) anniversary of the date of assessment of such Allowed Priority Tax Claim.
All Allowed Priority Tax Claims that are not due and payable on or before the
Consummation Date shall be paid thereafter in the ordinary course of business.
The Debtors do not intend to set a bar date for Priority Tax Claims.

                  CLASS 1 - PRIORITY NON-TAX CLAIMS
                                (Unimpaired. Presumed to accept the Plan of
                                Reorganization and not entitled to vote.)

                  Priority Non-Tax Claims include certain claims that are
granted priority in payment under section 507(a) of the Bankruptcy Code, including certain wage, salary and other compensation obligations to employees of the Debtors. The Debtors do not intend to set a bar date, and therefore it is difficult to estimate the number and amount, if any, of Priority Non-Tax Claims that will be filed with the Bankruptcy Court. With respect to any Priority
Non-Tax Claims not paid pursuant to prior Bankruptcy Court order, on the
Consummation Date, except to the extent that a holder of an Allowed Priority
Non-Tax Claim agrees to less favorable treatment of such Allowed Priority
Non-Tax Claim, each Allowed Priority Non-Tax Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Priority
Non-Tax Claims that are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  CLASS 2 - SECURED CREDIT AGREEMENT CLAIMS
                                (Unimpaired. Presumed to accept the Plan of
                                Reorganization and not entitled to vote.)

                  Class 2 consists of the Allowed Secured Credit Agreement
Claims. IWO estimates that, as of the Petition Date, the aggregate principal amount of Allowed Secured Credit Agreement Claims will be approximately $215.0 million, plus contingent claims in respect of the Letters of Credit in the aggregate amount of $1,611,100. The Plan of Reorganization provides that each
Secured Credit Agreement Claim constitutes an Allowed Secured Credit Agreement
Claim.

                  On the Consummation Date, (i) each holder of an Allowed
Secured Credit Agreement Claim shall receive payment in full, in Cash, of the outstanding principal amount of its claim, any accrued and unpaid interest thereon and any other amounts contractually owing to such holder under the
Secured Credit Agreement, (ii) the Letters of Credit issued and outstanding immediately prior to the Consummation Date will be (x) cancelled and returned to the Agent, (y) covered fully by a backstop letter of credit, in form and substance acceptable to the Agent, issued by a bank acceptable to the Agent, or
(z) if consented to by the Agent in its sole discretion, secured by cash collateral in the

                                       23

amount of 105% of the aggregate available amount of such Letters of Credit, and
(iii) the Agent, each holder of an Allowed Secured Credit Agreement Claim, and each advisor of the Agent shall be entitled to retain all prepetition payments made under the Secured Credit Agreement and all amounts paid to such persons as adequate protection, in each case free of setoff, deduction, avoidance or other impairment.

                  CLASS 3 - OTHER SECURED CLAIMS
                                (Unimpaired. Presumed to accept the Plan of
                                Reorganization and not entitled to vote.)

                  Class 3 consists of Allowed Secured Claims, other than the
Class 2 Secured Credit Agreement Claims. With respect to any Other Secured
Claims not paid pursuant to prior Bankruptcy Court order, on the Consummation
Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the
Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such claim prior to its stated maturity from and after the occurrence of a default. All Allowed Other Secured Claims that are not due and payable on or before the Consummation Date shall, at the Debtors'
option, be paid (i) in the ordinary course of business in accordance with the course of practice between the Debtors and such holder with respect to such
Claim, or (ii) by transfer of the property securing the Allowed Other Secured
Claim to the holder of such Claim.

                  CLASS 4 - SENIOR NOTE CLAIMS
                                (Impaired.  Entitled to vote.)

                  Class 4 consists of the Allowed Claims of the holders of
Senior Notes. The Plan of Reorganization provides that each Senior Note Claim constitutes an Allowed Senior Note Claim. On the Consummation Date, except to the extent that a holder of an Allowed Senior Note Claim agrees to less favorable treatment, each holder of an Allowed Senior Note Claim shall receive its Ratable Proportion of 100% of the New Common Stock, subject to dilution by any equity of Reorganized IWO Holdings that may be issued in connection with the
New Notes Offering or pursuant to the Management Incentive Plan.

                  The Debtors estimate that the overall recovery for Class 4 will be approximately 47%(2) under the Plan of Reorganization.

----------------
(2) Estimated recovery is based upon an $85 million assumed equity reorganization value for the Debtors and Senior Note Claims comprised of $181.5 million of principal and accrued and unpaid interest as of December 31, 2004 and does not reflect any equity that may be issued in connection with the New Notes
Offering or pursuant to the Management Incentive Plan.

                                       24

                  CLASS 5 - GENERAL UNSECURED CLAIMS
                                (Unimpaired. Deemed to accept the Plan of
                                Reorganization and not entitled to vote.)

                  Class 5 consists of unsecured non-priority claims, which
generally include the claims of trade and other business creditors for goods and services provided to the Debtors prior to the Petition Date and other damage or general litigation claims. The Debtors do not intend to set a bar date, and therefore it is difficult to estimate the number and amount, if any, of General
Unsecured Claims that may be filed with the Bankruptcy Court.

                  With respect to any Allowed General Unsecured Claims not paid pursuant to prior Bankruptcy Court order, on the Consummation Date, except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment of such Allowed General Unsecured Claim, each Allowed
General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed General Unsecured Claims that are not due and payable on or before the Consummation Date shall be paid thereafter in the ordinary course of business in accordance with the terms of any agreement that governs such General Unsecured Claim or in accordance with the course of practice between the Debtors and such holder with respect to such Claim. The
Debtors reserve their rights, however, to dispute the validity of any General
Unsecured Claim, whether or not objected to prior to the Consummation Date.

                  CLASS 6 - OLD COMMON STOCK INTERESTS
                               (Deemed to reject the Plan of Reorganization.
                                Not entitled to vote.)

                  Class 6 consists of the Allowed Old Common Stock Interests.
The Plan of Reorganization provides that for Plan of Reorganization purposes, each Old Common Stock Interest constitutes an Allowed Old Common Stock Interest.
On the Consummation Date, the Allowed Old Common Stock Interests shall be cancelled and the holders of the Allowed Old Common Stock Interests will not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Old Common Stock Interests.

D.       SECURITIES TO BE ISSUED PURSUANT TO THE PLAN OF REORGANIZATION

         1.       New Common Stock

                  Pursuant to the Plan of Reorganization, on the Consummation
Date, five (5) million shares of common stock of Reorganized IWO Holdings (the
"New Common Stock"), representing 100% of Reorganized IWO Holdings' issued and outstanding common stock, subject to dilution by any equity of Reorganized IWO
Holdings that may be issued in connection with the New Notes Offering or pursuant to the Management Incentive Plan, will be distributed to the holders of
Allowed Senior Note Claims.

                  The holders of the New Common Stock will be entitled to one vote per share on all matters voted on by stockholders, including elections of directors and, except

                                       25

as otherwise required by law or provided in any resolution adopted by IWO
Holdings' Board of Directors in connection with the creation of any series of preferred stock, the holders of such shares exclusively possess all voting power. Subject to the preferential rights of any future series of preferred stock, the holders of the New Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors of IWO Holdings from funds available therefor and, upon liquidation will be entitled to receive pro rata all assets of IWO Holdings available for distribution to such holders. The
New Common Stock will rank junior to any series of preferred stock that ranks senior to the New Common Stock with respect to dividends and distributions and rights upon liquidation, dissolution or winding up.

         2.       Securities Law Matters

                  (a) The Solicitation. The solicitation is being made only to those creditors who are Accredited Investors as defined in Regulation D under the Securities Act.

                  (b) Issuance and Resale of New Common Stock Under the Plan of
Reorganization. Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor. In reliance upon this exemption, New Common Stock generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws.
Accordingly, such securities may be resold without registration under the
Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an
"underwriter" with respect to such securities, as that term is defined in the
Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of new securities issued under the Plan of Reorganization are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

                  Section 1145(b) of the Bankruptcy Code defines "underwriter"
for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from Persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control Person of the issuer of the securities.

                  Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements and certain other conditions. Parties who believe they

                                       26

may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

                  Additionally, the Plan of Reorganization provides that any
Senior Noteholder receiving distributions of New Common Stock issued on the
Consummation Date that is not entitled to an exemption from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code, or whose resale of the New Common Stock is otherwise restricted, shall be entitled to become a party to the New Common Stock Registration Rights
Agreement, which provides that Reorganized IWO Holdings will provide certain registration rights to such holders for the New Common Stock. The New Common
Stock Registration Rights Agreement shall be as set forth in the Plan of
Reorganization Supplement.

                  (c) Listing. IWO Holdings' existing common stock is not, and upon the Consummation Date the New Common Stock will not be, publicly traded or listed on any nationally recognized market or exchange. Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such securities in the future or as to the price at which any sale may occur.
However, upon the Consummation Date, in accordance with the terms of the New
Notes, Reorganized IWO Holdings will remain an SEC reporting company.

                  (d) Legends. Certificates evidencing shares of New Common
Stock received by holders of at least 10% of the outstanding New Common Stock will bear a legend substantially in the form below:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT
         BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER
         THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE
         SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR
         QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS
         IWO RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT
         SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

E.       MEANS OF IMPLEMENTATION OF THE PLAN OF REORGANIZATION

         1.       Substantive Consolidation

                  The Plan of Reorganization is premised upon the substantive consolidation of the Debtors for Plan of Reorganization purposes only.
Accordingly, on the Consummation Date, all of the Debtors and their Estates shall, for Plan of Reorganization purposes only, be deemed merged and (i) all assets and liabilities of the Debtors shall be treated for Plan of
Reorganization purposes only as though they were merged, (ii) all guarantees of any Debtor of the payment, performance, or collection of obligations of any

                                       27

other Debtor shall be eliminated and canceled, (iii) all joint obligations of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations, shall be considered a single Claim against the Debtors, and (iv) any Claim filed in the Reorganization Cases of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Consummation Date. Such substantive consolidation shall not (other than for Plan of Reorganization voting, treatment and distribution purposes) affect (a) the legal and corporate structures of the
Debtors, (b) any Intercompany Claims, or (c) the equity interests in the subsidiaries of IWO Holdings.

         2.       Corporate Action Regarding Issuance of New Common Stock

                  The Plan of Reorganization provides that the issuance of the
New Common Stock by Reorganized IWO Holdings is authorized without the need for any further corporate action or without any further action by a holder of Claims or Equity Interests in IWO Holdings. On the Consummation Date, 100% of the New
Common Stock shall be issued to holders of the Allowed Senior Note Claims (or their designees), subject to dilution by any equity of Reorganized IWO Holdings that may be issued in connection with the New Notes Offering or pursuant to the
Management Incentive Plan.

         3.       Sprint Amendments and Settlement

                  On the Consummation Date, IWO will pay to Sprint PCS the
amounts provided for in the Sprint Settlement, in full satisfaction of all obligations due to Sprint PCS through October 31, 2004 and the Reorganized
Debtors' relationship with Sprint PCS will be governed by the Sprint Agreements, as amended by the Sprint Amendments. Copies of the Sprint Amendments and the
Sprint Settlement will be filed with the Bankruptcy Court as part of the Plan of
Reorganization Supplement. The entry of the Confirmation Order will constitute the approval by the Bankruptcy Court of the Sprint Settlement, including the
Sprint Amendments, and will authorize the Debtors to enter into and to consummate the Sprint Settlement.

         4.       Cancellation of Existing Securities and Agreements

                  On the Consummation Date, the Secured Credit Agreement, the
Indenture, the Old Common Stock Interests, or any other agreements or commitments, contractual or otherwise, obligating IWO Holdings to issue, transfer or sell Old Common Stock Interests or any other Equity Interests of IWO
Holdings shall be cancelled. The Indenture shall, however, continue in effect solely for the purpose of allowing the Indenture Trustee to make the distributions on account of Senior Note Claims under the Plan of Reorganization and allowing the Indenture Trustee to receive its fees and expenses in full and in cash on the Consummation Date.

                                       28

         5.       Possible Conversion of Independent Wireless One Corporation
                  into a Limited Liability Company

                  In connection with the implementation of the Plan of
Reorganization, the Debtors may, in their discretion, convert Independent
Wireless One Corporation from a corporation to a limited liability company.

         6.       Registration Rights

                  Any holder of Senior Notes receiving distributions of New
Common Stock issued on the Consummation Date that is not entitled to an exemption from registration under applicable securities laws pursuant to section
1145(a) of the Bankruptcy Code, or whose resale of the New Common Stock is otherwise restricted, shall be entitled to become a party to the Registration
Rights Agreement. The New Common Stock Registration Rights Agreement shall be as set forth in the Plan of Reorganization Supplement.

         7.       The New Notes Offering

                  On the Consummation Date, IWO Escrow Company, the issuer of the New Notes, will be merged with and into Reorganized IWO Holdings, and the
New Notes will become the obligation of Reorganized IWO Holdings and will be guaranteed by each of the subsidiaries of Reorganized IWO Holdings.

         8.       General Corporate Action

                  (a) Restated Certificate of Incorporation and Restated Bylaws.
The Restated Certificate of Incorporation and Restated Bylaws shall be adopted effective as of the Consummation Date. On or about the Consummation Date,
Reorganized IWO Holdings shall adopt the Restated Certificate of Incorporation and file it with the Secretary of State of Delaware. In addition, on or about the Consummation Date, the certificates of incorporation of the other Debtors will be amended and filed with the Secretary of State of Delaware.

                  (b) Board of Directors of Reorganized IWO Holdings. On the
Consummation Date, the operation of Reorganized IWO Holdings shall become the general responsibility of its Board of Directors, subject to, and in accordance with, its certificate of incorporation and bylaws. The initial Board of
Directors of Reorganized IWO Holdings shall consist of five (5) members, all of whom shall be selected by the Senior Noteholder Committee. The initial members of the Board of Directors of Reorganized IWO Holdings shall be disclosed in the
Plan of Reorganization Supplement or such other filing as may be made with the
Bankruptcy Court prior to the Confirmation Date. The Board of Directors of the
other Debtors shall be as set forth in the Plan of Reorganization Supplement or such other filing as may be made with the Bankruptcy Court prior to the
Confirmation Date.

                  (c) Officers of Reorganized IWO. The initial officers of the
Reorganized Debtors, together with biographical information, shall be disclosed in a filing

                                       29

to be made with the Bankruptcy Court prior to the Confirmation Date. The selection of officers of the Reorganized Debtors after the Consummation Date shall be as provided in their respective restated certificates of incorporation and restated bylaws or other organizational documents of the Reorganized
Debtors. The biographical information of the current directors (Robert W. Piper,
Thomas G. Henning and George J. Mack) and executive officers of IWO Holdings is set forth in IWO Holding's Form 10-K for the fiscal year ended December 31,
2003, a copy of which is attached as Exhibit 3 to this Disclosure Statement. In addition, James J. Loughlin, Jr. has been IWO's Chief Restructuring Officer since March 2004. Mr. Loughlin is a founding principal of Loughlin Meghji + Co., a financial advisory firm offering restructuring, distressed mergers and acquisitions and crisis management consulting services.

F.       PROVISIONS GOVERNING DISTRIBUTIONS

         1.       Date of Distributions

                  Unless otherwise provided in the Plan of Reorganization, any distributions and deliveries to be made therein will be made on the Consummation
Date or as soon as practicable thereafter. The payments and deliveries required to be made on account of Allowed Secured Credit Agreement Claims and Letters of
Credit under Sections 4.2(b)(i) and 4.2(b)(ii) of the Plan of Reorganization
shall be made on the Consummation Date. In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but will be deemed to have been completed as of the required date.

         2.       Disbursing Agent

                  In general, a disbursing agent is an entity designated to
administratively effect the distributions to be provided under a plan of reorganization. The Debtors do not intend to set a bar date by which creditors and equity holders must file proofs of claim or proofs of equity interest. In addition, the Debtors do not anticipate designating a special disbursing agent.
It is anticipated that all distributions under the Plan of Reorganization will be made by the Reorganized Debtors as Disbursing Agent, but the Debtors reserve the right to designate another entity as Disbursing Agent on the Consummation
Date. The Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the
Bankruptcy Court. In the event that a Disbursing Agent is ordered otherwise, all costs and expenses of procuring any such bond or surety will be borne by the
Reorganized Debtors.

         3.       Record Date for Distribution

                  At the close of business on the Distribution Record Date, the transfer ledgers or registers for the Senior Notes shall be closed, and there shall be no further changes in the record holders of the Senior Notes. The
Reorganized Debtors and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any Senior Notes occurring after the Distribution
Record Date and shall be entitled instead to

                                       30

recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers or registers for the Senior Notes as of the close of business on the Distribution Record Date. The record date for distributions on Secured Credit Agreement Claims shall be the Distribution Record Date.

         4.       Delivery of Distributions

                  Subject to Bankruptcy Rule 9010, all distributions to any
holder of an Allowed Claim will be made at the address of such holder as set forth in the books and records of IWO or its agents, unless the applicable
Reorganized Debtor has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such schedules for such holder. All distributions on account of
Allowed Secured Credit Agreement Claims required pursuant to Section 4.2(b)(i)
of the Plan of Reorganization shall, however, be paid to the Agent for distribution to those persons who held Allowed Secured Credit Agreement Claims as of the Distribution Record Date. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent will use reasonable efforts to determine the current address of such holder, but no distribution to such holder will be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution will be made to such holder without interest; provided that such distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Consummation Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized
Debtors, and the claim of any other holder to such property or interest in property will be discharged and forever barred.

         5.       Manner of Payment Under Plan of Reorganization

                  At the option of the Disbursing Agent, any Cash payment to be made under the Plan of Reorganization may be made by a check or wire transfer or as otherwise required or provided in applicable agreements. The distributions on account of Allowed Secured Credit Agreement Claims pursuant to Section 4.2(b)(i)
of the Plan of Reorganization shall, however, be made by wire transfer to the
Agent to an account specified by the Agent. Additionally, the payments to Sprint
PCS pursuant to the Sprint Settlement shall be made by wire transfer to Sprint
PCS to an account specified by Sprint PCS. All distributions of New Common Stock to the holders of Allowed Senior Note Claims under the Plan of Reorganization shall be made by Reorganized IWO Holdings on behalf of the Reorganized Debtors.

         6.       Fractional Shares

                  No fractional shares of New Common Stock or Cash in lieu
thereof will be distributed. For purposes of distribution, fractional shares of
New Common Stock of 1/2 or more shall be rounded up to the next whole number and of less than 1/2 shall be rounded down to the next whole number.

                                       31

         7.       Allocation of Plan of Reorganization Distributions Between
                  Principal and Interest

                  Under the Plan of Reorganization, distributions in respect of
Allowed Senior Note Claims shall be allocated first to the principal amount of such Allowed Senior Note Claims (as determined for federal income tax purposes)
and then, to the extent the consideration exceeds the principal amount of the
Allowed Senior Note Claims, to any portion of such Allowed Senior Note Claims for accrued but unpaid interest.

         8.       Distribution of New Common Stock

                  All distributions of New Common Stock or Cash under the Plan of Reorganization shall be made by or on behalf of the applicable Reorganized
Debtor in accordance with the Plan of Reorganization.

         9.       Setoffs and Recoupment

                  IWO may, but shall not be required to, set off against, or recoup from, any Claim and the payments to be made pursuant to the Plan of
Reorganization in respect of such Claim (other than Secured Credit Agreement
Claims), any claims of any nature whatsoever that IWO may have against the claimant, but neither the failure to do so nor the allowance of any claim under the Plan of Reorganization will constitute a waiver or release by IWO of any such claim it may have against such claimant.

         10.      Distributions After Consummation Date

                  Distributions made after the Consummation Date to holders of
Disputed Claims that are not Allowed Claims as of the Consummation Date but which later become Allowed Claims will be deemed to have been made on the
Consummation Date.

         11.      Rights and Powers of Disbursing Agent

                  (a) Powers of the Disbursing Agent. The Disbursing Agent will be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan of
Reorganization, (ii) make all distributions contemplated by the Plan of
Reorganization, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the
Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan of
Reorganization, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan of Reorganization.

                  (b) Expenses Incurred On or After the Consummation Date.
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the
Consummation Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent will be paid in Cash by the Reorganized Debtors.

                                       32

         12.      Exculpation

                  The Debtors, the Reorganized Debtors, US Unwired, the Lenders,
the Agent, the Steering Committee of Lenders, the Senior Noteholder Committee,
the Indenture Trustee, Sprint PCS and the Disbursing Agent, and their respective successors, predecessors, control persons, members, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) shall have no liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the negotiation and pursuit of approval of the Disclosure Statement or the Plan of Reorganization or the
solicitation of votes for, or confirmation of, the Plan of Reorganization, the funding of the Plan of Reorganization, the consummation of the Plan of
Reorganization, or the administration of the Plan of Reorganization or the property to be distributed under the Plan of Reorganization, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy
Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan of
Reorganization.

         13.      Exemption from Securities Law

                  The issuance of the New Common Stock pursuant to the Plan of
Reorganization shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy
Code.

G.       PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION

         1.       Disputed Claims/Process

                  The Debtors do not intend to set a bar date by which holders of Claims and Equity Interests must file proofs of claim and proofs of equity interest. The Debtors contemplate that on and after the Consummation Date, except as otherwise provided in the Plan of Reorganization, all Claims will be paid in the ordinary course of business. If the Debtors dispute any Claim, such dispute shall be resolved or adjudicated by an appropriate tribunal in a manner as if the Reorganization Cases had not been commenced and will survive the
Consummation Date as if the Reorganization Cases had not been commenced. If, however, a holder of a Claim files a proof of claim with the Bankruptcy Court that is inconsistent with the Debtors' books and records, the Debtors may elect, at their sole option, to object under section 502 of the Bankruptcy Code to any proof of claim filed by or on behalf of a holder of a Claim.

         2.       Objections to Claims

                  Except insofar as a Claim is Allowed under the Plan of
Reorganization, the Reorganized Debtors shall be entitled to object to Claims.
Any objections to Claims shall be served and filed on or before the latest of
(a) sixty (60) days after the Consummation Date, (b) forty-five (45) days after a Claim is filed with the Bankruptcy Court or (c) such date as may be fixed by the Bankruptcy Court.

                                       33

         3.       No Distributions Pending Allowance

                  If a holder of a Claim files a proof of Claim and the Debtors object to such Claim, no payment or distribution provided under the Plan of
Reorganization will be made on account of such Claim unless and until such
Disputed Claim becomes an Allowed Claim.

         4.       Distributions After Allowance

                  To the extent that a Disputed Claim ultimately becomes an
Allowed Claim, distributions (if any) shall be made to the holder of such
Allowed Claim in accordance with the provisions of the Plan of Reorganization.
As soon as practicable after the date that the order or judgment of the
Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the
Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan of Reorganization as of the
Consummation Date, without any interest to be paid on account of such Claim.

H.       PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         1.       Assumption of Sprint Agreements, as Amended

                  On the Consummation Date and pursuant to sections 365,
1123(b)(2) and (3) of the Bankruptcy Code, the Debtors shall assume the Sprint
Agreements, as amended by the Sprint Amendments.

         2.       Assumption of Management Agreement

                  On the Consummation Date and pursuant to sections 365,
1123(b)(2) and (3) of the Bankruptcy Code (i) the Debtors shall assume the
Management Agreement; (ii) the Debtors shall pay to US Unwired all amounts due at that time under, and in accordance with the terms of, the Management
Agreement, including, but not limited to, any unpaid Management Fee, the
Restructuring Premium, the Early Termination Fee, and the Transaction Fee (all
as defined in the Management Agreement), without regard to any provision that expressly or impliedly refers to the approval, belief, satisfaction or any other similar finding of the Chief Restructuring Officer of the Debtors, in full satisfaction of all obligations due US Unwired through the Consummation Date;
(iii) the Management Agreement, unless previously terminated, shall be deemed terminated as of the Consummation Date pursuant to Section 5(b) of the
Management Agreement and the release contained in Section 11.6 of the Plan of
Reorganization shall apply to all claims or causes of action against US Unwired that exist as of that date; and (iv) the Transition Period (as defined in the
Management Agreement), unless previously commenced, shall commence on the
Consummation Date and any and all further amounts due under the Management
Agreement in accordance with the Management Agreement after such termination shall be paid on time and without regard to any provision of the Management
Agreement that expressly or impliedly refers to the approval, belief, satisfaction or any other similar finding of the Chief Restructuring Officer of the Debtors, provided that US Unwired is not otherwise in breach of its obligations under the Management Agreement.

                                       34

         3.       Assumed Contracts and Leases

                  The Plan of Reorganization provides that, except as otherwise provided therein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan of
Reorganization, as of the Consummation Date, the Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the
Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii)
is the subject of a motion to reject filed on or before the Confirmation Date or
(iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan of Reorganization Supplement. The
Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Consummation Date.

                  Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to an order of the
Bankruptcy Court.

         4.       Payments Related to Assumption of Contracts and Leases

                  Any monetary amounts by which any executory contract and
unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

         5.       Rejected Contracts and Leases

                  Except as otherwise provided in the Plan of Reorganization or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan of Reorganization, none of the executory contracts and unexpired leases to which the Debtors are a party shall be rejected hereunder. The Debtors, however, reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which the Debtors are a party.

                                       35

         6.       Claims Based on Rejection of Executory Contracts or Unexpired
                  Leases

                  All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the Debtors and their counsel within 30 days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their Estates and their property.

         7.       Compensation and Benefit Plans and Treatment of Retirement
                  Plan

                  Except and to the extent previously assumed by an order of the
Bankruptcy Court, on or before the Confirmation Date, all employee compensation and Benefit Plans of the Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder. The Debtors' obligations under such plans and programs shall survive confirmation of the Plan of Reorganization, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Plan of Reorganization
(to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

I.       CONDITIONS PRECEDENT TO CONSUMMATION DATE

         1.       Conditions Precedent to Consummation Date of Plan of
                  Reorganization

                  The occurrence of the Consummation Date of the Plan of
Reorganization is subject to satisfaction of the following conditions precedent:

                  (a) Confirmation Order. The Clerk of the Bankruptcy Court
shall have entered the Confirmation Order. The Confirmation Order shall be in form and substance reasonably satisfactory to the Senior Noteholder Committee, the Agent and Sprint PCS.

                  (b) Sprint Settlement and Sprint Amendments. The Sprint
Settlement and the Sprint Amendments, in form and substance reasonably satisfactory to the Senior Noteholder Committee, shall have been executed and delivered.

                  (c) New Notes Offering. All conditions precedent to the
consummation of the New Notes Offering shall have been waived or satisfied in accordance with the terms thereof, and the New Notes Offering shall have closed.

                  (d) Execution and Delivery of Other Documents. All other
actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan of Reorganization shall have been effected in form and substance reasonably acceptable to the Senior Noteholder
Committee.

                                       36

         2.       Waiver of Conditions Precedent

                  Each of the conditions precedent in Section 10.1 of the Plan of Reorganization may be waived, in whole or in part, by the Debtors. None of the conditions precedent in Section 10.1 of the Plan of Reorganization may be
waived without the prior written consent of the Senior Noteholder Committee, and, in the case of the condition precedent in Section 10.1(a) of the Plan of
Reorganization, the Agent and Sprint PCS, and in the case of the condition precedent in Section 10.1(b) of the Plan of Reorganization, Sprint PCS, which consent shall, in each case, not be unreasonably withheld.

J.       EFFECT OF CONFIRMATION

         1.       Vesting of Assets

                  On the Consummation Date, the Debtors, their properties and interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estate of the Debtors, as
Debtors, shall vest in the Reorganized Debtors. From and after the Consummation
Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the
Bankruptcy Rules, subject to the terms and conditions of the Plan of
Reorganization.

         2.       Binding Effect

                  Except as otherwise provided in section 1141(d)(3) of the
Bankruptcy Code and subject to the occurrence of the Consummation Date, on and after the Confirmation Date, the provisions of the Plan of Reorganization will bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity
Interest of such holder is impaired under the Plan of Reorganization and whether or not such holder has accepted the Plan of Reorganization.

         3.       Discharge of the Debtors

                  Except to the extent otherwise provided in the Plan of
Reorganization, the treatment of all Claims against, or Equity Interests in, the
Debtors under the Plan of Reorganization shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Equity
Interests in the Debtors of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estate or properties or interests in property. Except as otherwise provided in the Plan of Reorganization, upon the
Consummation Date, all Claims against, and Equity Interests in, the Debtors will be satisfied, discharged and released in full exchange for the consideration provided under the Plan of Reorganization. Except as otherwise provided in the
Plan of Reorganization, all entities shall be precluded from asserting against the Debtors or the Reorganized Debtors or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the
Consummation Date.

                                       37

         4.       Term of Injunctions or Stays

                  (a) Except as otherwise expressly provided in the Plan of
Reorganization, all Persons or entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Consummation
Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any of the
Reorganized Debtors, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any
Reorganized Debtor with respect to any such Claim or Equity Interest, (iii)
creating, perfecting or enforcing any encumbrance of any kind against any
Reorganized Debtor or against the property or interests in property of any
Reorganized Debtor with respect to any such Claim or Equity Interest, (iv)
asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Equity
Interest, and (v) pursuing any claim released pursuant to Section 11.6 of the
Plan of Reorganization.

                  (b) Unless otherwise provided, all injunctions or stays
arising under or entered during the Reorganization Cases under sections 105 or
362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation
Date, will remain in full force and effect until the Consummation Date.

         5.       Indemnification Obligations

                  Subject to the occurrence of the Consummation Date, the
obligations of the Debtors as of the Petition Date to indemnify, defend, reimburse or limit the liability of directors or officers who were directors or officers of the Debtors, on or after the Petition Date, respectively, against any claims or causes of action as provided in the Debtors' certificates of incorporation, bylaws or applicable state law, shall survive confirmation of the
Plan of Reorganization, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the
Petition Date.

         6.       Limited Release

                  On the Consummation Date, the Debtors and the Reorganized
Debtors will release the officers and directors of the Debtors holding office at any time within one year prior to the Petition Date, the Senior Noteholder
Committee, the Indenture Trustee, the Steering Committee of Lenders, the
Lenders, the Agent and US Unwired and each of their respective successors, predecessors, control persons, members, officers, directors, agents, employees, advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons or entities), affiliates and representatives from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whenever arising or whenever existing (before or after the Consummation Date), in law, at equity, or otherwise (except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court), that the

                                       38

Debtors would have been legally entitled to assert in its own right (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Person or entity would have been able to assert on behalf of the
Debtors, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence, related to the Debtors taking place on or before the Consummation Date.

                  On the Consummation Date, the Senior Noteholder Committee, the
Indenture Trustee, the Steering Committee of Lenders, the Lenders, the Agent and
US Unwired and each of their respective agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons or entities), affiliates and representatives (the
"Release Parties") shall be deemed to have released, remised, and forever discharged the Debtors and the Reorganized Debtors and their officers and directors holding office at any time within one year prior to the Petition Date and each of their respective successors, predecessors, control persons, members, officers, directors, agents, employees, advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons or entities), affiliates and representatives from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whenever arising and whenever existing (before or after the
Consummation Date), in law, at equity, or otherwise (except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy
Court), that the Release Parties would have been legally entitled to assert in their own right (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence, related to the Debtors, taking place on or before the Consummation
Date.

                  Nothing herein or in the Plan of Reorganization shall be
deemed to release any rights, claims or interests that any Person may be receiving or retaining pursuant to the Plan of Reorganization on or after the
Consummation Date.

K.       WAIVER OF CLAIMS

         1.       Avoidance Actions

                  Effective as of the Consummation Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548,
549, 550, 551 and 553 of the Bankruptcy Code that belong to the Debtors and/or which the Debtors could have prosecuted as debtors or debtors in possession.

L.       RETENTION OF JURISDICTION

                  The Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Case and the Plan of
Reorganization pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                                       39

                  (a) To hear and determine pending applications for the
assumption or rejection of executory contracts or unexpired leases and the allowance of claims resulting therefrom;

                  (b) To determine any and all adversary proceedings,
applications and contested matters;

                  (c) To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan of Reorganization;

                  (d) To hear and determine any timely objections to
administrative expense claims or to proofs of claim and equity interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed
Equity Interest, in whole or in part;

                  (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                  (f) To issue such orders in aid of execution of the Plan of
Reorganization, to the extent authorized by section 1142 of the Bankruptcy Code;

                  (g) To consider any amendments to or modifications of the Plan of Reorganization, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  (h) To hear and determine all applications of retained
professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

                  (i) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan of Reorganization, the Confirmation Order, any transactions or payments contemplated by the Plan of
Reorganization or any agreement, instrument or other document governing or relating to any of the foregoing;

                  (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy
Code (including the expedited determination of taxes under section 505(b) of the
Bankruptcy Code);

                  (k) To hear any other matter not inconsistent with the
Bankruptcy Code;

                  (l) To hear and determine all disputes involving the
existence, scope and nature of the discharges granted under Section 11.3 of the
Plan of Reorganization;

                  (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan of Reorganization; and

                                       40

                  (n) To enter a final decree closing the Reorganization Cases.

M.       MISCELLANEOUS PROVISIONS

         1.       Payment of Statutory Fees

                  All fees payable under section 1930, chapter 123, title 28,
United States Code, as determined by the Bankruptcy Court at the Confirmation
Hearing, will be paid on the Consummation Date.

         2.       Administrative Expenses Incurred After the Confirmation Date

                  Subject to the terms and conditions of any interim or Final
Order of the Bankruptcy Court authorizing the use of cash collateral, administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) Claims for professionals'
fees and expenses, shall not be subject to application and may be paid by the
Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval. The Debtors shall pay the costs and expenses incurred by the Agent (including, without limitation, the reasonable fees and expenses of counsel and other advisors to the Agent) in connection with consummation of the Plan of Reorganization.

         3.       Intercompany Claims

                  Notwithstanding anything to the contrary herein or in the Plan of Reorganization, any debts held by a Debtor against another Debtor will be adjusted and discharged to the extent determined appropriate by the Debtors, taking into account the economic condition of the applicable Reorganized Debtor.

         4.       Amendment

                  Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan of Reorganization may be proposed in writing by the Debtors at any time prior to or after the
Confirmation Date, but prior to the Consummation Date and in all cases subject to the approval of the Senior Noteholder Committee, the Agent and Sprint PCS,
which approval shall not be unreasonably withheld. Holders of Claims that have accepted the Plan of Reorganization shall be deemed to have accepted the Plan of
Reorganization, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder. Any holders of Claims, however, who were deemed to accept the Plan of Reorganization because such Claims were unimpaired shall continue to be deemed to accept the Plan of Reorganization only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

                                       41

         5.       Section 1125(e) of the Bankruptcy Code

                  As of the Confirmation Date, IWO shall be deemed to have
solicited acceptances of the Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code. IWO, US
Unwired, and, to the extent they participated in the offer and issuance of securities under the Plan of Reorganization, IWO Escrow Company, the Lenders,
the Steering Committee of Lenders, the Agent, the holders of Senior Note Claims, the Senior Noteholder Committee and Sprint PCS (and each of their respective successors, predecessors, control persons, members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, accountants, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan of Reorganization.
Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan of Reorganization or the offer and issuance of the securities under the Plan of Reorganization.

         6.       Compliance with Tax Requirements

                  In connection with the Plan of Reorganization and all
instruments issued in connection therewith and distributed thereunder, any party issuing any instruments or making any distribution under the Plan of
Reorganization, including any party described in Section 7.2 of the Plan of
Reorganization, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan of Reorganization shall be subject to any withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan of
Reorganization shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instruments or making any distribution under the Plan of Reorganization has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.

         7.       Exemption from Transfer Taxes

                  Pursuant to section 1146(c) of the Bankruptcy Code, the
issuance, transfer or exchange of notes or equity securities under or in connection with the Plan of Reorganization, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan of Reorganization, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan of Reorganization shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the
Consummation Date, including, without

                                       42

limitation, the transfers effectuated under the Plan of Reorganization, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy
Code, and the assumption, assignment and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy
Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan of Reorganization and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

         8.       Expedited Tax Determination

                  The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the
Petition Date through, and including, the Consummation Date.

         9.       Severability of Plan of Reorganization Provisions

                  In the event that, prior to the Confirmation Date, any term or provision of the Plan of Reorganization is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan of Reorganization shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan of
Reorganization, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

         10.      Governing Law

                  Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit to the Plan of Reorganization or
Plan of Reorganization Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such Exhibit), the rights, duties and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the
State of New York without giving effect to the principles of conflict of laws.

         11.      No Admissions

                  If the Consummation Date does not occur, the Plan of
Reorganization shall be null and void in all respects, and nothing contained in the Plan of Reorganization shall (a) constitute a waiver or release of any claims by or against, or any interests in, any

                                       43

Debtor, (b) prejudice in any manner the rights of any Debtor or any other party in interest, or (c) constitute an admission of any sort by any Debtor or other party in interest.

                                       V.

                       PROJECTIONS AND VALUATION ANALYSIS

A.       CONSOLIDATED CONDENSED PROJECTED FINANCIAL STATEMENTS

         1.       Responsibility for and Purpose of the Projections

                  As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan of Reorganization, and for purposes of determining whether the Plan of Reorganization satisfies this feasibility standard, management of IWO and IWO's professionals have analyzed the ability of IWO to meet its obligations under the Plan of Reorganization and retain sufficient liquidity and capital resources to conduct its business assuming the consummation of the Plan of Reorganization, including the New Notes Offering.

                  The projections contained herein (the "Projections") should be read in conjunction with Section VI below, entitled "CERTAIN FACTORS AFFECTING
IWO", and with the risk factors set forth in the Offering Memorandum that are annexed hereto as Exhibit 5 and the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in IWO Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and IWO Holdings' Quarterly Report on Form 10-Q for
the period ended September 30, 2004 annexed hereto as Exhibits 3 and 4, respectively, the full texts of which are incorporated herein by reference, and the Selected Financial Data appearing in Item 6 of the Form 10-K. The
Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

                  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING
WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE
AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. IWO'S INDEPENDENT
ACCOUNTANTS HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE
FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY,
HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT
THERETO.

                  IWO DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS PROJECTIONS
OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS.
ACCORDINGLY, IWO DOES NOT INTEND,

                                       44

AND DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF
CLAIMS OR EQUITY INTERESTS PRIOR TO THE CONSUMMATION DATE OR TO HOLDERS OF NEW
COMMON STOCK OR ANY OTHER PARTY AFTER THE CONSUMMATION DATE, (B) INCLUDE SUCH
UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE
SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

                  THESE PROJECTIONS HAVE BEEN PREPARED AND REVIEWED BY
MANAGEMENT OF IWO. UPON CONSUMMATION OF THE PLAN OF REORGANIZATION, US UNWIRED
WILL NO LONGER MANAGE IWO PURSUANT TO THE MANAGEMENT AGREEMENT, AND THE
MANAGEMENT CURRENTLY PROVIDED BY US UNWIRED WILL BE REPLACED BY NEW DIRECTORS
AND A NEW MANAGEMENT TEAM. THE NEW MANAGEMENT TEAM DOES NOT PRESENTLY WORK FOR
IWO AND HAS HAD LIMITED RECENT INVOLVEMENT WITH IWO. THERE CAN BE NO ASSURANCE
THAT THE NEW MANAGEMENT TEAM OF IWO WILL IMPLEMENT THE BUSINESS PLAN UNDERLYING
THESE PROJECTIONS OR ACHIEVE THE PROJECTED RESULTS.

                  THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY,
ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH
CONSIDERED REASONABLE BY MANAGEMENT OF IWO, MAY NOT BE REALIZED, AND ARE
INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE
UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND IWO'S CONTROL.
ACCORDINGLY, IWO CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE
REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS
INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING
SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT
FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL
RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE,
MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS
THAT WILL OCCUR.

                  THE FOLLOWING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE
SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS. THE REORGANIZED DEBTORS WILL
BE REQUIRED TO ESTIMATE THEIR REORGANIZATION VALUE, THE FAIR VALUE OF THEIR
ASSETS, AND THEIR ACTUAL LIABILITIES AS OF THE CONSUMMATION DATE. SUCH
DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE
MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.
IN ALL EVENTS, THE REORGANIZATION VALUE, AS WELL

                                       45

AS THE DETERMINATION OF THE FAIR VALUE OF THE REORGANIZED DEBTORS' ASSETS AND
THE DETERMINATION OF THEIR ACTUAL LIABILITIES, WILL BE MADE AS OF THE
CONSUMMATION DATE. ALTHOUGH THE DEBTORS EXPECT TO UTILIZE A CONSISTENT
METHODOLOGY, THE AMOUNTS OF ANY OR ALL OF THE FOREGOING ESTIMATES AS ASSUMED IN
THE PROJECTIONS, AS COMPARED WITH THE ACTUAL AMOUNTS THEREOF AS OF THE
CONSUMMATION DATE, MAY BE MATERIAL.

         2.       Summary of Significant Assumptions

                  The Projections are based on and assume the successful
implementation of the business plan prepared by management of IWO and include assumptions with respect to the future performance of IWO, the performance of the industry, competition in the markets in which the Company operates, general business and economic conditions and other matters, many of which are beyond the control of management. Therefore, while the Projections are necessarily presented with numerical specificity, the actual results achieved during the projection period will vary from the projected results, and may vary substantially. No representation can be or is being made with respect to the ability of IWO to achieve the projected results. While management believes that the assumptions underlying the Projections are reasonable in light of current circumstances and in light of the information available, holders of claims and interests must make their own determinations as to the reasonableness of the assumptions and the reliability of the Projections in deciding whether to vote to accept the Plan of Reorganization. There can be no assurance that the new management team of IWO will implement the business plan underlying these
Projections or achieve the projected results.

                  Additional information concerning the assumptions underlying the Projections is as follows:

                  (a) Plan of Reorganization Terms and Consummation. The
Projections assume a Consummation Date as of December 31, 2004, with allowed claims and equity interests treated in accordance with the treatment provided in the Plan of Reorganization with respect to such allowed claims and equity interests. With respect to the projection of expenses to be incurred as a result of the Reorganization Case, if the Consummation Date does not occur by December
31, 2004, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed. These expenses could significantly impact
IWO's results of operations and cash flows.

                  (b) Assumptions Preceding the Consummation Date. The 2004
Income Statement projection includes nine months of actual results. The business is projected to continue at its current level for the period from September 30,
2004 through the Consummation Date.

                  (c) General Economic Conditions. The Projections were prepared assuming that economic conditions in the markets served by IWO do not differ markedly over the next three years from current economic conditions.

                                       46

                  (d) Revenues. Revenue is generated by providing access to and usage of the IWO PCS network and through sales of merchandise. Revenue consists primarily of subscriber revenue, roaming revenue and merchandise sales revenue.
Subscriber revenue is generated by providing voice and data transmission services to IWO's PCS subscribers. Roaming revenue is generated by providing network services to other Sprint PCS and Sprint PCS affiliate subscribers while traveling in IWO's territory, as well as subscribers of other wireless carriers that contract with Sprint PCS for roaming or wholesale services in IWO's territory. Merchandise sales revenue is generated primarily through sales of wireless handsets and accessories. Over the projection period, revenues are projected to increase in the aggregate due to increasing levels of IWO subscribers as well as roaming and wholesale customers using IWO's network.

                  (e) Cost of Service. Cost of service consists primarily of network expenses, roaming expenses, expenses relating to administrative services provided by Sprint PCS and the Sprint PCS franchise fee. Cost of service expenses as a percentage of revenues are expected to remain relatively stable during the projection period.

                  (f) Merchandise Cost of Sales. Merchandise cost of sales
represent the cost of handsets that IWO offers to new subscribers. The cost of handsets typically exceeds the revenues received from the sale of handsets to subscribers primarily because IWO subsidizes a portion of the price of handsets.
Merchandise cost of sales as a percentage of revenues are expected to decline over the projection period due to declining handset prices.

                  (g) General and Administrative. General and administrative expenses consist primarily of management fees and customer service expenses.
Management fees in 2004 include fees paid to US Unwired for management services rendered to IWO under the Management Agreement. After 2004, management fees represent costs associated with the new management of IWO. General and administrative expenses as a percentage of revenues are expected to decrease over the projection period.

                  (h) Sales and Marketing. Sales and marketing expenses consist primarily of costs related to the acquisition of new subscribers and the retention of current subscribers. These expenses include advertising, salary and benefits for the sales personnel, sales commissions, allocations for subsidies on handsets sold by Sprint PCS in IWO's territory and expenses associated with
IWO's retail store locations. Sales and marketing expenses as a percentage of revenues are projected to remain relatively stable during the projection period.

                  (i) Professional Fees. Represents professional fees incurred by IWO for accounting, legal, financial and consulting work.

                  (j) Interest Expense. The Projections for 2004 include a full year of interest expense under both the Secured Credit Agreement and the Senior
Notes Indenture. Following the Consummation Date, interest expense will reflect the interest expense associated with IWO's post-restructuring debt.

                                       47

                  (k) Income Taxes. The Projections reflect the fact that the
Debtors do not anticipate to incur income tax expense from 2004 to 2007 as a result of net pretax losses in those years. Although the Projections reflect substantial net income for 2004, such income is principally due to fresh start accounting adjustments (which do not apply for federal income tax purposes) and gain on cancellation of debt (which is excluded from income for federal income tax purposes).

                  (l) Capital Expenditures. The projected capital expenditures consist primarily of (i) capital expenditures intended to increase the capacity of the network, (ii) expansion of the coverage of the network to new geographic areas, including capital expenditures required under the Sprint Amendments and
(iii) costs associated with required upgrades to the network.

                  (m) Fresh Start Accounting. The American Institute of
Certified Public Accountants has issued a Statement of Position on Financial
Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7").
SOP 90-7 is intended to provide guidance for financial reporting by chapter 11 debtors during and following their chapter 11 cases. The Projections, where applicable, have been prepared in accordance with the "fresh-start" reporting principles set forth in SOP 90-7, giving effect thereto as of and for the year ending December 31, 2004.

                  Under SOP 90-7, Reorganized IWO will be required to recognize as a long-term asset the excess of its total reorganization value over the fair value of its identifiable net assets as of the Consummation Date. For purposes of the Projections, it has been assumed that the reorganization equity value of
Reorganized IWO is equal to $85 million (see also Section V.B hereof). Under SOP
90-7, the Debtors are required to allocate the total reorganization value to their assets and liabilities based upon their fair value at the date of emergence. For purposes of these Projections, the Debtors have not determined the fair value of their assets and liabilities upon emergence, but have allocated the total reorganization value to identifiable assets and liabilities based on historical book value. Upon emergence, the Debtors will allocate the total reorganization value to identifiable net assets, based on their fair value, and the difference will be reflected as reorganization value in excess of identifiable net assets. These amounts may be significantly different from the amounts assumed and included in these Projections.

                  Under SOP 90-7, for the year ended December 31, 2004, the
results of operations and cash flows for the period prior to emergence should be reflected as IWO prior to consummation of the Plan of Reorganization
("Predecessor IWO"), and the results of operations and cash flows for the period subsequent to emergence should be reflected as Reorganized IWO. However, the
Income Statement and Statement of Cash Flows have combined the results of operations and cash flows into one period for the Predecessor IWO and
Reorganized IWO for the purposes of these Projections, which is not in accordance with generally accepted accounting principles.

                  (n) Working Capital. Components of working capital are
projected on the basis of historic patterns applied to projected levels of operation.

                                       48

                  (o) Total Debt. The Projections reflect the issuance of (i)
$150 million in aggregate principal amount of Senior Secured Notes and (ii) $75 million in aggregate proceeds of Senior Discount Notes.

         3.       Special Note Regarding Forward-Looking Statements

                  Some matters discussed herein contain forward-looking
statements that are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors which may impact future results and financial condition. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "expects," "plans,"
"projected," "anticipates," "believes," "estimates," "predicts," "potential," or
"continues," or the negative of these terms or other comparable terminology. In addition, except for historical facts, the "Projections and Valuation Analysis"
provided in Section V herein, and the "Certain Factors Affecting IWO" provided in Section VI herein, should be considered forward-looking statements. Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of IWO may vary materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

                  Forward-looking statements are based on beliefs and
assumptions of the Debtors' management and on information currently available to such management. Forward-looking statements speak only as of the date they are made, and the Debtors undertake no obligation to update publicly any of them in light of new information or future events. Undue reliance should not be placed on such forward-looking statements, which are based on current expectations.
Forward-looking statements are not guarantees of performance. For additional information about the Debtors, their operating and financial condition, and relevant risk factors, reference is made to IWO Holdings' Annual Report on Form
10-K for the fiscal year ended December 31, 2003 and IWO Holdings' Quarterly
Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the
SEC and annexed as Exhibits 3 and 4 hereto, respectively.

         4.       Financial Projections

                  Each of the following tables summarizes management's
Projections for the four fiscal years ending December 31, 2004, 2005, 2006 and
2007.

                  The Projections include Projected Condensed Consolidated
Statement of Operations, Projected Condensed Consolidated Balance Sheet, and
Projected Condensed Consolidated Statement of Cash Flows.

                                       49

                      IWO HOLDINGS, INC. AND SUBSIDIARIES
            Projected Condensed Consolidated Statement of Operations
                                 (in thousands)
                                  (Unaudited)

                                                 FOR THE YEAR ENDING DECEMBER 31,
                                        ------------------------------------------------
                                          2004          2005         2006         2007
                                        ---------    ---------    ---------    ---------

Total revenue                           $ 191,692    $ 217,030    $ 236,055    $ 237,878
Expense:
  Cost of service                          99,918      118,398      128,349      127,242
  Merchandise cost of sales                17,993       16,906       16,733       15,822
  General and administrative                9,630        8,635        9,240        9,387
  Sales and marketing                      32,837       36,870       38,498       38,775
  Depreciation and amortization            35,147       49,675       53,274       57,134
                                        ---------    ---------    ---------    ---------
    Total operating expense               195,525      230,484      246,094      248,361
Operating income / (loss)                  (3,833)     (13,454)     (10,039)     (10,483)
Reorganization items (1)                  258,402       (6,365)        --           --
Interest expense, net (2)                 (38,878)     (22,694)     (22,661)     (24,066)
Other (3)                                     (84)        --           --           --
                                        ---------    ---------    ---------    ---------
Net income (loss) before income taxes     215,607      (42,513)     (32,700)     (34,549)
  Income taxes                               --           --           --           --
                                        ---------    ---------    ---------    ---------
Net income (loss)                       $ 215,607    $ (42,513)   $ (32,700)   $ (34,549)
                                        =========    =========    =========    =========

Notes:
(1) Includes professional fees and other expenses relating to the restructuring;
    gain from cancellation of indebtedness and accrued interest; write-down of debt issuance costs; fresh start accounting adjustments, and gain on dispute resolution with Sprint.

(2) Includes amortization of debt issuance costs.

(3) Includes loss on sale of assets.

                                       50

                             IWO HOLDINGS, INC. AND
                                  SUBSIDIARIES
                    Projected Condensed Consolidated Balance
                                     Sheets
                                 (in thousands)
                                   (Unaudited)

                                                    FOR THE YEAR ENDING DECEMBER 31,
                                              ---------------------------------------------
                                                2004        2005        2006        2007
                                              ---------   ---------   ---------   ---------

ASSETS
Current assets:
  Cash & cash equivalents                     $  30,591   $  26,327   $  33,384   $  42,776
  Subscriber receivables, net                    10,934      12,047      12,580      13,437
  Other current assets                            8,908       9,029       7,911       7,806
                                              ---------   ---------   ---------   ---------
    Total current assets                         50,434      47,403      53,876      64,019
Property and equipment, net                     157,304     149,360     137,855     125,281
Other assets, net (1)                           137,467     115,674      93,881      72,088
                                              ---------   ---------   ---------   ---------
    Total assets                              $ 345,205   $ 312,437   $ 285,611   $ 261,388
                                              =========   =========   =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
  Accounts payable                            $  23,297   $  24,941   $  23,138   $  22,947
  Accrued interest                                 --          --          --          --
  Accrued liabilities                            11,407      10,883       8,942       8,736
                                              ---------   ---------   ---------   ---------
    Total current liabilities                    34,704      35,824      32,081      31,683
Senior secured floating rate notes              150,000     150,000     150,000     150,000
Senior discount notes                            75,000      83,625      93,242     103,965
Other liabilities                                   501         501         501         501
Total equity                                     85,000      42,487       9,787     (24,762)
                                              ---------   ---------   ---------   ---------
    Total liabilities and equity              $ 345,205   $ 312,437   $ 285,611   $ 261,388
                                              =========   =========   =========   =========

Notes:
(1) Includes approximately $109.6 million of unallocated excess of reorganization value over net assets resulting from certain fresh-start accounting adjustments.

                                       51

                      IWO HOLDINGS, INC. AND SUBSIDIARIES
            Projected Condensed Consolidated Statement of Cash Flows
                                 (in thousands)
                                  (Unaudited)

                                                                   FOR THE YEAR ENDING DECEMBER 31,
                                                          ------------------------------------------------
                                                             2004         2005         2006         2007
                                                          ---------    ---------    ---------    ---------

Cash flows from operating activities:
  Net income (loss)                                       $ 215,607    $ (42,513)   $ (32,700)   $ (34,549)
  Plus: depreciation & amortization                          35,147       49,675       53,274       57,134
  Less: gain on cancellation of debt and accrued interest   (65,310)        --           --           --
  Less: fresh start accounting adjustments                 (194,583)        --           --           --
  Less: dispute settlement with Sprint                      (15,964)        --           --           --
  Plus: unrealized loss on sale of assets                        84         --           --           --
  Plus: interest income on restricted cash                       (0)          (2)          (2)          (2)
  Plus: accretion of debt discount                            1,691         --           --           --
  Plus: amortization of deferred issuance costs               2,626        1,033        1,033        1,033
  Plus: non-cash interest expense                              --          8,625        9,617       10,723
  Plus: net change in working capital                        13,157         (114)      (3,158)      (1,149)
                                                          ---------    ---------    ---------    ---------
    Net cash (used in)/provided by operating activities      (7,546)      16,705       28,064       33,190

Cash flows from investing activities:
  Capital expenditures                                      (17,154)     (20,969)     (21,006)     (23,799)
  Sale of assets                                                159         --           --           --
                                                          ---------    ---------    ---------    ---------
    Net cash used in investing activities                   (16,995)     (20,969)     (21,006)     (23,799)

Cash flows from financing activities:
  Proceeds of debt issuance                                 218,516         --           --           --
  Principal repayments                                     (215,000)        --           --           --
  Release of restricted cash                                 19,279         --           --           --
                                                          ---------    ---------    ---------    ---------
    Net cash provided by/(used in) financing activities      22,795         --           --           --

Beginning cash balance                                       32,337       30,591       26,327       33,384
Net change in cash                                           (1,746)      (4,264)       7,057        9,391
                                                          ---------    ---------    ---------    ---------
Ending cash balance                                       $  30,591    $  26,327    $  33,384    $  42,776
                                                          =========    =========    =========    =========

                                       52

B.       VALUATION

1.       General

                  The Debtors have retained Evercore Restructuring, L.P.
("Evercore") as their investment banker to assist the Debtors in connection with their restructuring, including (without limitation) the formulation of the Plan of Reorganization. In furtherance of the Plan of Reorganization, and in an effort to estimate the percentage of recovery to be received by the holders of the Allowed Claims receiving New Common Stock pursuant to the Plan of
Reorganization, the Debtors have requested that Evercore perform a valuation analysis of the Reorganized Debtors.

                  Estimates of Reorganized IWO's going concern enterprise value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if the Reorganized Debtors were to be sold. Such estimates were developed solely for purposes of formulation and negotiation of the Plan of
Reorganization and analysis of implied relative recoveries to parties-in-interest thereunder. Such estimates reflect the implied going concern enterprise value of the Reorganized Debtors based upon the terms of the Plan of
Reorganization and do not purport to reflect or constitute appraisals, liquidation values, or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan of
Reorganization, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of going concern enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither IWO, nor its officers, directors or advisors assume responsibility for their accuracy.

                  In addition, the valuation of newly issued securities is
subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holding of pre-petition creditors, some of whom may prefer to liquidate their investment rather than hold them on a long-term basis, and the fact that the securities are not listed on any securities exchange, and other factors that generally influence the prices of securities. Actual prices of such securities also may be affected by the bankruptcy case or by other factors not possible to predict. Accordingly, the going concern enterprise value estimated by Evercore does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.

                  As used in this Section V.B, (a) "Enterprise Value" means
Evercore's estimate of the intrinsic value of the Reorganized Debtors at
December 31, 2004 as determined as of November 23, 2004 and based upon the assumptions and data identified herein, Evercore's application of various valuation techniques thereto, and Evercore's

                                       53

independent professional judgment and (b) "Reorganized Debtors" means IWO and its other direct and indirect wholly-owned subsidiaries following consummation of the Plan of Reorganization.

                  In connection with delivering this analysis, Evercore has, among other things: (i) analyzed publicly available financial statements and other publicly available information relating to Debtors; (ii) analyzed certain internal financial statements and other non-public financial and operating data relating to the Debtors; (iii) analyzed public trading prices of the Debtors'
publicly-traded securities; (iv) discussed appropriate capital structure requirements with management; (v) discussed the past and current operations, financial Projections and current financial condition of the Debtors with management; (vi) compared the financial performance of the Debtors with the financial performance of a selected group of peer companies, and evaluated the prices and valuation multiples of such peer companies; (vii) searched for precedent merger and acquisition transactions in which IWO believed the target to be similar in some respect to the Debtors; and (viii) performed other examinations and analyses and considered other factors that IWO deemed appropriate.

                  In preparing its analysis, Evercore assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources and that was provided to Evercore by the
Debtors or its representatives and has not assumed any responsibility for independent verification of any such information. With respect to the financial
Projections supplied to Evercore, Evercore assumed the accuracy thereof and assumed that such Projections were reasonably prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the
Debtors as to the future operating and financial performance of the Debtors.
Such Projections have been prepared and reviewed by management of IWO. Upon consummation of the Plan of Reorganization, US Unwired will no longer manage IWO pursuant to the Management Agreement, and the management currently provided by
US Unwired will be replaced by new directors and a new management team. The new management team does not presently work for IWO and has had limited recent involvement with IWO. There can be no guarantee that the new management team of
IWO will implement the business plan underlying these Projections or achieve the projected results. In addition, to the extent that all or a portion of IWO's business performs at levels not consistent with those expected in the business plan, any adjustments to the business plan may have a material impact on the operating Projections and valuations as presented herein. Evercore did not make or obtain any independent evaluation of the Debtors' assets, nor did Evercore verify any of the information it reviewed.

                  With respect to the valuation of the Reorganized Debtors, in addition to the foregoing, Evercore relied upon the following assumptions and/or methodologies:

         o        The enterprise valuation range indicated assumes the pro forma debt levels (as set forth in the financial Projections
                  included herein) to calculate a range of equity values.

                                       54

         o        The Debtors will emerge from chapter 11 on or prior to
                  December 31, 2004.

         o        The Debtors will be able to obtain all necessary financing, as described elsewhere herein. Evercore has not made and makes no representations as to whether the Debtors will be able to
                  obtain financing or as to the terms upon which such financing may be obtained.

         o        Amendment of the Sprint Agreements, including the territory build-out requirement set forth therein, and the settlement of disputes between Sprint PCS and the Debtors.

         o        Successful transition of management services from US Unwired to the new management team and the ability of the new
                  management team to deliver on the projections used to develop this valuation.

                  As a result of such analyses, reviews, discussions,
considerations and assumptions, Evercore estimates that the enterprise value of the Reorganized Debtors falls in a range between approximately $240 million to
$320 million and the equity value falls in a range between approximately $45 million to $125 million. These estimated ranges of values represent hypothetical values that reflect the estimated intrinsic value of the Reorganized Debtors derived through the application of various valuation techniques.

                  SUCH ANALYSIS DOES NOT PURPORT TO REPRESENT VALUATION LEVELS,
PURCHASE PRICES, OR TRADING LEVELS, WHICH WOULD BE ACHIEVED IN, OR ASSIGNED BY,
THE CAPITAL MARKETS FOR DEBT AND EQUITY SECURITIES OR IN A SALE OF ALL OR
SUBSTANTIALLY ALL OF THE REORGANIZED DEBTORS' ASSETS OR OTHER CHANGE-OF-CONTROL
TRANSACTION.

                  Evercore's estimate is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of this Disclosure Statement. It should be understood that, although subsequent developments may affect Evercore's conclusions, Evercore does not have any obligation to update, revise or reaffirm its estimate.

         2.       Summary of Financial Analyses

                  The following is a brief summary of certain financial analyses performed by Evercore to arrive at its estimation of the enterprise value and equity value of the Reorganized Debtors. Evercore performed certain procedures, including each of the financial analyses described below, and reviewed with management the assumptions upon which such analyses were based and other factors, including the projected financial results of the Reorganized Debtors.

                  Analysis of Certain Publicly Traded Companies. To provide
contextual data and comparative market information, Evercore compared selected projected operating and financial ratios for the Reorganized Debtors to the corresponding data and ratios of a number of selected Sprint PCS affiliate public companies whose securities are publicly

                                       55

traded and which Evercore believes have operating, market and trading valuations similar in certain respects to what might be expected of the Reorganized
Debtors. Such data and ratios include the enterprise value of such Sprint PCS affiliates as multiples of earnings before interest, taxes, depreciation and amortization (EBITDA) for historical and projected periods.

                  Although the Sprint PCS affiliates were used for comparison purposes, none of those companies are directly comparable to the Reorganized
Debtors. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Sprint PCS affiliates and other factors that could affect the public trading value of the Sprint PCS affiliates or the Reorganized Debtors to which they are being compared.

                  Discounted Cash Flow Analysis. To provide information with regard to valuation in terms of the future potential cash flows of the
Reorganized Debtors, Evercore determined a potential range of enterprise values based on estimated unleveraged free cash flows and terminal enterprise values achieved through the value of the cash flows in perpetuity as provided to
Evercore by management. Using this approach, Evercore derived the present value of such cash flows by discounting the expected cash flows at a rate that reflects the riskiness of the cash flows. The estimated discount rate is a function of the expected cost of capital of the Reorganized Debtors, based on the estimated cost of capital for the Sprint PCS affiliates and management's expectation of the potential future borrowing costs of the Reorganized Debtors, and has been adjusted to account for the expected capital structure of the
Reorganized Debtors.

                  As the estimated cash flows, estimated discount rate and
expected capital structure of the Reorganized Debtors are used to derive a potential value, an analysis of the results of such an estimate is not purely mathematical, but instead involves complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors and other factors that could affect the future prospects and cost of capital considerations of the Reorganized
Debtors.

                  The summary set forth above does not purport to be a complete description of the analyses performed by Evercore. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. In performing its analyses, Evercore and the
Debtors made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Evercore are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

                  Evercore relied on the accuracy and reasonableness of the
projections and the underlying assumptions as prepared by the Debtors.
Evercore's valuation assumes that operating results projected by the Debtors will be achieved in all material respects, including revenue, operating margins, earnings, cash flow, working capital, expenses and

                                       56

other elements. To the extent that the valuation is dependent upon the
Reorganized Debtors' achievement of the projections, the valuation must be considered speculative. For purposes of the valuation analysis, Evercore relied on the accuracy and reasonableness of the tax assumptions prepared by the
Debtors. To the extent that any tax assumptions indicate that the restructuring or forgiveness of debt would have a different impact on the operating performance or cash generation of the Debtors than that assumed herein, it may have a material effect on the valuation range included herein.

                                       VI.

                          CERTAIN FACTORS AFFECTING IWO

A.       CERTAIN BANKRUPTCY LAW CONSIDERATIONS

         1.       Failure to Satisfy Vote Requirement

                  If the holders of Senior Note Claims (Class 4) vote to accept the Plan of Reorganization in accordance with the requirements of the Bankruptcy
Code, the Debtors intend to file voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable thereafter, confirmation of the Plan of Reorganization. Although the Debtors
anticipate that sufficient votes will be received to accept the Plan of
Reorganization, in the event that sufficient votes are not received, the Debtors may nevertheless file petitions for relief under chapter 11 of the Bankruptcy
Code. In such event, the Debtors may seek to accomplish an alternative restructuring of its capitalization and its obligations to creditors. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to holders of Senior Note Claims and other creditors as those proposed in the Plan of Reorganization.

         2.       Risk of Non-Confirmation of the Plan of Reorganization

                  Although the Debtors believe that the Plan of Reorganization will satisfy all requirements necessary for confirmation by the Bankruptcy
Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan of Reorganization will not be required for confirmation.

         3.       Non-Consensual Confirmation

                  In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent's request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any "insider" in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan of reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See Section VIII.B below, entitled
"CONFIRMATION OF THE PLAN OF REORGANIZATION -- Requirements for Confirmation of
the Plan of Reorganization." Because the Plan of Reorganization

                                       57

deems Class 6 (Old Common Stock Interests) to reject the Plan of Reorganization, these requirements must be satisfied with respect to such class. IWO believes that the Plan of Reorganization satisfies these requirements.

         4.       Risk of Non-Occurrence of the Consummation Date

                  Although IWO believes that the Consummation Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.
Moreover, if the conditions precedent to the Consummation Date have not occurred or been waived within six months after the Confirmation Date, the Bankruptcy
Court may vacate the Confirmation Order, in which event the Plan of
Reorganization would be deemed null and void, and IWO may propose and solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan of Reorganization.

         5.       Effect of IWO's Chapter 11 Case on Relations With Customers

                  The commencement of a chapter 11 case by the Debtors may
adversely affect the Debtors' business and their relationship with third parties, as well their ability to attract high quality employees. For example, the Debtors may have difficulty entering into leases and other agreements related to their operations. Additionally, although the Debtors believe that they have good relationships with their customers, there can be no assurance that such customers will continue to use their services after the commencement of the Debtors' Reorganization Case.

B.       FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE
         PLAN OF REORGANIZATION

         1.       Reliance on Sprint PCS Processing

                  Under IWO's affiliation agreements with Sprint PCS, Sprint PCS performs, among other things, IWO's billing, customer care and collections, national network systems support, inventory logistics, long distance transport and national third party sales support. The data provided by Sprint PCS related to these functions they perform for IWO is the primary source for IWO's service revenue and for a significant portion of its cost of service and roaming, and selling and marketing expenses included in its statement of operations. IWO uses this data to record its financial results and prepare its financial statements.
Based upon the timing of the information received from Sprint PCS, IWO makes certain assumptions that the information is accurate and that it is consistent with historical trends. If IWO later finds errors in that data provided to it,
IWO may be required to restate its financial statements and take other actions that could adversely impact investor confidence.

         2.       Capital Requirements

                  The business of Reorganized IWO is expected to have
substantial capital expenditure needs. IWO's ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

                                       58

         3.       New Management

                  Since the acquisition of IWO Holdings by US Unwired, IWO has not operated under its own senior management and has instead been managed by the senior management of US Unwired. Upon consummation of the Plan of
Reorganization, IWO will have new directors and will be managed by a new management team that does not presently work for IWO and has had limited recent involvement with IWO. No assurance can be given that IWO's new management team or its new management structure will be successful.

         4.       Variances from Projections

                  The fundamental premise of the Plan of Reorganization is the deleveraging of IWO and the implementation and realization of IWO's business plan, as reflected in the Projections contained in this Disclosure Statement.
The Projections reflect numerous assumptions concerning the anticipated future performance of Reorganized IWO, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength, consumer purchasing trends and preferences, and the ability to stabilize and grow IWO's sales base and control future operating expenses. IWO believes that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of
Reorganized IWO. Additionally, upon the Consummation Date, IWO will have new directors and will be operated by a new management team who may not utilize the same business plans that underlie these projections, and who may not have the ability to successfully implement such business plans, which could have a material adverse impact on IWO's results of operations and financial condition.
Therefore, the actual results achieved throughout the periods covered by the
Projections necessarily will vary from the projected results, and such variations may be material and adverse.

                  Moreover, the estimated percentage recovery by holders of
allowed claims is based upon IWO's estimate of the value of the New Common
Stock. Because the market and economic conditions upon which such values are based are beyond the control of IWO, the actual results achieved necessarily will vary from the estimate. Such variations may be material and adverse.

         5.       Disruption of Operations

                  The commencement and pendency of IWO's chapter 11 case could adversely affect IWO's commercial relationships, as well as its ability to retain or attract high-quality employees. In such event, weakened operating results may occur that could give rise to variances from IWO's projections.

         6.       Lack of Trading Market

                  Pursuant to the Plan of Reorganization, IWO Holdings' common stock will be cancelled and the New Common Stock will not be listed on any nationally recognized

                                       59

market or exchange. Accordingly, no assurance can be given that a holder of New
Common Stock will be able to sell such securities in the future or as to the price at which any sale may occur. If a holder of New Common Stock is able to sell such securities in the future, the price of the securities could be higher or lower than the value ascribed to them in this Disclosure Statement, depending upon many factors, including prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, Reorganized IWO.

         7.       Dividend Policies

                  IWO Holdings does not anticipate that any dividends will be paid on the New Common Stock in the foreseeable future. In addition, the covenants in the New Notes limit Reorganized IWO's ability to pay dividends.

C.       CERTAIN TAX MATTERS

                  For a summary of certain federal income tax consequences of the Plan of Reorganization to holders of claims and to IWO, see Section XI below, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF
REORGANIZATION."

D.       PENDING LITIGATION OR DEMANDS ASSERTING PREPETITION LIABILITY

                  As of the date of this Disclosure Statement, there were no pending demands or litigation asserting prepetition liability which IWO believes will have a material adverse effect upon the operations or financial position of
IWO, Reorganized IWO or its subsidiaries, if determined unfavorably to IWO.

                                      VII.

                       VOTING PROCEDURES AND REQUIREMENTS

A.       VOTING DEADLINE

                  IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 4 (SENIOR
NOTE CLAIMS) TIMELY EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN OF
REORGANIZATION. All known holders of Senior Note Claims entitled to vote on the
Plan of Reorganization have been sent a Ballot together with this Disclosure
Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this
Disclosure Statement.

                  The Debtors have engaged Financial Balloting Group LLC as
their Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan of Reorganization. IN ORDER FOR
YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE
ADDRESS SET FORTH BELOW BEFORE THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME,
ON DECEMBER 29, 2004.

                                       60

                  IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK, BROKER OR OTHER
NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT
TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE VOTING AGENT BEFORE THE VOTING
DEADLINE.

                  IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT IWO'S VOTING
AGENT AT THE NUMBER SET FORTH BELOW. ANY BALLOT THAT IS EXECUTED AND RETURNED
BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OF
REORGANIZATION WILL NOT BE COUNTED.

                  IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU
MAY CONTACT THE VOTING AGENT AT:

                                    FINANCIAL BALLOTING GROUP LLC
                                    757 THIRD AVENUE, 3RD FLOOR
                                    NEW YORK, NEW YORK  10017
                                    ATTN:  IWO BALLOT TABULATION

                                    TEL.: (646) 282-1800

                  Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the address set forth immediately above.

B.       HOLDERS OF CLAIMS ENTITLED TO VOTE

                  Class 4 (Senior Note Claims) is the only class of claims and equity interests under the Plan of Reorganization that are impaired and entitled to vote to accept or reject the Plan of Reorganization. Each holder in Class 4
(Senior Note Claims) as of November 24, 2004 (the record date established by IWO for purposes of this solicitation) may vote to accept or reject the Plan of
Reorganization.

C.       VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

                  Under the Bankruptcy Code, acceptance of a plan of
reorganization by a class of claims occurs when holders of at least two-thirds in dollar amount and more than one half in number of the allowed claims of that class that cast ballots for acceptance or rejection of the plan of reorganization vote to accept the plan. Thus, acceptance of the Plan of
Reorganization by Class 4 (Senior Note Claims) will occur only if at least two-thirds in dollar amount and a majority in number of the holders of Senior
Note Claims, respectively, that cast their Ballots vote in favor of acceptance.
As noted in the Introduction and Article II hereof, IWO has entered into the
Lock Up Agreement with members of the Senior Noteholder Committee who collectively beneficially own approximately 68% of the outstanding Senior Notes.
Pursuant to the terms and conditions of the Lock Up Agreement, each such holder of Senior Notes has agreed to vote to accept the Plan of Reorganization.

                                       61

                  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy
Code.

D.       VOTING PROCEDURES

         1.       Holders of Class 4 (Senior Note Claims)

                  All record holders of Senior Note Claims in Class 4 should complete the enclosed Ballot and return it to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline.

         2.       Delivery of Old Securities

                  IWO is not at this time requesting the delivery of, and
neither IWO nor the Voting Agent will accept, certificates representing any
Senior Notes.

         3.       Withdrawal of Ballot or Master Ballot

                  Any voter that has delivered a valid Ballot or Master Ballot may withdraw its vote by delivering a written notice of withdrawal to the Voting
Agent before the Voting Deadline. To be valid, the notice of withdrawal must (a)
be signed by the party who signed the Ballot or Master Ballot to be revoked, and
(b) be received by the Voting Agent before the Voting Deadline. IWO may contest the validity of any withdrawals.

                  Any holder that has delivered a valid Ballot or Master Ballot may change its vote by delivering to the Voting Agent a properly completed subsequent Ballot or Master Ballot so as to be received before the Voting
Deadline. In the case where more than one timely, properly completed Ballot or
Master Ballot is received, only the Ballot or Master Ballot that bears the latest date will be counted.

                                      VIII.

                   CONFIRMATION OF THE PLAN OF REORGANIZATION

A.       CONFIRMATION HEARING

                  Section 1128(a) of the Bankruptcy Code requires the Bankruptcy
Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. As promptly as practicable after the commencement by IWO of its chapter 11 case, IWO will request the Bankruptcy Court to schedule a confirmation hearing. Notice of the confirmation hearing will be provided to all creditors and equity holders or their representatives. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

                  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization. Any objection to confirmation of

                                       62

the Plan of Reorganization must be in writing, must conform to the Bankruptcy
Rules, must set forth the name of the objector, the nature and amount of claims or interests held or asserted by the objector against IWO's estate or property, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges LLP, Attorneys for
IWO, 767 Fifth Avenue, New York, New York 10153, Attention: Jeffrey L.
Tanenbaum, Esq., (ii) Richards, Layton & Finger, P.A., Attorneys for the
Debtors, One Rodney Square, P.O. Box 551, Wilmington, Delaware, 19899,
Attention: Mark D. Collins, Esq., (iii) Paul, Weiss, Rifkind, Wharton & Garrison
LLP, 1285 Avenue of the Americas, New York, NY 10019, Attorneys for the Senior
Noteholder Committee, Attention: Andrew N. Rosenberg, Esq., and (iv) Wachtell,
Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, Attorneys for the
Agent, Attention: Harold S. Novikoff, Esq., so as to be received no later than the date and time designated in the notice of the confirmation hearing.

                  Objections to confirmation of the Plan of Reorganization are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY
SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.                REQUIREMENTS FOR CONFIRMATION OF THE PLAN OF REORGANIZATION

         1.       Requirements of Section 1129(a) of the Bankruptcy Code

                  (a) General Requirements. At the confirmation hearing, the
Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

                           (1) The Plan of Reorganization complies with the
                  applicable provisions of the Bankruptcy Code.

                           (2) IWO has complied with the applicable provisions
                  of the Bankruptcy Code.

                           (3) The Plan of Reorganization has been proposed in
                  good faith and not by any means proscribed by law.

                           (4) Any payment made or promised by IWO or by a
                  Person issuing securities or acquiring property under the Plan of Reorganization for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the Plan of Reorganization and incident to the chapter 11 case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan of Reorganization is reasonable, or if such payment is to be fixed after
                  confirmation of the Plan of Reorganization, such payment is subject to the approval of the Bankruptcy Court as reasonable.

                                       63

                           (5) IWO has disclosed the identity and affiliations
                  of any individual proposed to serve, after confirmation of the
                  Plan of Reorganization, as a director or officer of each
                  Debtor, an affiliate of IWO participating in a Plan of
                  Reorganization with IWO, or a successor to IWO under the Plan of Reorganization, and the appointment to, or continuance in, such office of such individual is consistent with the
                  interests of creditors and equity holders and with public
                  policy, and IWO has disclosed the identity of any insider that will be employed or retained by IWO, and the nature of any compensation for such insider.

                           (6) With respect to each class of claims or equity
                  interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan of Reorganization or will receive or retain under the Plan of Reorganization on account of such holder's claim or equity interest, property of a value, as of the Consummation Date, that is not less than the amount such holder would receive or retain if IWO were liquidated on the Consummation Date under chapter 7 of the
                  Bankruptcy Code. See discussion of "Best Interests Test"
                  below.

                           (7) Except to the extent that the Plan of
                  Reorganization meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each class of claims or equity interests has either accepted the Plan of
                  Reorganization or is not impaired under the Plan of
                  Reorganization.

                           (8) Except to the extent that the holder of a
                  particular claim has agreed to a different treatment of such claim, the Plan of Reorganization provides that administrative expenses and priority claims, other than priority tax claims, will be paid in full on the Consummation Date and that
                  priority tax claims will receive on account of such claims deferred Cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the Consummation Date, equal to the allowed amount of such claims.

                           (9) At least one class of impaired claims has
                  accepted the Plan of Reorganization, determined without
                  including any acceptance of the Plan of Reorganization by any insider holding a claim in such class.

                           (10) Confirmation of the Plan of Reorganization is
                  not likely to be followed by the liquidation or the need for further financial reorganization of IWO or any successor to
                  IWO under the Plan of Reorganization, unless such liquidation or reorganization is proposed in the Plan of Reorganization.
                  See discussion of "Feasibility" below.

                           (11) The Plan of Reorganization provides for the
                  continuation after the Consummation Date of payment of all
                  Retiree Benefits (as defined in section 1114 of the Bankruptcy
                  Code), at the level established pursuant to subsection
                  1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time

                                       64

                  prior to confirmation of the Plan of Reorganization, for the duration of the period IWO has obligated itself to provide such benefits.

                  (b) Best Interests Test. As described above, the Bankruptcy
Code requires that each holder of an impaired claim or equity interest either
(a) accepts the plan of reorganization or (b) receives or retains under the plan property of a value, as of the Consummation Date, that is not less than the value such holder would receive or retain if IWO were liquidated under chapter 7 of the Bankruptcy Code on the Consummation Date.

                  The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of IWO's assets and properties in the context of a chapter 7 liquidation case. The gross amount of
Cash available would be the sum of the proceeds from the disposition of IWO's assets and the Cash held by IWO at the time of the commencement of the chapter 7 case. The next step, however, is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of IWO's business and the use of chapter 7 for the purposes of liquidation. Any remaining net Cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy
Code (see discussion below). Finally, the present value of such allocations
(taking into account the time necessary to accomplish the liquidation) are compared to the value of the property that is proposed to be distributed under the Plan of Reorganization on the Consummation Date.

                  IWO's costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by IWO during the chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the
United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, additional claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by IWO both prior to, and during the pendency of, the chapter 11 case.

                  The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full, with interest.
IWO believes that in a chapter 7 case, holders of Senior Notes, General
Unsecured Claims, and Old Common Stock Interests would receive no distributions of property.

                  After consideration of the effects that a chapter 7
liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion

                                       65

in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) substantial increases in claims which would be satisfied on a priority basis, IWO has determined that confirmation of the Plan of
Reorganization will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of IWO under chapter
7 of the Bankruptcy Code.

                  Moreover, IWO believes that the value of any distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 case would be the same or less than the value of distributions under the Plan of
Reorganization because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased.

                  IWO'S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT
MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE
ASSETS OF IWO. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS
WHICH ARE DESCRIBED. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION
OF IWO'S ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE
REALIZED IN AN ACTUAL LIQUIDATION.

                  (c) Liquidation Analysis. IWO's chapter 7 liquidation analysis and assumptions are set forth below:

                  Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired Allowed Claim or Equity Interest either (a) accept the plan of reorganization or (b) receive or retain under such plan property of a value, as of the consummation date of the plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter
7 of the Bankruptcy Code on the consummation date of the plan.

                  The purpose of the Liquidation Analysis that follows is to provide information in order for the Bankruptcy Court to determine that the Plan of Reorganization satisfies this requirement. The Liquidation Analysis was prepared to assist the Bankruptcy Court in making this determination and should not be used for any other purpose.

                  The following presents the general assumptions that were used in preparing the Liquidation Analysis assuming a chapter 7 case in which a chapter 7 trustee is charged with reducing to cash any and all assets of the
Debtors and making distributions to the holders of Allowed Claims and Equity
Interests in accordance with the distributive provisions of section 726 of the
Bankruptcy Code.

                  Conversion of the Debtors' cases to cases under chapter 7 of the Bankruptcy Code would likely result in additional costs to the estates.
Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee as

                                       66

well as professionals retained by the trustee, asset disposition expenses
(including broker fees and other commissions), personnel costs, and costs and expenses associated with preserving and protecting the Debtors' assets during the liquidation period.

                  The Liquidation Analysis is limited to presenting information provided by management and does not include an independent evaluation of the underlying assumptions. The Liquidation Analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants. The estimates and assumptions, although considered reasonable by management, are inherently subject to significant uncertainties and contingencies beyond the control of management. Accordingly, there can be no assurance that the results shown would be realized if the Debtors were liquidated, and actual results in such case could vary materially from those presented. If actual results are different from those shown, or if the assumptions used in formulating the Liquidation Analysis were not realized, then distributions to and recoveries by holders of Allowed
Claims and Equity Interests would be materially affected.

                  In addition, the actual amounts of claims against the Debtors'
estates could vary significantly from estimated amounts depending upon the claims asserted during the pendency of the chapter 7 case, by reason of, among other things, the breach or rejection of executory contracts and leases. The
Liquidation Analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential claims. The
Liquidation Analysis also does not include recoveries from potential avoidance actions. For the foregoing reasons and others, the Liquidation Analysis is not necessarily indicative of the values that may be realized in an actual liquidation, which values could vary materially from the estimates provided herein.

                  The Liquidation Analysis, which was prepared by the Debtors in consultation with their financial and legal advisers, is based upon a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is based upon assumptions with regard to liquidation decisions that would be made by the trustee (not management) and that are subject to change. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized by the Debtors were they, in fact, to undergo such a liquidation.

                  General Assumptions

                  (1) The Liquidation Analysis is based upon an estimate of the proceeds that would be realized by the Debtors in the event that the Debtors'
assets are liquidated under chapter 7 of the Bankruptcy Code. The Liquidation
Analysis is based upon projected balance sheets as of December 31, 2004.
Management of the Debtors does not believe that historical information or future projected information would vary significantly. However, this analysis is subject to change as a result of any changes in the Debtors' operations.

                                       67

                  (2) The chapter 7 liquidation period is assumed to be 3 months following the appointment or election of a chapter 7 trustee. The collection of receivables and the marketing and sale of property, plant and equipment are assumed to be completed by the end of the third month. It is assumed that no services would be provided to the Debtors' customers during the liquidation period and the wind-down of business operations of the Debtors will occur during the 3 months. The wind-down costs have been estimated by the Debtors' management and any deviation from this assumed period could have a material impact on the wind-down costs, the amount of administrative claims, proceeds from asset sales and the ultimate recovery to the creditors of the Debtors' estates.

                  (3) All distributions will be made as and when proceeds from the disposition of assets and collection of receivables are received; however, the projected recoveries have not been discounted to reflect the present value of any distributions.

                  (4) The claim amounts reflected in the Liquidation Analysis were estimated based upon a review of the Debtors' balance sheets as of
September 30, 2004 and estimates of claims that would arise in the event the
Debtors' cases were converted to cases under chapter 7 of the Bankruptcy Code.
The actual amount of claims allowed will change as a result of the resolution of various disputed, contingent, or unliquidated claims that have been or may be filed with the Bankruptcy Court.

                  (5) Management believes that it is unlikely that any taxable gains would be triggered through a liquidation of the Debtors' assets. However, if for some reason there were to be a taxable gain from the liquidation of the
Debtors' assets, any realized gains would be offset by the Debtors' current pretax losses and/or net operating loss carryforwards with minimal or no tax liability resulting.

                  (6) The Liquidation Analysis does not assume the sale of the
Debtors' assets or any portion thereof on a going concern basis. As a result, the values reflected in the Liquidation Analysis are not indicative of the values that might be received were the Debtors to sell any of their assets as a going concern separately or as a whole. The values reflected in the Liquidation
Analysis are based solely on the assumption that the Debtors pursue a pure liquidation under chapter 7 of the Bankruptcy Code.

                                       68

Notes to Liquidation Analysis

The notes below identify and describe the significant assumptions that are incorporated in the Liquidation Analysis:

(1)      The Debtors' estimated Cash and Cash Equivalents as of the liquidation date is approximately $39.1 million. In liquidation, the estimated recovery on the balance of Cash and Cash Equivalents is 100%.

(2)      The Debtors' Accounts Receivables are primarily comprised of amounts owed by their customers. The Debtors' management believes that liquidation would have a significant impact on collections of Accounts
         Receivables. An estimated recovery percentage has been assigned to each category of receivable. The estimated recovery percentage on receivables is approximately 4% to 13%.

(3)      Inventories consist primarily of wireless handsets and accessories. The estimated recovery percentage on inventories is estimated to be between
         50% and 70%.

(4)      Prepaid and Other Current Assets consist primarily of prepaid rent, prepaid insurance and restructuring fee retainers. No recovery is estimated from the liquidation of these assets.

(5)      Property and Equipment consist primarily of cell site and switching equipment, leasehold improvements, hardware and software, furniture, office equipment and certain buildings and vehicles. Leasehold improvements and software were ascribed no value. The recoveries for cell site and switching equipment were based on management's "gray market" value estimates, and ranged from $13.2 million to $34.8 million. The recovery of office equipment and furniture is estimated to be 10% to 15% of gross value; the recovery of buildings is estimated to be $700,000 to $900,000 and the recovery for vehicles is estimated to be 25% to 40% of gross value.

(6)      Intangible Assets consist primarily of goodwill, customer relationships and deferred financing costs. No recovery is estimated from the liquidation of these assets.

(7)      Other Assets include deferred activation costs and surety bond collateral. The recovery of surety bond collateral is estimated to be between 90% and 100%. No recovery is estimated from the liquidation of deferred activation costs.

(8)      Wind-down expenses include costs associated with the liquidation of assets after notification of wind-down to customers and include certain field employee salary and severance payments, certain real estate leases, management fees and insurance costs.

(9)      Trustee fees are projected to be approximately 3% of gross liquidation proceeds in accordance with section 326 of the Bankruptcy Code.

(10)     Professional fees represent the costs of a chapter 7 case for attorneys, accountants, appraisers and other professionals retained by the chapter 7 trustee. Fee estimates were based upon management's review of the nature of these costs.

(11)     The payment of expenses was assumed to take place throughout the
         3-month liquidation period as and when proceeds from the disposition of assets and collection of receivables occur. No interest income is assumed to be earned on the net liquidation proceeds.

(12)     Secured Claims consist of the Secured Revolver, the Secured Term Loan A and the Secured Term Loan B.

(13)     Accrued expenses include amounts associated with disputes with Sprint
         PCS regarding certain charges billed by Sprint PCS.

                                       69

                              IWO HOLDINGS, INC AND
                                  SUBSIDIARIES
                        PRELIMINARY LIQUIDATION SCENARIO
                                 ($ IN MILLIONS)

I. STATEMENT OF ASSETS

                                                              HYPOTHETICAL            ESTIMATED
                                            PROJECTED           RECOVERY          LIQUIDATION VALUE
                                           BOOK VALUE         PERCENTAGE             (UNAUDITED)
                                            12/31/04    ----------------------- ----------------------
                                           (UNAUDITED)      LOW        HIGH        LOW          HIGH
                                         -------------- ----------- ----------- ----------- -----------

Current Assets:
  Cash & Cash Equivalents                      $39.1        100%        100%       $39.1       $39.1
  Subscriber Receivables, Net                   10.9          4%         13%         0.5         1.5
  Inventory                                      2.1         50%         70%         1.0         1.4
  Prepaid Expenses and Other Current
     Assets                                      8.0          0%          0%         0.0         0.0
                                         -------------- ----------------------- -----------------------
     Total Current Assets                      $60.1         68%         70%       $40.6       $42.0
Long Term Assets:
   Property & Equipment, gross                $224.4          6%         16%       $14.5       $36.7
   Intangible Assets, gross                     38.3          0%          0%         0.0         0.0
   Other Assets                                  2.2         66%         74%         1.4         1.6
                                         -------------- ----------------------- -----------------------
     Total Long Term Assets                   $264.9          6%         14%       $15.9       $38.3
                                         -------------- ----------------------- -----------------------
        GROSS ESTIMATED PROCEEDS
           AVAILABLE FOR DISTRIBUTION         $325.0       17.4%       24.7%       $56.5       $80.2
                                         ============== ======================= =======================
Less:
Wind Down Expenses                                                                  (4.8)       (4.8)
                                                                                -----------------------
        TOTAL PROCEEDS AVAILABLE FOR DISTRIBUTION                                  $51.7       $75.4
                                                                                =======================

II. DISTRIBUTION OF PROCEEDS

                                                                          ESTIMATED
                                                        PROJECTED     LIQUIDATION VALUE
                                                       BOOK VALUE         (UNAUDITED)
                                                        12/31/04     -----------------------
                                                       (UNAUDITED)      LOW       HIGH
                                                       -----------   ---------- ------------

Adminstrative and Priority Claims
  Professional Fees                                                        $2.5       $2.5
  Trustee Fees                                                              1.7        2.4
                                                                     -----------------------
    Total Admistrative and Priority Claims                                 $4.2       $4.9
  Proceeds Available for payment of secured claims                        $47.5      $70.5

Secured Claims
  Secured Bank Debt                                       $215.0          $47.5      $70.5
    Total Secured Claims                                   215.0           47.5       70.5

  Proceeds Available for payment of unsecured claims                       $0.0       $0.0

Unsecured Claims
Senior Notes (1)                                          $181.5           $0.0       $0.0
Accounts Payable                                            23.3            0.0        0.0
Accrued Expenses                                            27.4            0.0        0.0
US Unwired Termination Fee                                   2.5            0.0        0.0
                                                       -----------   -----------------------
    Total Unsecured Claims                                $234.6           $0.0       $0.0

  Proceeds Available for distribution to Common Stock                      $0.0       $0.0

(1) Includes $160 million of principal amount and $21.5 million of accrued interest from last payment on January 15, 2004.

                                       70

                  (d) Feasibility. The Bankruptcy Code requires a debtor to
demonstrate that confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan of reorganization. For purposes of determining whether the Plan of Reorganization meets this requirement, IWO has analyzed its ability to meet its obligations as contemplated thereunder. As part of this analysis, IWO has prepared the projections contained in Section V above, entitled "PROJECTIONS AND VALUATION ANALYSIS." These projections are based upon the assumption that the Plan of Reorganization will be confirmed by the
Bankruptcy Court and, for projection purposes, that the Consummation Date of the
Plan of Reorganization and its substantial consummation will take place on or about December 31, 2004. The projections include balance sheets, statements of operations and statements of cash flows. Based upon the projections, IWO believes it will be able to make all payments required to be made pursuant to the Plan of Reorganization.

         2.       Requirements of Section 1129(b) of the Bankruptcy Code

                  The Bankruptcy Court may confirm the Plan of Reorganization over the rejection or deemed rejection of the Plan of Reorganization by a class of claims or equity interests if the Plan of Reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to such class.

                  No Unfair Discrimination. This test applies to classes of
claims or equity interests that are of equal priority and are receiving different treatment under a plan of reorganization. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

                  Fair and Equitable Test. This test applies to classes of
different priority (e.g., unsecured versus secured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

                  Secured Claims. Each holder of an impaired secured claim
either (i) retains its liens on the property (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred Cash payments having a value, as of the consummation date of the plan, of at least the allowed amount of such claim or (ii) receives the "indubitable equivalent" of its allowed secured claim.

                  Unsecured Claims. Either (i) each holder of an impaired
unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed unsecured claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan of reorganization.

                  Equity Interests. Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the

                                       71

stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan of reorganization.

                  IWO believes the Plan of Reorganization will satisfy the "fair and equitable" requirement notwithstanding that Class 6 (Old Common Stock
Interests) is deemed to reject the Plan of Reorganization because, as to Class
6, no class that is junior to such a dissenting class will receive or retain any property on account of the claims or equity interests in such class.

         3.       Reservation of "Cram Down" Rights

                  The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan of reorganization over the dissent of any class of claims or equity interests as long as the standards in section 1129(b) are met. This power to confirm a plan over dissenting classes - often referred to as "cram down" -
is an important part of the reorganization process. It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

                  The Debtors reserve the right to seek confirmation of the Plan of Reorganization, notwithstanding the rejection of the Plan of Reorganization by any Class entitled to vote. In the event a Class votes to reject the Plan of
Reorganization, the Debtors will request the Bankruptcy Court to rule that the
Plan of Reorganization meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to such Class. The Debtors will also seek such a ruling with respect to each Class that is deemed to reject the Plan of
Reorganization.

                                       IX.

                              FINANCIAL INFORMATION

A.       GENERAL

                  The audited consolidated balance sheets as of December 31,
2003 and December 31, 2002 and the related consolidated statements of operations and cash flows for the year ended December 31, 2003, for the periods from April
1, 2002 through December 31, 2002 and January 1, 2002 through March 31, 2002 and for the year ended December 31, 2001 of IWO Holdings and its subsidiaries are contained in Item 8 - "Financial Statements and Supplementary Data" in IWO
Holdings' Annual Report on Form 10-K for the fiscal year ended December 31,
2003, a copy of which is annexed as Exhibit 3 to this Disclosure Statement, and the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of claims and equity interests to better understand IWO's historical business performance and the impact of the
Reorganization Case on IWO's business.

                                       72

B.       SELECTED FINANCIAL DATA

                  See Item 6 - "Selected Financial Data" set forth in the Annual
Report on Form 10-K for the fiscal year ended December 31, 2003 annexed as
Exhibit 3 to this Disclosure Statement.

C.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
         OF OPERATIONS

                  For a detailed discussion by management of IWO's financial condition, results of operations, and liquidity and capital resources, see Item
7 - "Management's Discussion and Analysis of Financial Condition and Results of
Operations" in the Annual Report on Form 10-K for the fiscal year ended December
31, 2003 annexed as Exhibit 3 to this Disclosure Statement.

D.       RECENT PERFORMANCE

                  See IWO Holdings' Quarterly Report on Form 10-Q for the
quarter ended September 30, 2004 annexed as Exhibit 4 to this Disclosure
Statement.

                                       X.

                        ALTERNATIVES TO CONFIRMATION AND
                   CONSUMMATION OF THE PLAN OF REORGANIZATION

                  If the Plan of Reorganization is not confirmed and
consummated, the alternatives to the Plan of Reorganization include (i)
liquidation of IWO under chapter 7 of the Bankruptcy Code and (ii) an alternative chapter 11 plan of reorganization.

A.       LIQUIDATION UNDER CHAPTER 7

                  If no plan can be confirmed, IWO's chapter 11 case may be
converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of IWO for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recovery of holders of claims and equity interests and IWO's liquidation analysis are set forth in Section VIII.B.1(b) above, entitled "CONFIRMATION OF THE PLAN OF
REORGANIZATION -- Requirements for Confirmation of the Plan of Reorganization --
Best Interests Test." IWO believes that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the
Plan of Reorganization because of (a) the likelihood that the assets of IWO would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of IWO's operations. In a chapter 7 liquidation, IWO believes that there would be no distribution to

                                       73

the holders of Senior Note Claims, General Unsecured Claims or the holders of
Equity Interests.

B.       ALTERNATIVE PLAN OF REORGANIZATION

                  If the Plan of Reorganization is not confirmed, IWO (or if
IWO's exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different chapter 11 plan of reorganization. Such a plan of reorganization might involve either a reorganization and continuation of IWO's business or an orderly liquidation of its assets under chapter 11. With respect to an alternative plan, IWO has explored various alternatives in connection with the formulation and development of the Plan of Reorganization. IWO believes that the Plan of Reorganization, as described herein, enables creditors and equity holders to realize the most value under the circumstances. In a liquidation under chapter 11, IWO's assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, IWO believes that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan of Reorganization because of the greater return provided by the Plan of Reorganization.

                                       XI.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                          OF THE PLAN OF REORGANIZATION

                  The following discussion summarizes certain U.S. federal
income tax consequences of the implementation of the Plan of Reorganization to the Debtors and certain holders of Claims. The following summary does not address the U.S. federal income tax consequences to holders of Claims whose
Claims are unimpaired (i.e., holders of Priority Non-Tax Claims, Secured Credit
Agreement Claims, Other Secured Claims and General Unsecured Claims) or holders whose interests are extinguished without a distribution in exchange therefor
(i.e., holders of Old Common Stock Interests).

                  The following summary is based on the Internal Revenue Code of
1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the
Internal Revenue Service (the "IRS"), all as in effect on the date hereof.
Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.

                  The U.S. federal income tax consequences of the Plan of
Reorganization are complex and are subject to significant uncertainties. The
Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan of Reorganization. Thus, no assurance can be given as to the interpretation that the

                                       74

IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan of Reorganization, nor does it purport to address the U.S. federal income tax consequences of the Plan of Reorganization to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding a Claim as part of a hedging, integrated constructive sale or straddle and investors in pass-through entities). This summary also does not address any tax consequences to secondary purchasers of New Common Stock.

                  This discussion assumes that the various debt and other
arrangements to which a Debtor is a party will be respected for federal income tax purposes in accordance with their form.

                  ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL
INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A
SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL
CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED
TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, FOREIGN, STATE, LOCAL AND
OTHER TAX CONSEQUENCES TO THEM AS A RESULT OF THE PLAN OF REORGANIZATION.

A.       CONSEQUENCES TO IWO

                  For federal income tax purposes, the Debtors are members of an affiliated group of which US Unwired is the common parent (the "US Unwired
Group") and join in the filing of a consolidated federal income tax return. IWO reported consolidated net operating loss (NOL) carryforwards for federal income tax purposes of approximately $340 million as of December 31, 2003 (a portion of which is subject to certain existing limitations), exclusive of any consolidated
NOL carryforwards allocable to the other members of the US Unwired Group. The amount and availability of such loss carryforwards (including the existence and extent of any applicable limitations) remain subject to audit by the Internal
Revenue Service. The Debtors expect to incur, and it is the Debtors'
understanding that the US Unwired Group expects to incur, additional losses during the taxable year ending December 31, 2004.

                  As discussed below, in connection with the implementation of the Plan of Reorganization, the amount of the Debtors' NOL carryforwards (and possibly certain other tax attributes) will be significantly reduced. Moreover, the Debtors' subsequent utilization of any losses and NOL carryforwards remaining may be severely restricted following the Consummation Date.
Accordingly, IWO is only expected to use a portion of any losses and NOL carryforwards remaining following the implementation of the Plan of
Reorganization.

                                       75

         1.       Cancellation of Debt

                  In general, the Tax Code provides that a debtor in a
bankruptcy case must reduce certain of its tax attributes - such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets - by the amount of any cancellation of debt ("COD"). Where the debtor joins in the filing of a consolidated federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtors and other members of the group also be reduced. COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor. Certain statutory or judicial exceptions can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). Any reduction in tax attributes as a result of COD does not effectively occur until the first day of the taxable year following the taxable year in which the COD is incurred and, consequently, any resulting COD does not impair the debtor's ability to use its tax attributes (to the extent otherwise available) to reduce its tax liability, if any, otherwise resulting from the implementation of the plan. In addition, to the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD has no further effect for U.S. federal tax purposes. If advantageous, a debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOLs or other tax attributes.

                  As a result of the discharge of Claims pursuant to the Plan of
Reorganization, the Debtor will suffer significant COD and potential tax attribute reduction. The extent of such COD and resulting tax attribute reduction will depend, in part, on the value of the New Common Stock distributed. Based on the estimated reorganization value of Reorganized IWO (see
Section V), it is anticipated that the Debtors will incur approximately $97 million of COD, with an associated reduction in the tax attributes of the
Reorganized Debtors, particularly their current year NOLs and NOL carryforwards.

2.       Limitation on NOL Carryforwards and Other Tax Attributes

                  Following the implementation of the Plan of Reorganization, any remaining NOL, capital loss and tax credit carryforwards and, possibly, certain other tax attributes (including current year NOLs) of the Reorganized
Debtors allocable to periods prior to the Consummation Date (collectively,
"pre-change losses") may be subject to limitation under section 382 of the Tax
Code as a result of the change in ownership of Reorganized IWO. These limitations apply in addition to, and not in lieu of, the attribute reduction that results from the discharge of claims pursuant to the Plan of
Reorganization.

                  Under section 382, if a corporation (or consolidated group)
undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. Such limitation also may apply to certain losses or deductions that are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized.

                                       76

                  The issuance of the New Common Stock to holders of Senior Note
Claims pursuant to the Plan of Reorganization will constitute an "ownership change" of Reorganized IWO Holdings.

                  (a)      General Section 382 Annual Limitation

                  In general, the amount of the annual limitation to which a corporation (or a consolidated group) that undergoes an ownership change would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the parent corporation) immediately before the ownership change (with certain adjustments)
multiplied by (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.27% for ownership changes occurring during
December 2004). For a corporation (or a consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the stock value generally is determined immediately after (rather than before) the ownership change, after giving effect to the surrender of creditors' claims.

                  Any unused limitation may be carried forward, thereby
increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

                  (b)      Built-In Gains and Losses

                  As indicated above, section 382 can operate to limit the
deductibility of built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.

                  Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that joined the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. Thus, a consolidated group can be considered to have both a net unrealized built-in loss and a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed

                                       77

to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15%
of the fair market value of its assets (with certain adjustments) before the ownership change. Due to certain factual and interpretational issues, it is unclear whether the Debtors will be in a net unrealized built-in gain position or a net unrealized built-in loss position on the Consummation Date.

                  (c)      Special Bankruptcy Exception

                  An exception to the foregoing annual limitation rules
generally applies where qualified (so-called "old and cold") creditors of a debtor receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the consummation date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the bankruptcy proceeding. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor's future utilization of any pre-change losses existing at the time of the subsequent ownership change against future taxable income.

                  The Debtors do not anticipate the ownership changes that will occur pursuant to the Plan of Reorganization will qualify for this exception due to the extent of trading in and accumulation of Claims that has occurred over the last eighteen (18) months. In addition, neither the statute nor the regulations address whether this exception can be applied on a consolidated basis or only on a separate company basis. Even if the Debtors qualify for this exception, the Debtors may, if they so desire, elect not to have the exception apply and instead remain subject to the annual limitation described above. Such election would have to be made in the Debtors' U.S. federal income tax return for the taxable year in which the change occurs.

         3.       Alternative Minimum Tax

                  In general, a U.S. federal alternative minimum tax ("AMT") is imposed on a corporation's U.S. alternative minimum taxable income at a 20% tax rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only
90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

                  In addition, if a corporation (or consolidated group)
undergoes an "ownership change" within the meaning of section 382 of the Tax
Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation's (or consolidated group's) aggregate tax basis in its

                                       78

assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. It is not entirely clear whether this provision would apply even if the Debtors otherwise qualify for, and avail themselves of, the special bankruptcy exception to the annual limitation rules of section 382 discussed in the preceding section.

                  Any AMT that a U.S. corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

         4.       Nondeductibility of Interest on the Senior Discount Notes

                  The Senior Discount Notes will be issued with original issue discount ("OID") and are expected to constitute "applicable high yield discount obligations" within the meaning of section 163(e)(5) of the Tax Code. In such event, Reorganized IWO Holding's interest deduction with respect to any OID relating to the Senior Discount Notes will be disallowed to the extent the yield to maturity on the debt instrument exceeds six percentage points over the applicable federal rate for obligations of similar maturity (4.63% for obligations issued in December 2004), and any remaining interest deductions will be deferred until paid in Cash.

         5.       Possible Conversion of IWO Corp. into a Limited Liability
                  Company

                  In connection with the implementation of the Plan of
Reorganization, the Debtors may, in their discretion, convert IWO Corp. from a corporation to a limited liability company. Should the Debtors choose to effectuate any such conversion, the Debtors intend to do so in a manner that would not have material adverse tax consequences to the Debtors.

B.       CONSEQUENCES TO HOLDERS OF SENIOR NOTE CLAIMS

                  Pursuant to and in accordance with the Plan of Reorganization, holders of Allowed Senior Note Claims will receive New Common Stock in satisfaction of their Claims.

         1.       Recapitalization Transaction

                  The U.S. federal income tax consequences of the Plan of
Reorganization to holders of Allowed Senior Note Claims depend, in part, on whether such Claims constitute "securities" of IWO for federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury
Regulations promulgated thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a
"security" generally depends on an overall evaluation of the nature of the original debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. The following

                                       79

discussion assumes that the Senior Note Claims (which have an approximately ten year term) constitute "securities" of IWO.

                  Accordingly, the distribution of New Common Stock in exchange for an Allowed Senior Note Claim will constitute a tax-free "recapitalization"
for federal income tax purposes. Thus, a holder of a Senior Note Claim generally will not recognize gain or loss upon such exchange. For a discussion of the tax consequences of any accrued but unpaid interest, see subsection XI.B.2 below, entitled "Distributions in Discharge of Accrued But Unpaid Interest."

                  In general, a holder's aggregate tax basis in any New Common
Stock received in satisfaction of an Allowed Senior Note Claim will equal the holder's aggregate adjusted tax basis in its Claim (including any Claim for accrued but unpaid interest) increased by any interest income recognized in respect of its Claim and decreased by any deductions claimed in respect of any previously accrued interest. In general, the holder's holding period for the New
Common Stock received will include the holder's holding period for the Claim except to the extent issued in respect of a Claim for accrued but unpaid interest (which will begin the day following the receipt of such stock).

         2.       Distributions in Discharge of Accrued but Unpaid Interest

                  Pursuant to the Plan of Reorganization, all distributions in respect of any Claim will be allocated first to the principal amount of such
Claim, as determined for federal income tax purposes and, thereafter, to the extent the consideration exceeds such amount, to any portion of such Claim representing accrued but unpaid interest. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.
Accordingly, the extent to which any amounts received by holders of Senior Note
Claims will be allocated to any accrued but unpaid interest for federal income tax purposes is unclear.

                  In general, to the extent that any amount received by a holder of an Allowed Claim (whether Cash, stock, or other consideration) is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder is urged to consult its tax advisor with respect to the allocation of amounts received between the principal and interest portions of its Claim.

         3.       Ownership and Disposition of New Common Stock

                  Any gain recognized by a holder of New Common Stock upon a subsequent taxable disposition of such stock (or any stock or property received for it in a later tax-free exchange) will be treated as ordinary income for U.S.
federal income tax purposes to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to the Claim for which stock was received and any ordinary loss deductions incurred upon satisfaction of the Claim, less any income (other than interest income)

                                       80

recognized by the holder upon satisfaction of the Claim, and (ii) with respect to a Cash basis holder, any amount that would have been included in its gross income if the holder's Claim had been satisfied in full but that was not included by reason of the Cash method of accounting.

                  A holder of a Senior Note Claim may be required to treat all or a portion of any gain recognized as ordinary income under the market discount provisions of the Tax Code. In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued market discount not treated as ordinary income upon a tax-free exchange (including a tax-free recapitalization) of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan of Reorganization (and, likely, even without the issuance of regulations), any holder of a Senior Note Claim that constitutes a "security" of the Debtor for federal income tax purposes would carry over any accrued market discount to any New Common Stock received pursuant to the Plan of Reorganization, such that any gain recognized by the holder upon a subsequent disposition of such stock also would be treated as ordinary income to the extent of any such accrued market discount not previously included in income. In general, a Claim will have "accrued market discount" if such Claim was acquired after its original issuance to its adjusted issue price.

C.       INFORMATION REPORTING AND WITHHOLDING

                  All distributions to holders of Claims under the Plan of
Reorganization are subject to any applicable withholding (including employment tax withholding). Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to
"backup withholding" at the then applicable rate (currently 28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d)
under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

                  In addition, from an information reporting perspective,
Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, the following: (1)
certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds; and (2) certain transactions in which the taxpayer's book-tax differences exceed a specified threshold in any tax year. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan of Reorganization would be subject to these regulations and require disclosure on the holders' tax returns.

                                       81

                  THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL
PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS
CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE
UNDER THE PLAN OF REORGANIZATION.

                                       82

                                   CONCLUSION

                  IWO believes that confirmation and implementation of the Plan of Reorganization is in the best interests of the holders of Senior Notes, the
Lenders and holders of General Unsecured Claims and urges holders of Senior Note
Claims entitled to vote on the Plan of Reorganization to vote to accept the Plan of Reorganization and to evidence such acceptance by returning their Ballots so that they will be received by the Voting Agent no later than 5:00 p.m., Eastern
Time, on December 29, 2004.

Dated: December 1, 2004
                                         Respectfully submitted,

                                         IWO HOLDINGS, INC.
                                         INDEPENDENT WIRELESS ONE
                                             CORPORATION
                                         INDEPENDENT WIRELESS ONE
                                             LEASED REALTY CORPORATION

                                         By:  /s/ James J. Loughlin, Jr.
                                              ----------------------------------
                                         Name:  James J. Loughlin, Jr.
                                         Title: Chief Restructuring Officer

COUNSEL:

/s/ Jeffrey L. Tanenbaum
------------------------
Jeffrey L. Tanenbaum, Esq. (JT 9797)
Weil, Gotshal & Manges LLP
Attorneys for the Debtors
767 Fifth Avenue
New York, New York  10153

(212) 310-8000

                                       83

                                    EXHIBIT 1

                             PLAN OF REORGANIZATION

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

----------------------------------------------------------------X
                                                                :
IN RE                                                           :      CHAPTER 11 CASE NO.
                                                                :
IWO HOLDINGS, INC., ET AL.,                                     :      __-______(       )
                                                                :
                  DEBTORS.                                      :      (JOINTLY ADMINISTERED)
                                                                :
----------------------------------------------------------------X

                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP                    RICHARDS, LAYTON & FINGER, P.A.
Attorneys for Debtors and                     Attorneys for Debtors and
  Debtors In Possession                         Debtors In Possession
767 Fifth Avenue                              One Rodney Square
New York, New York  10153                     P.O. Box 551
(212) 310-8000                                Wilmington, Delaware 19899
                                              (302) 651-7700

Dated:    _________, 200_

                                        i

                                   (CONTINUED)

                                       ii

                                   (CONTINUED)

SECTION 5             IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED; ACCEPTANCE OR

         6.5.     Possible Conversion of Independent Wireless One Corporation into a Limited
                  Liability Company ...................................................................14

                                       iii

                                   (CONTINUED)

                                       iv

                                   (CONTINUED)

                                        v

                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         IWO Holdings, Inc. and its subsidiaries, Independent Wireless One
Corporation and Independent Wireless One Leased Realty Corporation, debtors and debtors in possession, jointly propose the following chapter 11 Plan of
Reorganization, dated as of _________, 200_, pursuant to section 1121(a) of the
Bankruptcy Code:

                                    SECTION 1

                         DEFINITIONS AND INTERPRETATION

A.                Definitions.

                  The following terms used herein shall have the respective
meanings defined below:

                  1.1. ADMINISTRATIVE EXPENSE CLAIM means any right to payment constituting a cost or expense of administration of the Reorganization Cases allowed under sections 503(b), 507(a)(1) and 507(b) of the Bankruptcy Code.

                  1.2. AGENT means JPMorgan Chase Bank, the administrative agent of the Lenders under the Secured Credit Agreement.

                  1.3. ALLOWED means, with reference to any Claim or Equity
Interest, (a) any Claim or Equity Interest (i) as to which no objection to allowance has been interposed on or before the Consummation Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy
Rules, or the Bankruptcy Court, provided, however, that such period may not exceed sixty (60) days after the Consummation Date, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy
Court or (c) any Claim or Equity Interest expressly allowed hereunder.

                  1.4. BANKRUPTCY CODE means title 11, United States Code, as applicable to the Reorganization Cases, as now in effect or hereafter amended.

                  1.5. BANKRUPTCY COURT means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the
Reorganization Cases.

                  1.6. BANKRUPTCY RULES means the Federal Rules of Bankruptcy
Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States Code, as amended from time to time, applicable to the
Reorganization Cases, and the local rules of the Bankruptcy Court.

                  1.7. BENEFIT PLANS means all benefit plans, policies and
programs sponsored by the Debtors, including, without limitation, all savings plans and health and welfare plans.

                  1.8. BUSINESS DAY means any day other than a Saturday, a
Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

                  1.9. CASH means legal tender of the United States of America.

                  1.10. CLAIM has the meaning set forth in section 101(5) of the
Bankruptcy Code.

                  1.11. CLASS means any group of substantially similar Claims or
Equity Interests classified by the Plan of Reorganization pursuant to sections
1122 and 1129(a)(1) of the Bankruptcy Code.

                  1.12. COLLATERAL means any property or interest in property of the Debtors' Estates subject to a Lien to secure the payment or performance of a
Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise determined to be invalid under the Bankruptcy Code or applicable law.

                  1.13. CONFIRMATION DATE means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

                  1.14. CONFIRMATION HEARING means the hearing to be held by the
Bankruptcy Court regarding confirmation of this Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

                  1.15. CONFIRMATION ORDER means the order of the Bankruptcy
Court confirming this Plan of Reorganization pursuant to section 1129 of the
Bankruptcy Code.

                  1.16. CONSUMMATION DATE means the first Business Day on which all the conditions precedent to the Consummation Date specified in section 10.1 hereof shall have been satisfied or waived as provided in section 10.2 hereof;
provided, however, that if a stay of the Confirmation Order is in effect, the
Consummation Date shall be the first Business Day after such stay is no longer in effect.

                  1.17. CURE means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (i) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the
Debtors and (ii) permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

                                       2

                  1.18. DEBTORS means IWO Holdings, Independent Wireless One
Corporation, and Independent Wireless One Leased Realty Corporation, debtors in the Reorganization Cases.

                  1.19. DISBURSING AGENT means any entity in its capacity as a disbursing agent under section 7.2 hereof.

                  1.20. DISCLOSURE STATEMENT means that certain disclosure
statement relating to the Debtors' Plan of Reorganization, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the
Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

                  1.21. DISPUTED CLAIM means, with respect to an Administrative
Claim, Claim or Equity Interest, any such Administrative Claim, Claim or Equity
Interest (a) to the extent neither allowed nor disallowed pursuant to the Plan or a Final Order nor deemed allowed pursuant to the Plan or sections 502, 503, or 1111 of the Bankruptcy Code or (b) for which a proof of claim or interest or
(in the case of an Administrative Claim) a motion for payment has been timely filed with the Bankruptcy Court, to the extent any party in interest has interposed a timely objection or request for estimation in accordance with the
Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order.

                  1.22. DISTRIBUTION RECORD DATE means the record date for
purposes of making distributions under the Plan of Reorganization on account of
Allowed Claims, which date shall be the fifth Business Day before the
Confirmation Date.

                  1.23. EQUITY INTEREST means the interest of any holder of
equity securities of IWO Holdings represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in IWO Holdings, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest and any redemption, conversion, exchange, voting, participation and dividend rights and liquidation preferences relating to any such equity securities. When used in the
Plan of Reorganization, the term "Equity Interest" shall include any and all claims (i) for damages arising from the rescission of the purchase or the sale of Equity Interests or (ii) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such claim, which claims are subordinated pursuant to section 510(b) and (c) of the Bankruptcy Code.

                  1.24. ESTATES means the estates of the Debtors as created
under section 541 of the Bankruptcy Code.

                  1.25. FINAL ORDER means an order or judgment of the Bankruptcy
Court entered by the Clerk of the Bankruptcy Court on the docket in the
Reorganization Cases, which has not been reversed, vacated or stayed and as to which (a) the time to appeal,

                                       3

petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under
Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the
Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

                  1.26. GENERAL UNSECURED CLAIM means any Claim against the
Debtors that is not an Administrative Expense Claim, a Priority Non-Tax Claim, a
Priority Tax Claim, a Secured Claim, or a Senior Note Claim.

                  1.27. INDENTURE means that certain Indenture, dated February
2, 2001, pursuant to which IWO Holdings issued the Senior Notes.

                  1.28. INDENTURE TRUSTEE means the indenture trustee identified in the Indenture or any successor to such indenture trustee, but only to the extent such indenture trustee is serving in such capacity as of the Petition
Date.

                  1.29. IWO means the Debtors.

                  1.30. IWO ESCROW COMPANY means the newly-formed Delaware
corporation which will initially issue the New Notes and which will be merged with and into Reorganized IWO Holdings on the Consummation Date.

                  1.31. LENDERS means the lenders from time to time party to the
Secured Credit Agreement and any assignee thereof as permitted under the Secured
Credit Agreement.

                  1.32. LETTERS OF CREDIT means any letters of credit issued and outstanding under the Secured Credit Agreement.

                  1.33. LIEN has the meaning set forth in section 101(37) of the
Bankruptcy Code.

                  1.34. MANAGEMENT AGREEMENT means the Management Agreement
among US Unwired and Debtors dated as of April 1, 2004.

                  1.35. MANAGEMENT INCENTIVE PLAN means a management equity
incentive plan, which is substantially in the form to be annexed to the Plan of
Reorganization Supplement and which may be adopted by the board of directors of
Reorganized IWO Holdings following the Consummation Date.

                                       4

                  1.36. NEW COMMON STOCK means the shares of common stock of
Reorganized IWO Holdings to be distributed to holders of Allowed Senior Note
Claims pursuant to section 4.4 of the Plan of Reorganization.

                  1.37. NEW NOTES means the notes being issued in connection with the New Notes Offering.

                  1.38. NEW NOTES OFFERING means the Senior Secured Floating
Rate Notes due in seven years and the Senior Discount Notes due in ten years, each to be issued by IWO Holdings through a newly-formed wholly owned subsidiary, IWO Escrow Company, in connection with the Reorganization Cases, as described in the offering memorandum issued in connection therewith, a copy of which will be annexed to the Plan of Reorganization Supplement.

                  1.39. OLD COMMON STOCK INTEREST means any Equity Interest, including all rights, interests and Claims (including Claims for fraud, misrepresentation, rescission, reimbursement, contribution or damages) arising under or in connection with (i) all agreements entered into by the Debtors in connection with the issuance of or otherwise related to such interests or (ii)
the purchase or sale of such interests.

                  1.40. OTHER SECURED CLAIMS means any Secured Claim not
constituting a Secured Credit Agreement Claim.

                  1.41. PERSON means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

                  1.42. PETITION DATE means the date on which the Debtors
commenced the Reorganization Cases.

                  1.43. PLAN OF REORGANIZATION OR PLAN means this Joint Plan of
Reorganization dated as of ________, 200_, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

                  1.44. PLAN OF REORGANIZATION SUPPLEMENT means the supplement to this Plan of Reorganization containing certain documents relevant to the implementation of this Plan, including, but not limited to the Restated
Certificate of Incorporation, the Restated Bylaws, the list of initial members of the Board of Directors of Reorganized IWO Holdings, the Sprint Settlement,
the Management Incentive Plan, the offering memorandum issued in connection with the New Notes Offering, and the Registration Rights Agreement, to be filed with the Bankruptcy Court as early as the Petition Date, but no later than ten (10)
days before the Confirmation Hearing.

                                       5

                  1.45. PRIORITY NON-TAX CLAIM means any Claim other than an
Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(2), (3), (4), (5), (6), (7) or (9) of the
Bankruptcy Code.

                  1.46. PRIORITY TAX CLAIM means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i)
and 507(a)(8) of the Bankruptcy Code.

                  1.47. RATABLE PROPORTION means, with reference to any
distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such
Allowed Claim bears to the aggregate amount of all Allowed Claims in the same
Class.

                  1.48. REGISTRATION RIGHTS AGREEMENT means the agreement,
substantially in the form to be annexed to the Plan of Reorganization
Supplement, which provides that Reorganized IWO Holdings will provide certain registration rights to certain holders of the New Common Stock.

                  1.49. RELEASE PARTIES means the Senior Noteholder Committee, the Indenture Trustee, the Lenders, the Agent, the Steering Committee of
Lenders, and US Unwired, and each of their respective successors, predecessors, control persons, members, officers, directors, agents, employees, advisors
(including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such Persons or entities), affiliates, and representatives.

                  1.50. REORGANIZATION CASES means the Debtors' voluntary cases filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

                  1.51. REORGANIZED IWO HOLDINGS means IWO Holdings, as it will be reorganized as of the Consummation Date in accordance with this Plan of
Reorganization.

                  1.52. REORGANIZED DEBTORS means the Debtors, as they will be reorganized as of the Consummation Date in accordance with this Plan of
Reorganization.

                  1.53. RESTATED BYLAWS means the restated bylaws to be adopted by Reorganized IWO Holdings upon the Consummation Date, substantially in the form annexed to the Plan of Reorganization Supplement.

                  1.54. RESTATED CERTIFICATE OF INCORPORATION means the amended or restated certificate of incorporation to be adopted by Reorganized IWO
Holdings and filed with the Secretary of State of Delaware on or about the
Consummation Date, which shall be substantially in the form annexed to the Plan of Reorganization Supplement.

                                       6

                  1.55. SECURED CLAIM means a Claim secured by a Lien on
Collateral to the extent of the value of such Collateral (i) as set forth in this Plan of Reorganization, (ii) as agreed to by the holder of such Claim and the Debtors or (iii) as determined by a Final Order in accordance with section
506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

                  1.56. SECURED CREDIT AGREEMENT means that certain Secured
Credit Agreement dated December 20, 1999, among Independent Wireless One
Corporation, the Lenders, the Agent, and the other parties thereto, as amended from time to time.

                  1.57. SECURED CREDIT AGREEMENT CLAIM means a Claim of a Lender arising out of the Secured Credit Agreement.

                  1.58. SENIOR NOTES means the senior notes issued by IWO
Holdings under the Indenture.

                  1.59. SENIOR NOTE CLAIM means the Claim of a holder of Senior
Notes as of the Petition Date.

                  1.60. SENIOR NOTEHOLDER COMMITTEE means the informal committee of holders of a majority of the Senior Note Claims that was formed prior to the
Petition Date.

                  1.61. SPRINT PCS means Sprint Spectrum, L.P., a Delaware
limited partnership, SprintCom, Inc., a Kansas corporation, WirelessCo., L.P., a
Delaware limited partnership, Sprint Communications Company, L.P., a Delaware limited partnership, and Sprint Corporation, a Kansas corporation.

                  1.62. SPRINT AGREEMENTS means the following agreements between
Sprint PCS and the Debtors: (i) the Sprint PCS Management Agreement, dated
February 9, 1999, (ii) the Sprint PCS Services Agreement, dated February 9,
1999, (iii) the Sprint Trademark and Service Mark License Agreement, dated
February 9, 1999, and (iii) the Sprint Spectrum Trademark and Service Mark
License Agreement, dated February 9, 1999.

                  1.63. SPRINT AMENDMENTS means the amendments to the Sprint
Agreements to be effectuated in connection with the Sprint Settlement, as described in more detail in the Disclosure Statement and which will be annexed to the Plan of Reorganization Supplement.

                  1.64. SPRINT SETTLEMENT means that certain agreement by and among Sprint PCS and the Debtors, as described in more detail in the Disclosure
Statement and which will be annexed to the Plan of Reorganization Supplement, pursuant to which the parties agree to (i) a cash payment to settle all disputes between the parties as of October 31, 2004, (ii) the Sprint Amendments, and
(iii) a mutual release.

                                       7

                  1.65. STEERING COMMITTEE OF LENDERS means the steering
committee of Lenders.

                  1.66. US UNWIRED means US Unwired Inc., a Louisiana
corporation.

B.                Interpretation; Application of Definitions and Rules of
                  Construction.

                  Unless otherwise specified, all section, schedule or exhibit references in this Plan of Reorganization are to the respective section in, article of, or schedule or exhibit to, this Plan of Reorganization or the Plan of Reorganization Supplement, as the same may be amended, waived or modified from time to time. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to this Plan of Reorganization as a whole and not to any particular section, subsection or clause contained in this Plan of
Reorganization. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan of Reorganization. The headings in this Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

                                    SECTION 2

                            PROVISIONS FOR PAYMENT OF
                          ADMINISTRATIVE EXPENSE CLAIMS
                             AND PRIORITY TAX CLAIMS

                  2.1.     Administrative Expense Claims.

                  On the Consummation Date, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment of such Administrative Expense Claim, the Reorganized Debtors shall pay, in full satisfaction, settlement and release of and in exchange for such Allowed
Administrative Expense Claim, to each holder of an Allowed Administrative
Expense Claim, Cash in an amount equal to such Allowed Administrative Expense
Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the
Debtors or liabilities arising under loans or advances to or other obligations incurred by the Debtors shall be assumed and paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions.

                  2.2.     Professional Compensation and Reimbursement Claims.

                  Each Person retained or requesting compensation in the
Reorganization Cases pursuant to sections 330 or 503(b) of the Bankruptcy Code will be required to file an application for allowance of final compensation and reimbursement of expenses in the

                                       8

Reorganization Cases through the Confirmation Date on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the Bankruptcy Court. Objections to any application made under section 2.2 of the Plan of Reorganization will be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order of the court.

                  2.3.     Priority Tax Claims.

                  On the Consummation Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment of such
Allowed Priority Tax Claim, the Reorganized Debtors shall pay, in full satisfaction, settlement and release of and in exchange for such Allowed
Priority Tax Claim, to each holder of an Allowed Priority Tax Claim (i) Cash in an amount equal to such Allowed Priority Tax Claim or (ii) equal annual Cash payments commencing on the Consummation Date in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 5%, over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim. All Allowed Priority Tax Claims
which are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. There will not be a bar date for Priority
Tax Claims.

                                    SECTION 3

                            CLASSIFICATION OF CLAIMS
                              AND EQUITY INTERESTS

                  The Plan is premised upon the substantive consolidation of the
Debtors for Plan purposes only. Accordingly, for Plan purposes, the assets and liabilities of the Debtors are deemed the assets and liabilities of a single, consolidated entity and no value is ascribed to the stock of the subsidiaries of
IWO Holdings. The categories of Claims and Equity Interests listed below, other than Administrative Expense Claims and Priority Tax Claims, are classified for all purposes, including voting, confirmation, and distribution pursuant to the
Plan of Reorganization, as follows:

-------------------------------------------------------------------------------------------------------------
     CLASS                      DESIGNATION                     IMPAIRMENT            ENTITLED TO VOTE
-------------------------------------------------------------------------------------------------------------

Class 1          Priority Non-Tax Claims                     Unimpaired         No (deemed to accept)
-------------------------------------------------------------------------------------------------------------
Class 2          Secured Credit Agreement Claims             Unimpaired         No (deemed to accept)
-------------------------------------------------------------------------------------------------------------
Class 3          Other Secured Claims                        Unimpaired         No (deemed to accept)
-------------------------------------------------------------------------------------------------------------
Class 4          Senior Note Claims                          Impaired           Yes
-------------------------------------------------------------------------------------------------------------
Class 5          General Unsecured Claims                    Unimpaired         No (deemed to accept)
-------------------------------------------------------------------------------------------------------------
Class 6          Old Common Stock Interests                  Impaired           No (deemed to reject)
-------------------------------------------------------------------------------------------------------------

                                       9

                                    SECTION 4

                       PROVISIONS FOR TREATMENT OF CLAIMS
                              AND EQUITY INTERESTS

                  4.1.     Priority Non-Tax Claims (Class 1).

                  (a) Impairment and Voting. Class 1 is unimpaired by the Plan.
Each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                  (b) Distributions. On the Consummation Date, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment of such Allowed Priority Non-Tax Claim, each Allowed
Priority Non-Tax Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  4.2.     Secured Credit Agreement Claims (Class 2).

                  (a) Impairment and Voting. Class 2 is unimpaired by the Plan.
Each holder of an Allowed Secured Credit Agreement Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                  (b) Distributions. On the Consummation Date, (i) each holder of an Allowed Secured Credit Agreement Claim shall receive payment in full, in
Cash, of the outstanding principal amount of its claim, any accrued and unpaid interest thereon, and any other amounts contractually owing to such holder under the Secured Credit Agreement; (ii) the Letters of Credit issued and outstanding immediately prior to the Consummation Date will be (x) cancelled and returned to the Agent, (y) covered fully by a backstop letter of credit, in form and substance acceptable to the Agent, issued by a bank acceptable to the Agent, or
(z) if consented to by the Agent in its sole discretion, secured by cash collateral in the amount of 105% of the aggregate available amount of such
Letters of Credit; and (iii) the Agent, each holder of an Allowed Secured Credit
Agreement Claim, and each advisor of the Agent shall be entitled to retain all prepetition payments made under the Secured Credit Agreement and all amounts paid to such persons as adequate protection, in each case free of setoff, deduction, avoidance or other impairment.

                  (c) Allowed. Each Secured Credit Agreement Claim is an Allowed
Secured Credit Agreement Claim. As of the Petition Date, the aggregate principal amount of the Secured Credit Agreement Claims in respect of loans made under the
Secured Credit Agreement was $215,000,000 (not including Letters of Credit in the aggregate amount of $1,611,100 issued and outstanding as of the Petition
Date).

                                       10

                  4.3.     Other Secured Claims (Class 3).

                  (a) Impairment and Voting. Class 3 is unimpaired by the Plan.
Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                  (b) Distributions. On the Consummation Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of a default. All Allowed Other Secured Claims that are not due and payable on or before the Consummation Date shall, at the Debtors' option, be paid (i) in the ordinary course of business in accordance with the course of practice between the Debtors and such holder with respect to such Claim, or (ii) by transfer of the property securing the Allowed Other Secured Claim to the holder of such Claim.

                  4.4.     Senior Note Claims (Class 4).

                  (a) Impairment and Voting. Class 4 is impaired by the Plan.
Each holder of an Allowed Senior Note Claim is entitled to vote to accept or reject the Plan.

                  (b) Distributions. On the Consummation Date, except to the extent that a holder of an Allowed Senior Note Claim agrees to less favorable treatment, each holder of an Allowed Senior Note Claim shall receive its Ratable
Proportion of 100% of the New Common Stock, subject to dilution by any equity of
Reorganized IWO Holdings that may be issued in connection with the New Notes
Offering or pursuant to the Management Incentive Plan.

                  4.5.     General Unsecured Claims (Class 5).

                  (a) Impairment and Voting. Class 5 is unimpaired by the Plan.
Each holder of an Allowed General Unsecured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                  (b) Distributions. On the Consummation Date, or as soon
thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment of such
Allowed General Unsecured Claim, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Allowed
General Unsecured Claims which are not due and payable on or before the
Consummation Date shall be paid thereafter in the ordinary course of business in accordance with the terms of any agreement that governs such General Unsecured
Claim or in accordance with the course of practice between the Debtors and such holder with respect to such Claim. The Debtors reserve their rights,

                                       11

however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Consummation Date.

                  4.6.     Old Common Stock Interests (Class 6).

                  (a) Impairment and Voting. Class 6 is impaired by the Plan.
Each holder of an Allowed Old Common Stock Interest is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

                  (b) Distributions. The holders of Old Common Stock Interests shall not receive any distribution on account of such interests. Each Old Common
Stock Interest constitutes an Allowed Old Common Stock Interest. On the
Consummation Date, the Allowed Old Common Stock Interests shall be cancelled, and the holders of the Allowed Old Common Stock Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Old Common Stock Interests.

                                    SECTION 5

                       IDENTIFICATION OF CLASSES OF CLAIMS
                      AND INTERESTS IMPAIRED; ACCEPTANCE OR
                    REJECTION OF THIS PLAN OF REORGANIZATION

                  5.1.     Holders of Claims and Equity Interests Entitled to
                           Vote.

                  Each of Class 1 (Priority Non-Tax Claims), Class 2 (Secured
Credit Agreement Claims), Class 3 (Other Secured Claims) and Class 5 (General
Unsecured Claims) is unimpaired by the Plan of Reorganization, and the holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plan of Reorganization and are not entitled to vote to accept or reject this Plan of Reorganization.

                  Class 4 (Senior Note Claims) is impaired by the Plan of
Reorganization, and the holders of Allowed Senior Note Claims are entitled to vote to accept or reject this Plan of Reorganization.

                  Class 6 (Old Common Stock Interests) is impaired by the Plan of Reorganization, and the holders of Class 6 (Old Common Stock Interests) are conclusively presumed to have rejected this Plan of Reorganization and are not entitled to vote to accept or reject this Plan of Reorganization.

                                       12

                                    SECTION 6

                             MEANS OF IMPLEMENTATION

                  6.1.     Substantive Consolidation.

                  The Plan of Reorganization is premised upon the substantive consolidation of the Debtors for Plan of Reorganization purposes only.
Accordingly, on the Consummation Date, all of the Debtors and their Estates shall, for Plan of Reorganization purposes only, be deemed merged and (i) all assets and liabilities of the Debtors shall be treated for Plan of
Reorganization purposes only as though they were merged, (ii) all guarantees of any Debtor of the payment, performance, or collection of obligations of any other Debtor shall be eliminated and canceled, (iii) all joint obligations of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations, shall be considered a single Claim against the Debtors, and (iv) any Claim filed in the Reorganization Cases of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Consummation Date. Such substantive consolidation shall not (other than for Plan voting, treatment, and distribution purposes) affect (a) the legal and corporate structures of the Debtors, (b) any
Intercompany Claims, or (c) the equity interests in the subsidiaries of IWO
Holdings.

                  6.2.     Issuance of New Common Stock.

                  The issuance of the New Common Stock by Reorganized IWO
Holdings is authorized without the need for any further corporate action or without any further action by a holder of Claims or Equity Interests in IWO
Holdings. On the Consummation Date, 100% of the New Common Stock shall be issued to holders of the Allowed Senior Note Claims (or their designees), subject to dilution by any equity of Reorganized IWO Holdings that may be issued in connection with the New Notes Offering or pursuant to the Management Incentive
Plan

                  6.3.     Sprint Amendments and Settlement.

                  On the Consummation Date, IWO will pay to Sprint PCS the
amounts provided for in the Sprint Settlement, in full satisfaction of all obligations due to Sprint PCS through October 31, 2004 and the Reorganized
Debtors' relationship with Sprint PCS will be governed by the Sprint Agreements, as amended by the Sprint Amendments. Copies of the Sprint Amendments and the
Sprint Settlement will be filed with the Bankruptcy Court as part of the Plan of
Reorganization Supplement. The entry of the Confirmation Order shall constitute the approval by the Bankruptcy Court of the Sprint Settlement, including the
Sprint Amendments, and shall authorize the Debtors to enter into and to consummate the Sprint Settlement.

                                       13

                  6.4.     Cancellation of Existing Securities and Agreements.

                  On the Consummation Date, the Secured Credit Agreement, the
Indenture, the Old Common Stock Interests, or any other agreements or commitments, contractual or otherwise, obligating IWO Holdings to issue, transfer or sell Old Common Stock Interests or any other Equity Interests of IWO
Holdings shall be cancelled; provided, however, that the Indenture shall continue in effect solely for the purpose of allowing the Indenture Trustee to make the distributions on account of Senior Note Claims under the Plan of
Reorganization and allowing the Indenture Trustee to receive its fees and expenses in full and in Cash on the Consummation Date.

                  6.5.     Possible Conversion of Independent Wireless One
                           Corporation into a Limited Liability Company.

                  In connection with the implementation of the Plan of
Reorganization, the Debtors may, in their discretion, convert Independent
Wireless One Corporation from a corporation to a limited liability company.

                  6.6.     Registration Rights.

                  Any holder of Senior Notes receiving distributions of New
Common Stock issued on the Consummation Date that is not entitled to an exemption from registration under applicable securities laws pursuant to section
1145(a) of the Bankruptcy Code, or whose resale of the New Common Stock is otherwise restricted, shall be entitled to become a party to the Registration
Rights Agreement. The New Common Stock Registration Rights Agreement shall be as set forth in the Plan of Reorganization Supplement.

                  6.7.     The New Notes Offering.

                  On the Consummation Date, IWO Escrow Company, the issuer of the New Notes, shall be merged with and into Reorganized IWO Holdings, and the
New Notes shall become the obligation of Reorganized IWO Holdings and shall be guaranteed by each of the subsidiaries of Reorganized IWO Holdings.

                  6.8.     General Corporate Action.

                  (a) Restated Certificate of Incorporation and Restated Bylaws.
The Restated Certificate of Incorporation and Restated Bylaws shall be adopted effective as of the Consummation Date. On or about the Consummation Date,
Reorganized IWO Holdings shall adopt the Restated Certificate of Incorporation and file it with the Secretary of State of Delaware. In addition, on or about the Consummation Date, the certificates of incorporation of the other Debtors shall be amended and filed with the Secretary of State of Delaware.

                                       14

                  (b) Board of Directors of Reorganized IWO Holdings. On the
Consummation Date, the operation of Reorganized IWO Holdings shall become the general responsibility of its Board of Directors, subject to, and in accordance with, its certificate of incorporation and bylaws. The initial Board of
Directors of Reorganized IWO Holdings shall consist of 5 members all of whom shall be selected by the Senior Noteholder Committee. The initial members of the
Board of Directors of Reorganized IWO Holdings shall be disclosed in the Plan of
Reorganization Supplement or such other filing as may be made with the
Bankruptcy Court prior to the Confirmation Date. The Board of Directors of the
other Debtors shall be as set forth in the Plan of Reorganization Supplement or such other filing as may be made with the Bankruptcy Court prior to the
Confirmation Date.

                  (c) Officers of Reorganized IWO Debtors. The initial officers of the Reorganized Debtors, together with biographical information, shall be disclosed in a filing to be made with the Bankruptcy Court prior to the
Confirmation Date. The selection of officers of the Reorganized Debtors after the Consummation Date shall be as provided in their respective restated
certificates of incorporation and restated bylaws or other organizational documents of the Reorganized Debtors.

                                    SECTION 7

                       PROVISIONS GOVERNING DISTRIBUTIONS

                  7.1.     Date of Distributions.

                  Unless otherwise provided herein, any distributions and
deliveries to be made under the Plan of Reorganization shall be made on the
Consummation Date or as soon as practicable thereafter. The payments and deliveries required to be made on account of Allowed Secured Credit Agreement
Claims and Letters of Credit under section 4.2(b)(i) and (ii) of the Plan of
Reorganization shall be made on the Consummation Date. In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business
Day, but shall be deemed to have been completed as of the required date.

                  7.2.     Disbursing Agent.

                  All distributions under this Plan of Reorganization shall be made by the Reorganized Debtors as Disbursing Agent or such other entity designated by the Reorganized Debtors as a Disbursing Agent on the Consummation
Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the
Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

                                       15

                  7.3.     Record Date for Distribution.

                  At the close of business on the Distribution Record Date, the transfer ledgers or registers for the Senior Notes shall be closed, and there shall be no further changes in the record holders of the Senior Notes. The
Reorganized Debtors and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any Senior Notes occurring after the Distribution
Record Date, and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers or registers for the Senior Notes as of the close of business on the
Distribution Record Date. The record date for distributions on Secured Credit
Agreement Claims shall be the Distribution Record Date.

                  7.4.     Delivery of Distributions.

                  Subject to Bankruptcy Rule 9010, all distributions to any
holder of an Allowed Claim shall be made at the address of such holder as set forth in the books and records of IWO or its agents, unless the applicable
Reorganized Debtor has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such schedules for such holder; provided, however that all distributions on account of Allowed Secured Credit Agreement Claims required pursuant to section 4.2(b)(i) of the Plan of Reorganization shall be paid to the
Agent for distribution to those persons who held Allowed Secured Credit
Agreement Claims as of the Distribution Record Date. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing
Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the
Bankruptcy Code at the expiration of one year from the Consummation Date. After such date, all unclaimed property or interest in property shall revert to the
Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

                  7.5.     Manner of Payment Under Plan of Reorganization.

                  At the option of the Disbursing Agent, any Cash payment to be made under the Plan of Reorganization may be made by a check or wire transfer or as otherwise required or provided in applicable agreements; provided, however, that the distributions on account of Allowed Secured Credit Agreement Claims pursuant to section 4.2(b)(i) of the Plan of Reorganization shall be made by wire transfer to the Agent to an account specified by the Agent; provided further, however, that payments to Sprint PCS pursuant to the Sprint Settlement shall be made by wire transfer to Sprint PCS to an account specified by Sprint
PCS. All distributions of New Common Stock to the holders of Allowed Senior Note
Claims under the Plan of Reorganization shall be made by Reorganized IWO
Holdings.

                                       16

                  7.6.     Fractional Shares.

                  No fractional shares of New Common Stock shall be distributed.
For purposes of distribution, fractional shares of New Common Stock of 1/2 or more shall be rounded up to the next whole number and of less than 1/2 shall be rounded down to the next whole number.

                  7.7.     Allocation of Plan Distributions Between Principal
                           and Interest.

                  Under the Plan of Reorganization, distributions in respect of
Allowed Senior Note Claims shall be allocated first to the principal amount of such Allowed Senior Note Claims (as determined for federal income tax purposes)
and then, to the extent the consideration exceeds the principal amount of the
Allowed Senior Note Claims, to any portion of such Allowed Senior Note Claims for accrued but unpaid interest.

                  7.8.     Distribution of New Common Stock.

                  All distributions of New Common Stock or Cash under the Plan of Reorganization shall be made by or on behalf of the applicable Reorganized
Debtor in accordance with the Plan of Reorganization.

                  7.9.     Setoffs and Recoupment.

                  IWO may, but shall not be required to, set off against, or recoup from, any Claim and the payments to be made pursuant to the Plan of
Reorganization in respect of such Claim (other than Secured Credit Agreement
Claims), any claims of any nature whatsoever that IWO may have against the claimant, but neither the failure to do so nor the allowance of any claim under the Plan of Reorganization shall constitute a waiver or release by IWO of any such claim it may have against such claimant.

                  7.10.    Distributions After Consummation Date.

                  Distributions made after the Consummation Date to holders of
Disputed Claims that are not Allowed Claims as of the Consummation Date but which later become Allowed Claims shall be deemed to have been made on the
Consummation Date.

                  7.11.    Rights and Powers of Disbursing Agent.

                  (a) Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan of
Reorganization, (ii) make all distributions contemplated by the Plan of
Reorganization, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the
Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan

                                       17

of Reorganization, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan of Reorganization.

                  (b) Expenses Incurred On or After the Consummation Date.
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the
Consummation Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent, shall be paid in Cash by the Reorganized Debtors.

                  7.12.    Exculpation.

                  The Debtors, the Reorganized Debtors, US Unwired, the Lenders,
the Agent, the Steering Committee of Lenders, the Senior Noteholder Committee,
the Indenture Trustee, Sprint PCS, and the Disbursing Agent, and their respective successors, predecessors, control persons, members, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such
Persons) shall have no liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the negotiation of and the pursuit of approval of the Disclosure Statement or the Plan of
Reorganization or the solicitation of votes for, or confirmation of, the Plan of
Reorganization, the funding of the Plan of Reorganization, the consummation of the Plan of Reorganization, or the administration of the Plan of Reorganization or the property to be distributed under the Plan of Reorganization, except for willful misconduct or gross negligence as determined by a Final Order of the
Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan of
Reorganization.

                  7.13.    Exemption from Securities Law.

                  The issuance of the New Common Stock pursuant to the Plan of
Reorganization shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy
Code.

                                    SECTION 8

                        PROCEDURES FOR TREATING DISPUTED
                       CLAIMS UNDER PLAN OF REORGANIZATION

                  8.1.     Disputed Claims/Process.

                  Holders of Claims and Equity Interests need not file proofs of claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan of Reorganization. On and after the Consummation Date, except as otherwise provided herein, all Claims will be paid in the ordinary course of

                                       18

business of the Reorganized Debtors. If the Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Reorganization Cases had not been commenced and shall survive the Consummation Date as if the Reorganization Cases had not been commenced, provided, however, that the Debtors may elect, at their sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim.

                  8.2.     Objections to Claims.

                  Except insofar as a Claim is Allowed under the Plan of
Reorganization, the Reorganized Debtors shall be entitled to object to Claims.
Any objections to Claims shall be served and filed on or before the latest of
(a) sixty (60) days after the Consummation Date, (b) forty-five (45) days after a Claim is filed with the Bankruptcy Court or (c) such date as may be fixed by the Bankruptcy Court.

                  8.3.     No Distributions Pending Allowance.

                  If a holder of a Claim files a proof of Claim and the Debtors object to such Claim, no payment or distribution provided under the Plan of
Reorganization shall be made on account of such Claim unless and until such
Disputed Claim becomes an Allowed Claim.

                  8.4.     Distributions After Allowance.

                  To the extent that a Disputed Claim ultimately becomes an
Allowed Claim, distributions (if any) shall be made to the holder of such
Allowed Claim in accordance with the provisions of the Plan of Reorganization.
As soon as practicable after the date that the order or judgment of the
Bankruptcy Court allowing any Disputed Claim becomes a final order, the
Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan of Reorganization as of the
Consummation Date, without any interest to be paid on account of such Claim.

                                    SECTION 9

                             TREATMENT OF EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

                  9.1.     Assumption of Sprint Agreements, as Amended.

                  On the Consummation Date and pursuant to sections 365,
1123(b)(2) and (3) of the Bankruptcy Code, the Debtors shall assume the Sprint
Agreements, as amended by the Sprint Amendments.

                                       19

                  9.2.     Assumption of Management Agreement.

                  On the Consummation Date and pursuant to sections 365,
1123(b)(2) and (3) of the Bankruptcy Code (i) the Debtors shall assume the
Management Agreement; (ii) the Debtors shall pay to US Unwired all amounts due at that time under, and in accordance with the terms of, the Management
Agreement, including, but not limited to, any unpaid Management Fee, the
Restructuring Premium, the Early Termination Fee, and the Transaction Fee (all
as defined in the Management Agreement), without regard to any provision that expressly or impliedly refers to the approval, belief, satisfaction or any other similar finding of the Chief Restructuring Officer of the Debtors, in full satisfaction of all obligations due US Unwired through the Consummation Date;
(iii) the Management Agreement, unless previously terminated, shall be deemed terminated as of the Consummation Date pursuant to section 5(b) of the
Management Agreement and the release contained in section 11.6 of the Plan of
Reorganization shall apply to all claims or causes of action against US Unwired that exist as of that date; and (iv) the Transition Period (as defined in the
Management Agreement), unless previously commenced, shall commence on the
Consummation Date and any and all further amounts due under the Management
Agreement in accordance with the Management Agreement after such termination shall be paid on time and without regard to any provision of the Management
Agreement that expressly or impliedly refers to the approval, belief, satisfaction or any other similar finding of the Chief Restructuring Officer of the Debtors, provided that US Unwired is not otherwise in breach of its obligations under the Management Agreement.

                  9.3.     Assumed Contracts and Leases.

                  Except as otherwise provided herein, or in any contract,
instrument, release, indenture, or other agreement or document entered into in connection with this Plan of Reorganization, as of the Consummation Date, the
Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan of Reorganization Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Consummation Date.

                  Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and

                                       20

any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

                  9.4.     Payments Related to Assumption of Contracts and
                           Leases.

                  Any monetary amounts by which any executory contract and
unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

                  9.5.     Rejected Contracts and Leases.

                  Except as otherwise provided herein or in any contract,
instrument, release, indenture or other agreement or document entered into in connection with the Plan of Reorganization, none of the executory contracts and unexpired leases to which the Debtors are a party shall be rejected hereunder;
provided, however, that the Debtors reserve the right, at any time prior to the
Confirmation Date, to seek to reject any executory contract or unexpired lease to which the Debtors are a party.

                  9.6.     Claims Based on Rejection of Executory Contracts or
                           Unexpired Leases.

                  All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the Debtors and their counsel within 30 days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their Estates, and their property.

                  9.7.     Compensation and Benefit Plans and Treatment of
                           Retirement Plan.

                  Except and to the extent previously assumed by an order of the
Bankruptcy Court, on or before the Confirmation Date, all employee compensation and Benefit Plans of the Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder. The Debtors' obligations under such plans and programs shall survive confirmation of the Plan of Reorganization, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Plan of Reorganization
(to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee

                                       21

benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

                                   SECTION 10

                             CONDITIONS PRECEDENT TO
                                CONSUMMATION DATE

                  10.1.    Conditions Precedent to Consummation Date of Plan of
                           Reorganization.

                  The occurrence of the Consummation Date of the Plan of
Reorganization is subject to satisfaction of the following conditions precedent:

                  (a) Confirmation Order. The Clerk of the Bankruptcy Court
                  shall have entered the Confirmation Order. The Confirmation
                  Order shall be in form and substance reasonably satisfactory to the Senior Noteholder Committee, the Agent, and Sprint PCS.

                  (b) Sprint Settlement and Sprint Amendments. The Sprint
                  Settlement and Sprint Amendments, in a form and substance
                  reasonably satisfactory to the Senior Noteholder Committee, shall have been executed and delivered.

                  (c) New Notes Offering. All conditions precedent to the
                  consummation of the New Notes Offering shall have been waived or satisfied in accordance with the terms thereof and the New
                  Notes Offering shall have closed.

                  (d) Execution and Delivery of Other Documents. All other
                  actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan of
                  Reorganization shall have been effected in form and substance reasonably acceptable to the Senior Noteholder Committee.

                  10.2.    Waiver of Conditions Precedent.

                  Each of the conditions precedent in section 10.1 of the Plan of Reorganization may be waived, in whole or in part, by the Debtors. None of the conditions precedent in section 10.1 of the Plan of Reorganization may be waived without the prior written consent of the Senior Noteholder Committee and, in the case of the condition precedent in section 10.1(a) of the Plan of
Reorganization, the Agent and Sprint PCS, and in the case of the condition precedent in section 10.1(b) of the Plan of Reorganization, Sprint PCS, which consent shall in each case not be unreasonably withheld.

                                       22

                                   SECTION 11

                             EFFECT OF CONFIRMATION

                  11.1.    Vesting of Assets.

                  On the Consummation Date, the Debtors, their properties and interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estate of the Debtors, as
Debtors, shall vest in the Reorganized Debtors. From and after the Consummation
Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the
Bankruptcy Rules, subject to the terms and conditions of the Plan of
Reorganization.

                  11.2.    Binding Effect.

                  Except as otherwise provided in section 1141(d)(3) of the
Bankruptcy Code and subject to the occurrence of the Consummation Date, on and after the Confirmation Date, the provisions of the Plan of Reorganization shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity
Interest of such holder is impaired under the Plan of Reorganization and whether or not such holder has accepted the Plan of Reorganization.

                  11.3.    Discharge of the Debtors.

                  Except to the extent otherwise provided in the Plan of
Reorganization, the treatment of all Claims against or Equity Interests in the
Debtors under the Plan of Reorganization shall be in exchange for and in complete satisfaction, discharge and release of, all Claims against or Equity
Interests in the Debtors of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estate or properties or interests in property. Except as otherwise provided in the Plan of Reorganization, upon the
Consummation Date, all Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under the Plan of Reorganization. Except as otherwise provided in the
Plan of Reorganization, all entities shall be precluded from asserting against the Debtors or the Reorganized Debtors or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the
Consummation Date.

                  11.4.    Term of Injunctions or Stays.

                  (a) Except as otherwise expressly provided herein, all Persons or entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Consummation Date, from (i) commencing or continuing in

                                       23

any manner any action or other proceeding of any kind on any such Claim or
Equity Interest against any of the Reorganized Debtors, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such
Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor with respect to any such
Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor, with respect to any such Claim or Equity Interest, and (v) pursuing any claim released pursuant to section 11.6 of the Plan of Reorganization.

                  (b) Unless otherwise provided, all injunctions or stays
arising under or entered during the Reorganization Cases under sections 105 or
362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation
Date, shall remain in full force and effect until the Consummation Date.

                  11.5.    Indemnification Obligations.

                  Subject to the occurrence of the Consummation Date, the
obligations of the Debtors as of the Petition Date to indemnify, defend, reimburse or limit the liability of directors or officers who were directors or officers of the Debtors, on or after the Petition Date, respectively, against any claims or causes of action as provided in the Debtors' certificates of incorporation, bylaws or applicable state law, shall survive confirmation of the
Plan of Reorganization, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the
Petition Date.

                  11.6.    Limited Release.

                  On the Consummation Date, the Debtors and the Reorganized
Debtors shall release the officers and directors of the Debtors holding office at any time within one year prior to the Petition Date, the Release Parties, and each of their respective agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such
Persons or entities), affiliates and representatives from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whenever arising and whenever existing (before or after the Consummation Date), in law, at equity, or otherwise (except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court), that the
Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Person or entity would have been able to assert on behalf of the
Debtors, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence, related to the Debtors taking place on or before the Consummation Date.

                                       24

                  In consideration for the distributions received under the Plan of Reorganization, on the Consummation Date, the Release Parties shall be deemed to have released, remised, and forever discharged the Debtors and the
Reorganized Debtors and their officers and directors holding office at any time within one year prior to the Petition Date and each of their respective agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons or entities), affiliates and representatives from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whenever arising and whenever existing (before or after the Consummation Date), in law, at equity, or otherwise (except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court), that the Release Parties would have been legally entitled to assert in their own right (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence, related to the
Debtors, taking place on or before the Consummation Date.

                  Nothing herein shall be deemed to release any rights, claims or interests that any Person may be receiving or retaining pursuant to the Plan of Reorganization on or after the Consummation Date.

                                   SECTION 12

                                WAIVER OF CLAIMS

                  12.1.    Avoidance Actions.

                  Effective as of the Consummation Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548,
549, 550, 551 and 553 of the Bankruptcy Code that belong to the Debtors and/or which the Debtors could have prosecuted as debtors or debtors in possession.

                                   SECTION 13

                            RETENTION OF JURISDICTION

                  The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Cases and the Plan of
Reorganization pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                  (a) To hear and determine pending applications for the
assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

                                       25

                  (b) To determine any and all adversary proceedings,
applications and contested matters;

                  (c) To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan of Reorganization;

                  (d) To hear and determine any timely objections to
Administrative Expense Claims or to proofs of claim and equity interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed
Equity Interest, in whole or in part;

                  (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                  (f) To issue such orders in aid of execution of the Plan of
Reorganization, to the extent authorized by section 1142 of the Bankruptcy Code;

                  (g) To consider any amendments to or modifications of the Plan of Reorganization, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  (h) To hear and determine all applications of retained
professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

                  (i) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan of Reorganization, the Confirmation Order, the documents comprising the Plan of Reorganization
Supplement, any transactions or payments contemplated by the Plan of
Reorganization or any agreement, instrument or other document governing or relating to any of the foregoing;

                  (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy
Code (including the expedited determination of taxes under section 505(b) of the
Bankruptcy Code);

                  (k) To hear any other matter not inconsistent with the
Bankruptcy Code;

                  (l) To hear and determine all disputes involving the
existence, scope and nature of the discharges granted under section 11.3 of the
Plan of Reorganization;

                  (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan of Reorganization; and

                  (n) To enter a final decree closing the Reorganization Cases.

                                       26

                                   SECTION 14

                            MISCELLANEOUS PROVISIONS

                  14.1.    Payment of Statutory Fees.

                  All fees payable under section 1930, chapter 123, title 28,
United States Code, as determined by the Bankruptcy Court at the Confirmation
Hearing, shall be paid on the Consummation Date.

                  14.2.    Administrative Expenses Incurred After the
                           Confirmation Date.

                  Subject to the terms and conditions of any interim or Final
Order of the Bankruptcy Court authorizing the use of cash collateral, administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) Claims for professionals'
fees and expenses, shall not be subject to application and may be paid by the
Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval. The Debtors shall pay the costs and expenses incurred by the Agent (including, without limitation, the reasonable fees and expenses of counsel and the financial advisor to the Agent)
in connection with consummation of the Plan of Reorganization.

                  14.3.    Intercompany Claims.

                  Notwithstanding anything to the contrary herein, any debts held by a Debtor against another Debtor will be adjusted and discharged to the extent determined appropriate by the Debtors, taking into account the economic condition of the applicable Reorganized Debtor.

                  14.4.    Amendment.

                  Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan of Reorganization may be proposed in writing by the Debtors at any time prior to or after the
Confirmation Date, but prior to the Consummation Date and in all cases subject to the approval of the Senior Noteholder Committee, the Agent, and Sprint PCS,
which approval shall not be unreasonably withheld. Holders of Claims that have accepted the Plan of Reorganization shall be deemed to have accepted the Plan of
Reorganization, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Plan of Reorganization because such Claims were unimpaired shall continue to be deemed to accept the Plan of Reorganization only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

                                       27

                  14.5.    Section 1125(e) of the Bankruptcy Code.

                  As of the Confirmation Date, IWO shall be deemed to have
solicited acceptances of the Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code. IWO, US
Unwired, and, to the extent they participated in the offer and issuance of securities under the Plan of Reorganization, IWO Escrow Company, the Lenders,
the Steering Committee of Lenders, the Agent, the holders of Senior Note Claims, the Senior Noteholder Committee, and Sprint PCS (and each of their respective successors, predecessors, control persons, members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, accountants, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan of Reorganization.
Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan of Reorganization or the offer and issuance of the securities under the Plan of Reorganization.

                  14.6.    Compliance with Tax Requirements.

                  In connection with the Plan of Reorganization and all
instruments issued in connection herewith and distributed hereunder, any party issuing any instruments or making any distribution under the Plan of
Reorganization, including any party described in section 7.2 hereof, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan of Reorganization shall be subject to any withholding or reporting requirements.
Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan of Reorganization shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instruments or making any distribution under the Plan of Reorganization has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.

                  14.7.    Exemption from Transfer Taxes.

                  Pursuant to section 1146(c) of the Bankruptcy Code, the
issuance, transfer or exchange of notes or equity securities under or in connection with the Plan of Reorganization, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan of Reorganization, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan of Reorganization shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax. All sale transactions

                                       28

consummated by the Debtors and approved by the Bankruptcy Court on and after the
Petition Date through and including the Consummation Date, including, without limitation, the transfers effectuated under the Plan of Reorganization, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy
Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the
Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan of Reorganization and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

                  14.8.    Expedited Tax Determination.

                  The Reorganized Debtors may request an expedited determination of taxes under 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition
Date through, and including, the Consummation Date.

                  14.9.    Severability of Plan Provisions.

                  In the event that, prior to the Confirmation Date, any term or provision of the Plan of Reorganization is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan of Reorganization shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan of
Reorganization, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

                  14.10.   Governing Law.

                  Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit to the Plan of Reorganization or
Plan of Reorganization Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such Exhibit), the rights, duties and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the
State of New York without giving effect to the principles of conflict of laws.

                                       29

                  14.11.   No Admissions.

                  If the Consummation Date does not occur, the Plan of
Reorganization shall be null and void in all respects, and nothing contained in the Plan of Reorganization shall (a) constitute a waiver or release of any claims by or against, or any interests in, any Debtor, (b) prejudice in any manner the rights of any Debtor or any other party in interest, or (c)
constitute an admission of any sort by any Debtor or other party in interest.

                  14.12.   Notices.

                  All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                           IWO Holdings, Inc.
                           901 Lakeshore Drive
                           Lake Charles, LA 70601
                           Attn:  James J. Loughlin, Jr.
                           Title: Chief Restructuring Officer
                           Telephone:  212-340-8420
                           Telecopier: 212-725-9322

                           and

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Attn: Jeffrey L. Tanenbaum, Esq.
                           Telephone:  (212) 310-8000
                           Telecopier: (212) 310-8007

                                       30

Dated:  _________, 200_

                            Respectfully submitted,

                            IWO HOLDINGS, INC.
                            INDEPENDENT WIRELESS ONE
                               CORPORATION
                            INDEPENDENT WIRELESS ONE
                               LEASED REALTY CORPORATION

                            By:
                               ---------------------------------------

                            Name: James J. Loughlin, Jr.
                            Title: Chief Restructuring Officer

COUNSEL:

Jeffrey L. Tanenbaum, Esq. (JT 9797)
Weil, Gotshal & Manges LLP
Attorneys for the Debtors
767 Fifth Avenue
New York, New York 10153

(212) 310-8000

                                       31

                                    EXHIBIT 2

                          NOTEHOLDER LOCK UP AGREEMENT

                                LOCK UP AGREEMENT

                  This LOCK UP AGREEMENT is made and entered into as of November
29, 2004 (the "Agreement") by and among IWO Holdings, Inc. (the "Company") and the undersigned holders (each, a "Noteholder" and collectively, the
"Noteholders"). The Company and the Noteholders and any subsequent person that becomes a party hereto in accordance with the terms hereof are referred to herein as the "Parties".

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, the Company has issued and outstanding $160,000,000 aggregate principal amount of its 14% Senior Notes due 2011 (the "Notes")
pursuant to that certain Indenture dated as of February 2, 2001 (the
"Indenture") between the Company and Firstar Bank, N.A., as trustee;

                  WHEREAS, in accordance with the terms set forth below, the
Company has agreed with the Noteholders and the steering committee of lenders under the Credit Agreement, dated as of December 20, 1999 ("the Credit
Agreement"), by and among Independent Wireless One Corporation, as borrower, the lenders from time to time party thereto (the "Lenders") and the other parties named therein to undertake a comprehensive financial restructuring and recapitalization of the Company (the "Restructuring");

                  WHEREAS, the Company intends to effect the Restructuring by means of a pre-packaged joint chapter 11 plan of reorganization (the "Plan"), substantially in the form of the draft Plan annexed hereto as Exhibit A;

                  WHEREAS, the Company intends to commence a voluntary
consolidated reorganization case (the "Chapter 11 Case") under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States
Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

                  WHEREAS, upon consummation of the Plan and pursuant to the terms thereof, the Noteholders and all other holders of Notes will be entitled to receive in the aggregate 100% of the shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), subject to dilution in accordance with the terms of the Plan;

                  WHEREAS, the Noteholders are members of an ad hoc committee of certain holders of the Notes that has engaged in negotiations with the Company and its advisors regarding the principal terms of the Restructuring;

                  WHEREAS, each Noteholder holds or is the beneficial owner of the aggregate principal amount of Notes set forth next to each such Noteholder's signature attached hereto (each an "Outstanding Note"), and each Noteholder is hereby willing to commit, subject to the terms and conditions set forth herein, to vote (or, in the case of managed or advised accounts, instruct its custodial agents to vote) to accept the Plan in the Chapter 11 Case.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the
Parties hereby agree as follows:

                  Section 1.Vote for the Plan. Each Noteholder agrees and
covenants that in connection with the commencement of the Chapter 11 Case, but prior to the termination of this Agreement pursuant to Section 4 below, subject to the receipt by such Party of a disclosure statement substantially in the form of Exhibit B hereto and other solicitation materials in respect of the Plan that is approved by the Bankruptcy Court as containing "adequate information" under section 1125 of the Bankruptcy Code:

                  (a) in connection with any solicitation of ballots by the
Company or its affiliates with respect to the Plan, so long as such Plan contains terms and conditions effectuating the Restructuring which conform in all material respects to the draft of the Plan annexed hereto as Exhibit A, it will vote its claims against the Company (and cause its affiliates to do so) to accept the Plan by delivering its duly executed and completed ballot accepting the Plan and will not change or withdraw (or cause to be changed or withdrawn)
such vote;

                  (b) it will not (i) object to, delay, or take any other action to interfere, directly or indirectly, in any material respect with acceptance or implementation of the Plan, so long as the Plan contains terms and conditions effectuating the Restructuring which conform in all material respects to the draft of the Plan annexed hereto as Exhibit A, or (ii) encourage any person or entity to do any of the foregoing, or (iii) propose, file, support or vote for any restructuring, workout or plan of reorganization for the Debtors and its affiliates other than the Plan; and

                  (c) it shall use commercially reasonable efforts to take or cause to be taken all actions necessary to consummate the Plan on the terms and subject to the conditions set forth in the Plan;

                  (d) Notwithstanding any provisions of this Agreement, if the
Noteholder is appointed to and serves on an official committee in the Company's
Chapter 11 Case, nothing herein shall be construed to limit such Noteholder's exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Noteholder of its obligations to vote its claim in the Company's Chapter 11 Case in favor of the Plan.

         Section 2. Representations and Warranties.

         (a) Each of the Parties severally represents and warrants to each of the other Parties that the following statements are true and correct as of the date hereof:

                  (1) Power and Authority. It has all requisite power and
authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

                                        2

                  (2) Authorization. The execution and delivery of this
Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

                  (3) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not violate any provision of law, rule or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents).

                  (4) Governmental Consents. The execution, delivery and
performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body other than the Bankruptcy Court and pursuant to the Securities
Exchange Act of 1934, as amended, assuming, as to the Company, the accuracy of the Noteholders' representations in Section 2(b) hereof.

                  (5) Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

         (b) Each Noteholder severally represents and warrants to the Company that the following statements are true and correct as of the date hereof:

                  (1) Ownership of Notes. It (together with its affiliates) is the beneficial owner of the principal amount of Notes entered next to its signature as of the date hereof, and/or the investment advisor or manager for the beneficial holder of such amounts having the power to vote and dispose of such holdings on behalf of such beneficial owners, and is entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such holdings.

                  (2) Accredited Investor. It is an "Accredited Investor", as
such term is defined in Rule 501 of Regulation D promulgated under the
Securities Act of 1933, as amended.

         Section 3. Covenants.

         (a) Each Noteholder individually covenants that, from the date hereof until the termination of this Agreement pursuant to Section 4 below, such
Noteholder shall not sell, pledge, hypothecate or otherwise transfer any Notes except to a purchaser or other entity who agrees prior to such transfer to be bound by all of the terms of this Agreement with respect to the relevant Notes being transferred to such purchaser. This Agreement shall in no way be construed to preclude the Noteholders from acquiring additional Notes, however, any such additional Notes shall automatically be deemed to be subject to all of the terms of this Agreement.

         (b) So long as this Agreement shall remain in effect, each Noteholder hereby agrees that it will continue to be bound by the terms of (i) the Letter
Agreement, dated as of June 22, 2004, between the Company and the Noteholders, as amended by Amendment No. 1 to the Letter Agreement dated as of September 30,
2004 and Amendment No. 2 to the Letter Agreement dated as of October 31, 2004
(as so amended, the "Letter Agreement") and (ii) the

                                        3

applicable Non-Disclosure Agreement between such Noteholder and the Company, as from time to time amended (collectively, the "Non-Disclosure Agreements"), notwithstanding, in each case, any provision to the contrary contained in the
Letter Agreement or the Non-Disclosure Agreements relating to the term, or termination, of such agreements.

         (c) The Company agrees to use its commercially reasonable efforts (i)
to complete the Restructuring and (ii) to enable IWO Escrow Company, a newly-formed Delaware corporation which will be merged with and into the Company upon consummation of the Plan, to offer the new Senior Secured Notes and the
Senior Secured Discount Notes in connection therewith, to do all things reasonably necessary and appropriate in furtherance thereof, and to use its commercially reasonable efforts to complete the same as promptly as possible.

         Section 4. Termination. This Agreement may be terminated by delivery of a written notice in accordance with Section 7 below by either the Company or the
Required Noteholders (as defined below) to the other Parties and the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force and effect with respect to each Party, upon the occurrence of the following (each a "Termination Event"):

         (a) The Company shall not have filed the petitions concerning the
Chapter 11 Case by January 5, 2005.

         (b) The Company shall not have commenced the solicitation of votes for the Plan by December 3, 2004.

         (c) If the Company has commenced the Chapter 11 Case:

                  (1) An order confirming the Plan shall not have been entered on or before March 15, 2005 (the "Confirmation Date Condition");

                  (2) The Plan shall not conform in all material respects to the draft Plan annexed hereto as Exhibit A; or

                  (3) The Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code.

         (d) The Company shall breach any of its material obligations under this
Agreement or shall determine to pursue, or announce its intention to pursue, a chapter 11 plan on terms and conditions that are not consistent with the terms and conditions of the draft Plan annexed hereto as Exhibit A.

         (e) Any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the Plan in a way that cannot be reasonably remedied by the Company.

         At any time after a Termination Event has occurred, the Noteholders owning a majority (in principal dollar amount) of the Notes owned by the undersigned Noteholders (the "Required Noteholders"), or the Company, as
applicable, may waive the occurrence of any

                                        4

Termination Event other than the Confirmation Date Condition. No such waiver shall effect any subsequent Termination Event or impair any right consequent thereon.

         Section 5. Amendments. This Agreement may not be modified, amended or supplemented, except in writing signed by the Company and the Required
Noteholders.

         Section 6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New
York, without regard to applicable principles of conflict of laws.

         Section 7. Notices. All demands, notices, requests, consents and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, telecopy, or if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following
Parties:

          If to the Company, to:

          IWO Holdings, Inc.
          901 Lakeshore Drive
          Lake Charles, LA 70601
          Facsimile No.: (212) 725-9322
          Attn: James J. Loughlin, Jr.

          with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY 10153
          Facsimile No.: (212) 310-8007
          Attn: Ted S. Waksman, Esq.

          If to the Noteholders to:

          such Noteholder at the address shown for such holder on the applicable signature page hereto, to the attention of the person who has signed this Agreement on behalf of such holder

          with a copy to:

          Paul, Weiss, Rifkind, Wharton & Garrison LLP
          1285 Avenue of the Americas
          New York, NY 10019
          Facsimile No.: (212) 373-2122
          Attn: Andrew N. Rosenberg, Esq.

                                       5

         Section 8. Entire Agreement. This Agreement constitutes the entire understanding and agreement among the Parties with regard to the subject matter hereof, and supercedes all prior agreements with respect thereto.

         Section 9. Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

         Section 10. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors and assigns.

         Section 11. Specific Performance. Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which such parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that in the event of any such breach the other parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such parties may be entitled, at law or in equity.

         Section 12. Several, Not Joint, Obligations. The agreements, representations and obligations of the Parties (including, for the avoidance of doubt, each Noteholder) under this Agreement are, in all respects, several and not joint.

         Section 13. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

         Section 14. No Waiver. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other
Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such
Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         Section 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by telecopier shall be as effective as delivery of a manually executed signature page of this Agreement.

         Section 16. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 17. No Third-Party Beneficiaries. Unless expressly stated
herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third party beneficiary hereof.

                                       6

         Section 18. Additional Parties. Without in any way limiting the provisions hereof, additional holders of Notes may elect to become Parties by executing and delivering to the Company a counterpart hereof. Such additional holder shall become a party to this Agreement as a Noteholder in accordance with the terms of this Agreement.

                            [Signature Pages Follow]

                                       7

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                         IWO HOLDINGS, INC.

                                         By: /s/
                                             -----------------------------------
                                             James J. Loughlin, Jr.
                                             Chief Restructuring Officer

                                LOCK UP AGREEMENT
                              SIGNATURE PAGE 1 OF _

Name of Holder                                    Principal Amount of Notes
                                                  Beneficially Owned

AIG ANNUITY INSURANCE COMPANY                     $12,150,000.00
SUNAMERICA LIFE INSURANCE COMPANY                 $26,315,000.00
THE VARIABLE ANNUITY LIFE INSURANCE COMPANY       $13,125,000.00

                                              By: AIG Global Investment Corp.
                                                  Investment Adviser

                                              By: /s/
                                                  -------------------------------
                                                  Name:
                                                  Title:

                                                  AIG HIGH YIELD
                                                  2929 Allen Parkway -- 37th Floor
                                                  Houston, TX 77019

                                                  [Ryan Langdon
                                                  Phone: 713-831-1906
                                                  Fax: 713-831-1052
                                                  E-mail: ryan_langdon@agfg.com]

Name of Holder                                    Principal Amount of Notes
                                                  Beneficially Owned

VALIC COMPANY II STRATEGIC                        $ 1,000,000.00
     BOND FUND
SUNAMERICA INCOME FUNDS -- SUNAMERICA             $10,675,000.00
     HIGH YIELD BOND FUND
SUNAMERICA SERIES TRUST -- HIGH YIELD BOND        $12,850,000.00
     PORTFOLIO (POLARIS)
SUNAMERICA INCOME FUNDS -- SUNAMERICA             $ 1,625,000.00
     STRATEGIC BOND FUND
VALIC COMPANY II YIELD BOND FUND                  $ 1,950,000.00

                                LOCK UP AGREEMENT
                              SIGNATURE PAGE 2 OF _

                                              By: AIG Global Investment Corp.
                                                  Investment Sub-Adviser

                                              By: /s/
                                                  -------------------------------
                                                  Name:
                                                  Title:

                                                  AIG HIGH YIELD
                                                  2929 Allen Parkway -- 37th Floor
                                                  Houston, TX 77019

                                                  [Ryan Langdon
                                                  Phone: 713-831-1906
                                                  Fax: 713-831-1052
                                                  E-mail: ryan_langdon@agfg.com]

Name of Holder                                    Principal Amount of Notes
                                                  Beneficially Owned

EATON VANCE MGMT, AND BOSTON MGMT                 $ 15,000,000.00
AND RESEARCH AS INVESTMENT ADVISOR TO:
BOSTON INCOME PORTFOLIO, HIGH INCOME
TRUST, EMERALD HIGH YIELD, AND DIVERSIFIED
INVESTMENT ADVISORS HIGH YIELD

                                                  By: /s/
                                                      ----------------------------------
                                                      Name:
                                                      Title:

                                                      EATON VANCE MANAGEMENT
                                                      255 State Street
                                                      Boston, MA 02109

                                                      [Michael Weilheimer
                                                      Phone: 617-598-8467
                                                      E-mail: mweilheimer@eatonvance.com]

                                LOCK UP AGREEMENT
                              SIGNATURE PAGE 3 OF _

Name of Holder                                        Principal Amount of Notes
                                                      Beneficially Owned

ARES LEVERAGE INVESTMENT FUND, L.P.                   $ 1,250,000

                                                 By:  ARES Management, L. P.
                                                 Its: General Partner
                                                 By: /s/
                                                     -----------------------------------
                                                     Name:
                                                     Title:

                                                       ARES MANAGEMENT
                                                       1999 Avenue of the Stars, Suite 1900
                                                       Los Angeles, CA 90067

                                                       [Jeff M. Moore
                                                       Phone: 310-843-1900
                                                       Fax: 310-843-1999]

Name of Holder                                         Principal Amount of Notes
                                                       Beneficially Owned

ARES LEVERAGE INVESTMENT FUND II, L.P.                 $ 11,550,000

                                                 By:  ARES Management II, L. P.
                                                 Its: General Partner
                                                 By: /s/
                                                     -----------------------------------
                                                     Name:
                                                     Title:

                                                 ARES MANAGEMENT
                                                 1999 Avenue of the Stars, Suite 1900
                                                 Los Angeles, CA 90067

                                                 [Jeff M. Moore
                                                 Phone: 310-843-1900
                                                 Fax: 310-843-1999]

                                LOCK UP AGREEMENT
                              SIGNATURE PAGE 4 OF _

                                    EXHIBIT A

                          DRAFT PLAN OF REORGANIZATION

                             [Intentionally Omitted]

                                    EXHIBIT B

                           DRAFT DISCLOSURE STATEMENT

                             [Intentionally Omitted]

                                    EXHIBIT 3

                                      10-K

                          (fiscal year ended 12/31/03)

                             [Intentionally omitted]

                                    EXHIBIT 4

                                      10-Q

                             (period ended 9/30/04)

                             [Intentionally omitted]

                                    EXHIBIT 5

                  Risk Factors Section of Offering Memorandum

     The following section has been excerpted from the Offering Memorandum, which is currently in draft form and is subject to change.

                                     * * *

                                 RISK FACTORS

     An investment in the notes involves a high degree of risk. You should read and consider carefully each of the following factors, as well as the other information contained in this offering memorandum, before making a decision to invest in the notes. The following risks could materially and adversely affect our ability to make payments with respect to the notes and our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect us. In any such case, you may lose all or part of your original investment.

            RISKS RELATED TO OUR BUSINESS, STRATEGY AND OPERATIONS

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND MAY
RESTRICT OUR ABILITY TO REPAY OUR OBLIGATIONS UNDER THE NOTES.

     We are highly leveraged. As of September 30, 2004, after giving pro forma effect to the Reorganization, including the offering of the notes offered hereby, our total outstanding debt, including capital lease obligations, would have been approximately $225.0 million. The indentures that will govern the notes will permit us and our subsidiaries to incur additional indebtedness, including up to $30.0 million in additional indebtedness that would share the senior secured floating rate notes' first priority lien on substantially all of our assets, which could further exacerbate the risks associated with our leverage. If we incur additional indebtedness that ranks equally with the notes, the holders of the new debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us.

     Our substantial indebtedness could adversely affect our financial health by, among other things:

      o increasing our vulnerability to adverse economic conditions;

      o limiting our ability to obtain any additional financing we may need to operate, develop or expand our business or effectively compete in our industry;

      o limiting our flexibility in planning for, or reacting to, changes in the economy, our business and the industry in which we operate; and

      o requiring us to dedicate a substantial portion of any cash flow to service our debt, which would reduce the funds available for operations and future business opportunities.

WE HAVE A HISTORY OF NET LOSSES. WE EXPECT TO INCUR ADDITIONAL LOSSES IN THE
FUTURE, AND OUR OPERATING RESULTS COULD FLUCTUATE SIGNIFICANTLY ON A QUARTERLY
AND ANNUAL BASIS. AS A RESULT, WE MAY BE UNABLE TO PAY AMOUNTS DUE UNDER THE
NOTES, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

     We have sustained net losses since our inception, including net losses of
$95.6 million for the year ended December 31, 2003 and $36.2 million for the nine months ended September 30, 2004. During these periods, our earnings were inadequate to cover our fixed charges. Our ability to achieve operating profitability and to generate positive cash flows from operating activities will depend upon many factors, including, among others, the effective marketing of Sprint PCS products and services, and our ability to improve market penetration and manage churn. If we do not achieve and maintain operating profitability and positive cash flows from operating activities, we may be unable to make interest or principal payments on the notes, and you could lose all or part of your investment.

     In addition, our future operating results and cash flows will be subject to quarterly and annual fluctuations due to many factors, some of which are outside our control. These factors include increased costs we may incur in connection with the further development, expansion and upgrade of

                                       1

our wireless network, fluctuations in the demands for our services and the seasonality of our industry. In addition, the interest rate on our senior secured floating rate notes resets quarterly, which could further subject our operating results and cash flows to quarterly fluctuations. To the extent our quarterly or annual results of operations fluctuate significantly and adversely, we may be unable to pay amounts due under the notes, and you could lose all or part of your investment.

THE TECHNOLOGY THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY
TO COMPETE EFFECTIVELY WITHIN THE WIRELESS TELECOMMUNICATIONS INDUSTRY.

     The wireless telecommunications industry is experiencing significant technological change. We employ CDMA 1xRTT digital technology, the digital wireless communications technology selected by Sprint PCS and certain other carriers for their nationwide networks. Other carriers employ other technologies, such as TDMA, GSM and iDEN, for their nationwide networks. If another technology emerges as the industry standard, we may be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology, which in turn could require us to make changes to our network at substantial cost. We may be unable to respond to these pressures and implement new technology on a timely basis or at an acceptable cost. In addition, other technologies may decrease demand for our services. For example, other cellular service providers have announced plans to sell and market a IEEE
802.11, which we refer to as WiFi, enabled handset. Such a handset would permit subscribers to communicate using voice and data services with their handset using voice over internet protocol, or VoIP, technology in any area equipped with a wireless internet connection, or hot spot, potentially bypassing our network. The number of hot spots in the United States is growing rapidly, with some major cities and urban areas being covered entirely. The availability of
VoIP or another alternative technology to our subscribers could greatly reduce the usage of our network, which would have an adverse effect on our financial condition and results of operations.

     Additionally, we will be required to make additional capital expenditures over the next four years to upgrade base stations on a majority of towers in our markets as a result of the expected obsolescence of the Lucent Technologies mini-cell and micro-cell technology we currently employ.

THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS REFLECTED IN OUR HISTORICAL
FINANCIAL STATEMENTS ARE NOT INDICATIVE OF FUTURE FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS.

     As a result of the Reorganization, we will be subject to the fresh-start accounting prescribed by generally accepted accounting principles. As required by fresh-start accounting, our assets and liabilities will be recorded at fair value, based on our enterprise value which will have been established in the bankruptcy proceeding. Our reported assets do not yet give effect to the adjustments that may result from the adoption of fresh-start accounting and, as a result, could change materially. Accordingly, our financial condition and results of operations from and after the Reorganization will not be comparable to the financial condition and results of operations reflected in our historical consolidated financial statements included in this offering memorandum.

THE REORGANIZATION MAY ADVERSELY AFFECT OUR ABILITY TO ENGAGE IN TRANSACTIONS.

     Our past inability to meet our obligations that has resulted in the
Reorganization, or the perception that we may not be able to meet our obligations after the Reorganization, could adversely affect our relationships with third parties. For example, we may have difficulty entering into leases and other agreements related to our operations because of the Reorganization.
As a result, our ability to operate our business could be adversely affected, which would adversely affect our financial position and our results of operations.

IF WE RECEIVE LOWER REVENUES OR INCUR MORE FEES THAN WE ANTICIPATE UNDER OUR
ROAMING ARRANGEMENTS WITH SPRINT PCS AND ITS PCS AFFILIATES, OUR RESULTS OF
OPERATIONS WILL BE NEGATIVELY AFFECTED.

     We are paid a fee from Sprint PCS for every minute and kilobyte that a
Sprint PCS subscriber from outside our territory uses our network. Similarly, we pay a fee to Sprint PCS for every minute and kilobyte that our subscribers use the Sprint PCS network outside our territory. The per-minute

                                       2

and per-kilobyte rates that we receive from Sprint PCS and that we pay to
Sprint PCS are the same and are fixed until the end of 2006. Thereafter, the rate will change, based on 90% of Sprint PCS's effective retail yield for voice and data, respectively, and may have an adverse effect on us. In addition, our subscribers may spend more time outside our territory than we anticipate, and
Sprint PCS subscribers from outside our territory may spend less time in our territory or may use our services less than we anticipate. As a result, we may receive less Sprint PCS roaming revenue and/or have to pay more in Sprint PCS roaming fees than we collect in Sprint PCS roaming revenue, which would have an adverse effect on our results of operations.

ROAMING REVENUE UNDER SPRINT PCS'S ROAMING AND RESELLER ARRANGEMENTS WITH THIRD
PARTIES, INCLUDING VIRGIN MOBILE, MAY DECLINE IN THE FUTURE.

     For the twelve months ended September 30, 2004, approximately 18.3% of our roaming revenue (3.8% of our total revenue) was attributable to revenue derived from wireless communications providers other than Sprint, principally Virgin
Mobile. We do not have agreements directly with these providers. Instead, we rely on roaming arrangements that Sprint PCS has negotiated. Sprint PCS may negotiate roaming arrangements with other wireless communications providers at rates that are lower than current rates, resulting in a decrease in our roaming revenue. If the rates offered by Sprint PCS are not attractive, these other wireless communications providers may decide to build-out their own networks in our territory and compete with us directly or enter into roaming arrangements with our competitors who already have networks in our territory. Further,
Sprint's arrangements with Virgin Mobile are scheduled to expire in July 2005.
We cannot control whether these arrangements will be renewed or the terms on which they will be renewed. The loss of all or a significant portion of our roaming revenue from other providers would have a material adverse effect on our financial condition and operating results.

OUR ROAMING ARRANGEMENTS FOR COVERAGE OUTSIDE THE SPRINT PCS NETWORK MAY NOT BE
COMPETITIVE WITH OTHER WIRELESS COMMUNICATIONS PROVIDERS, WHICH MAY RESTRICT
OUR ABILITY TO ATTRACT AND RETAIN SUBSCRIBERS AND THUS MAY ADVERSELY AFFECT OUR
OPERATIONS.

     We do not have agreements directly with other wireless service providers for roaming coverage outside territories covered by the Sprint PCS network.
Instead, we rely on roaming arrangements that Sprint PCS has negotiated with other wireless communications providers for coverage in these areas. Some risks related to these arrangements are as follows:

      o the arrangements may not benefit us in the same manner that they benefit Sprint PCS;

      o the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by
        Sprint PCS;

      o the price to our customers of a roaming call may not be competitive with prices charged by other wireless companies for roaming calls;

      o customers must end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network;

      o our subscribers may not be able to use advanced PCS features from
        Sprint PCS, such as PCS Vision, while roaming; and

      o Sprint PCS or the carriers providing the service may not be able to provide us with accurate billing information on a timely basis.

UNAUTHORIZED USE OF, OR INTERFERENCE WITH, OUR NETWORK COULD DISRUPT SERVICE
AND INCREASE OUR COSTS.

     We may incur costs associated with the unauthorized use of our network including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraudulent use of our network may impact interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for fraudulent roaming.

                                       3

IF WE LOSE THE RIGHT TO INSTALL OUR EQUIPMENT ON WIRELESS TOWERS OR ARE UNABLE
TO RENEW EXPIRING LEASES FOR WIRELESS TOWERS ON FAVORABLE TERMS OR AT ALL, OUR
BUSINESS AND RESULTS OF OPERATIONS COULD BE ADVERSELY IMPACTED.

     As of September 30, 2004, approximately 97% of our base stations are installed on leased tower facilities which are typically shared with one or more other wireless communications providers. In addition, a large portion of these tower sites are leased from a small number of large tower companies with whom we have entered into master agreements that govern the general terms of our rights to use each such company's towers. If a master agreement with one of these tower companies were to terminate, or if one of these tower companies were unable to support our use of its tower sites, we would have to find new sites or may be required to rebuild the affected portion of our network. In addition, the concentration of our tower leases with a limited number of tower companies could adversely affect our results of operations and financial condition if we are unable to renew our expiring leases with these tower companies either on terms comparable to those we have today or at all. If any of the tower leasing companies that we do business with were to experience severe financial difficulties, or file for bankruptcy protection, our ability to use towers leased from that company could be adversely affected. That, in turn, could adversely affect our financial condition and results of operations if a material number of towers were involved.

WE REQUIRE SIGNIFICANT CAPITAL TO FUND OUR OPERATIONS AND ANTICIPATED CAPITAL
EXPENDITURES. IF WE ARE UNABLE TO GENERATE OR RAISE SUFFICIENT CAPITAL IN THE
FUTURE, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS STRATEGY AND MAY NOT BE ABLE
TO FUND OUR OPERATIONS.

     In order to fund the execution of our business strategy, including the construction of new cell sites that we have agreed to build, we will require significant amounts of cash. We may also have additional cash needs in the near term that we do not currently anticipate. We intend to meet our cash requirements through available cash, cash flow from operations and, to the extent required, future borrowings. We have no committed additional financing available. There can be no assurance that available cash and cash flow from operations will be sufficient to meet our cash requirements, or that any necessary borrowings will be available to us on acceptable terms or at all. If we are unable to raise capital when our needs arise, we may be unable to pursue our business strategy and may not be able to fund our operations.

OUR ACTUAL OPERATING COSTS MAY BE HIGHER THAN WE ANTICIPATE.

     Changes in our operating environment, including changes in government regulations, may require us to spend more than we anticipate. For example, increased competition has led in the past and may lead in the future to higher promotional costs, increased cost associated with subsidizing sales of handsets and other costs incurred in connection with acquiring subscribers. Further, as described below under "--Risks Related to Our Relationship With Sprint PCS," a
substantial portion of our costs of service are attributable to fees and charges we pay Sprint PCS for billing and collections, customer care and other back-office support. As a result, our ability to manage these costs is limited.
Further, Sprint PCS may seek to recover costs in addition to our fixed price arrangements for new services it provides to us in support of new PCS product and service offerings. If our costs are more than we anticipate, the actual amount of funds needed to implement our strategy and business plan may exceed our estimates, which could have a material adverse affect on our liquidity, financial condition and results of operations.

OUR ALLOWANCE FOR DOUBTFUL ACCOUNTS MAY NOT BE SUFFICIENT TO COVER
UNCOLLECTIBLE ACCOUNTS.

     On an ongoing basis, we estimate the accounts receivable that we will not collect to reflect the expected loss on such accounts in each period. Our allowance for doubtful accounts receivable may underestimate actual unpaid accounts receivable for various reasons, including:

    o our involuntary churn rate may exceed our estimates;

    o bad debt as a percentage of service revenues may be higher than we assume;

                                       4

    o adverse changes in the economy;

    o changes in Sprint's PCS products and services;

    o changes in the composition of our subscriber base; or

    o changes in our credit policy.

     If our allowance for doubtful accounts receivable is insufficient to cover uncollectible receivables, it could have an adverse effect on our liquidity, financial condition and results of operations.

WE MAY INCUR SIGNIFICANTLY HIGHER WIRELESS HANDSET SUBSIDY COSTS THAN WE
ANTICIPATE FOR EXISTING SUBSCRIBERS WHO UPGRADE TO A NEW HANDSET.

     We subsidize a portion of the price of all of the wireless handsets that we offer and incur sales commissions, even for handset upgrades. As our subscriber base matures, and technological innovations occur, more existing subscribers will upgrade to new wireless handsets. Excluding sales commissions, we incurred approximately $5.7 million associated with wireless handset upgrade costs for existing subscribers for the year ended December 31, 2003 and $3.5 million for the nine months ended September 30, 2004. We have limited historical experience regarding the adoption rate for wireless handset upgrades. If more subscribers upgrade to new wireless handsets than we expect, our results of operations will be adversely affected.

IT IS OUR STRATEGY TO INCREASE OUR SUBSCRIBER GROWTH, WHICH MAY NEGATIVELY
AFFECT OUR NEAR TERM PROFITABILITY.

     To the extent we increase our subscriber growth, we will incur significant up-front subscriber acquisition expenses, which initially will result in reduced levels of cash flows from operating activities and EBITDA. In addition, to the extent our subscriber growth includes a higher percentage of post-pay sub-prime credit subscribers, our churn and bad debt expense may increase, which would adversely affect our results of operations.

ANY FUTURE CONSOLIDATION IN THE INDUSTRY IN WHICH WE PARTICIPATE MAY REQUIRE US
TO INCUR SUBSTANTIAL ADDITIONAL DEBT AND TO INTEGRATE NEW TECHNOLOGIES,
OPERATIONS AND SERVICES, WHICH MAY BE COSTLY AND TIME CONSUMING.

     We may in the future have opportunities to acquire or otherwise combine our business with other businesses that may complement or extend our existing operations, and other similarly situated PCS Affiliates of Sprint may seek opportunities to benefit from combined operations. If we acquire or combine our business with other businesses or territories, our ability to satisfy our obligations with respect to, and the market value of, the notes may be adversely affected and we may encounter difficulties that may be costly and time consuming and slow our growth. For example, we may have to:

      o assume and/or incur substantial additional debt to finance the acquisitions and fund the ongoing operations of the acquired companies;

      o integrate new operations with our existing operations; or

      o divert the attention of our management from other business concerns.

WE WILL BE FUNCTIONING UNDER NEW MANAGEMENT WHICH MAY DISRUPT OUR OPERATIONS AS
WE TRANSITION TO A NEW MANAGEMENT TEAM.

     Since the acquisition of IWO Holdings by US Unwired, we have been managed by the senior management of US Unwired. Upon consummation of the
Reorganization, Bret Cloward will become our Chief Operating Officer and acting
President and Richard Harris will become our Chief Financial Officer. As a result, our historical operating and financial results described in this offering memorandum do not reflect the leadership or guidance of our new senior management and do not provide a basis on which to assess the management capacities of our new senior management. Further, we may experience disruptions as we transition to new management. We cannot assure you that our new management team will be successful.

                                       5

THE LOSS OF THE OFFICERS AND SKILLED EMPLOYEES UPON WHOM WE WILL DEPEND TO
OPERATE OUR BUSINESS OR THE INABILITY TO ATTRACT ADDITIONAL PERSONNEL COULD
ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We believe that our future success will depend in part on our ability to attract and retain highly qualified technical, management and other personnel.
Following consummation of the Reorganization, we will need to hire additional employees to fulfill the services currently provided by US Unwired pursuant to the Management Agreement. We may not be successful in retaining key personnel or in attracting and retaining other highly qualified technical, management and other personnel. In addition, our history of an inability to meet our obligations and the related filing of the bankruptcy petition may limit our ability to attract and retain the qualified technical, management and other personnel that will be needed to successfully operate our business. Any inability to retain or attract qualified management and other personnel could adversely affect our business.

FOLLOWING THE REORGANIZATION, WE WILL CONTINUE TO BE DEPENDENT ON US UNWIRED
FOR A NUMBER OF IMPORTANT MANAGEMENT FUNCTIONS. THE INABILITY OF US UNWIRED TO
PROVIDE SERVICES UNDER THE MANAGEMENT AGREEMENT PRIOR TO OUR OWN IMPLEMENTATION
OF THESE FUNCTIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

     Upon consummation of the Reorganization, we expect to terminate the
Management Agreement, following which we will continue to receive services under the Management Agreement during a four-month transition period.
Thereafter, we will be required to implement systems and support functions to perform these services internally or enter into agreement with others to provide these services for us. Some of the services and support functions to be provided by US Unwired are critical to our ability to manage our business. For example, we will rely on US Unwired to perform important accounting and financial information services for us. If US Unwired were to fail to continue to provide services under the Management Agreement prior to the completion of this transition period or if we are unable to implement alternative arrangements within the four-month transition period, we would lack key management services related to the operation of our business. This could disrupt our business and have a material adverse effect on our financial condition and results of operation.

     In addition, US Unwired has the right to terminate the Management
Agreement at any time prior to the consummation of the Reorganization, which would cause the four-month transition period to commence earlier than we expect and give us less time than we expect to implement our own systems and functions.

WE HAVE NO RECENT HISTORY OF OPERATING AS A SEPARATE COMPANY, AND WE MAY BE
UNABLE TO MAKE, OR MAY INCUR SIGNIFICANT COSTS IN MAKING, THE CHANGES NECESSARY
TO OPERATE AS A SEPARATE COMPANY.

     In order to replace the management services currently provided to us by US
Unwired, we are retaining and will separately compensate management, and we will need to implement systems and support functions to perform these services internally or enter into agreements with others to provide these services prior to the expiration of the Management Agreement. Our compensation expense and the costs to implement these systems and support functions or to acquire these services from others may be more costly than the fees we currently pay for services provided by US Unwired, including as a result of any higher than expected start-up costs associated with the implementation of these systems.
Even if we build the systems and support functions to perform these services internally prior to the expiration of the Management Agreement, our implementation of the new systems and support functions or the transition of data from the US Unwired systems to our systems may face disruptions and may not be effective, which could adversely affect management's ability to operate our business.

A PORTION OF OUR NEW SUBSCRIBER ADDITIONS HAVE BEEN THROUGH OUR PRE-PAY
PROGRAM, WHICH HAS BEEN PROVIDED AND MANAGED BY US UNWIRED. UPON CONSUMMATION
OF THE REORGANIZATION, WE MAY NO LONGER HAVE THE ABILITY TO USE THE US UNWIRED
PRE-PAY PROGRAM.

     For the twelve-month period ended September 30, 2004, 12.4% of our gross subscriber additions were added under our pre-pay program. The pre-pay program has been provided and managed by US Unwired pursuant to an agreement that US
Unwired entered into with a third party service provider.

                                       6

Upon consummation of the Reorganization, we may no longer have the ability to market that plan in our territory. If we decided to continue to offer a similar program, we will have to negotiate a new agreement with a third party service provider. We cannot assure you that such a service arrangement will be available on favorable terms or at all. The expense of developing a new program or the inability to continue to offer a pre-pay program in the markets we serve could result in reduced revenues or increased expenses. If we no longer offer a pre-pay plan, we would have to transition our current pre-pay subscribers to other Sprint PCS product offerings. There can be no assurance that we will be successful transitioning such subscribers to other Sprint PCS product offerings.

WE OBTAIN MOST OF OUR NETWORK EQUIPMENT FROM A SINGLE SUPPLIER. THIS EQUIPMENT
IS NOT INTERCHANGEABLE, AND WE WOULD BE MATERIALLY ADVERSELY AFFECTED IF WE
COULD NOT OBTAIN THIS NETWORK EQUIPMENT TIMELY OR AT ALL.

     Our PCS network equipment is supplied solely by Lucent Technologies Inc.
If additional equipment is needed for expansion or repair of a network, it must come from Lucent Technologies in order to be compatible with our existing network equipment. If Lucent Technologies were to cease or delay supplying equipment, we would be prevented or delayed in expanding or repairing our network. Any inability to expand or repair our networks could have a material adverse effect on us.

OUR SERVICE AREA MAY BE THREATENED BY BAD WEATHER AND OTHER CATASTROPHIC EVENTS
WHICH COULD CAUSE INTERRUPTIONS IN SERVICE RESULTING IN REDUCED REVENUES AND
INCREASED EXPENSES.

     Our service area is in the Northeast United States and could be impacted by bad weather such as severe winter storms and excessive rain. We may face service interruptions for indefinite periods if severe weather or another catastrophic event such as a blackout or a terrorist attack strikes one or more of our service areas, resulting in reduced revenues and increased expenses.

OUR ACTUAL FINANCIAL RESULTS MAY VARY SIGNIFICANTLY FROM THE PROJECTIONS WE
WILL FILE WITH THE BANKRUPTCY COURT.

     In connection with the Reorganization, IWO Holdings has prepared projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Pre-Packaged Plan and our ability to continue operations upon our emergence from bankruptcy. As indicated in the disclosure statement with respect to the
Pre-Packaged Plan and the exhibits thereto, the projected financial information and various estimates of value discussed therein should not be regarded as representations or warranties by us or any other person as to the accuracy of such information or that any such projection or valuation will be realized. The information in the disclosure statement, including the projected financial information and estimates of value, was prepared by IWO Holdings and its financial advisors. This information was not audited, reviewed or compiled by independent accountants. These projections will be filed with the Bankruptcy
Court but are expressly excluded from this offering memorandum and should not be relied upon in any way or manner in connection with this offering. These projections have not been, and will not be, updated on an ongoing basis. At the time they were prepared, the projections reflected numerous assumptions concerning IWO Holdings's anticipated future performance and with respect to prevailing and anticipated market and economic conditions which were and remain beyond our control and which may not materialize. Projections are inherently subject to significant and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections may be wrong in material respects. Actual results may vary significantly from those contemplated by the projections. As a result, we caution you not to rely upon such projections in deciding whether to invest in the notes.

               RISKS RELATED TO OUR RELATIONSHIP WITH SPRINT PCS

WE WILL NOT BE ABLE TO OPERATE OUR BUSINESS IF SPRINT PCS TERMINATES OUR
AFFILIATION AGREEMENTS.

     Our relationship with Sprint PCS is governed by our affiliation agreements with it. As we do not own any licenses to operate a wireless network, our business depends on the continued effectiveness

                                       7

of these affiliation agreements. Sprint PCS may be able to terminate our affiliation agreements with it if we materially breach the terms of the agreements. These terms include operational and network requirements that are extremely technical and detailed and apply to each retail store, cell site and switch site that we operate. Many of these operational and network requirements can be changed by Sprint PCS, in certain cases with little notice. As a result, we may not always be in compliance with all requirements of our affiliation agreements with Sprint PCS. Sprint PCS conducts periodic audits of compliance with various aspects of its program guidelines and identifies issues it believes need to be addressed. There may be substantial costs associated with remedying any noncompliance, and such costs may adversely affect our operating results and cash flows. If Sprint PCS terminates or fails to renew our affiliation agreements or fails to perform its obligations under those agreements, our ability to conduct our business would be severely restricted.

IF WE MATERIALLY BREACH OUR AFFILIATION AGREEMENTS WITH SPRINT PCS, SPRINT PCS
MAY HAVE THE RIGHT TO PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET
VALUE.

     Our affiliation agreements with Sprint PCS require that we provide network coverage to a minimum network coverage area within specified time frames and that we meet and maintain Sprint PCS' technical and customer service requirements. A failure by us to meet Sprint PCS's technical or customer service requirements contained in the affiliation agreements, among other things, would constitute a material breach of the agreements, which could lead to their termination by Sprint PCS. Our affiliation agreements with Sprint PCS provide that upon the occurrence of an event of termination caused by our breach of such agreements, Sprint PCS has the right to, among other things, purchase our operating assets without stockholder approval and for a price equal to 72% of our entire business value, as determined in accordance with the affiliation agreements.

SPRINT MAY MAKE BUSINESS DECISIONS THAT ARE NOT IN OUR BEST INTERESTS, WHICH
MAY ADVERSELY AFFECT OUR RELATIONSHIPS WITH SUBSCRIBERS IN OUR TERRITORY,
INCREASE OUR EXPENSES OR DECREASE OUR REVENUES.

     Under our affiliate agreements with Sprint PCS, Sprint has a substantial amount of control over the conduct of our business. Accordingly, Sprint has made and, in the future may make, decisions that adversely affect our business, such as the following:

    o Sprint, subject to limitations in our agreements with them, could price its national plans based on its own objectives and could set price levels or other terms that may not be economically viable for our business;

    o Sprint, subject to limitations in our agreements with them, could develop products and services, such as a one-rate plan where subscribers are not required to pay roaming charges on its PCS-to-PCS plan, or establish credit policies, such as the no-deposit account spending limit program, which we refer to as the NDASL program, in which the deposit requirement is waived, which could adversely affect our results of operations;

    o we have the exclusive right to offer Sprint PCS services on the 1900 MHz band to our subscribers and other users in our territory, and Sprint may develop technology that would permit its subscribers to access its services on different frequency bands without utilizing our network;

    o on December 31, 2006, certain provisions of the proposed amendments to our agreement with Sprint expire, and Sprint, subject to limitations in our agreements with them, could then raise the costs to perform certain back office services, reduce levels of services, or otherwise seek to increase expenses and other amounts charged to us;

    o Sprint may elect with little or no notification to change its financial reporting, billing or inventory software systems or change third party service providers which may adversely affect our ability to determine or report our operating results, adversely affect our ability to obtain handsets or adversely affect our subscriber relationships;

    o Sprint, subject to limitations in our agreements with them, could limit our ability to develop local and other promotional plans to enable us to attract sufficient subscribers;

                                       8

    o Sprint, subject to limitations under our agreements with them, could alter its network and technical requirements;

    o Sprint's introduction of payment methods that do not have adequate controls or limitations could result in fraudulent payments to subscriber accounts, which could have a material adverse impact on our results of operations and financial condition;

    o Sprint could make decisions which could adversely affect the Sprint brand names, products or services;

    o Sprint could decide not to renew the Sprint agreements or to no longer perform its obligations, which would severely restrict our ability to conduct business;

    o Sprint may unexpectedly implement new pass-through fees or other expenses that they deem to be permitted under the simplified pricing arranged by the amendments to our affiliation agreements with Sprint; and

    o in order to compete with other cellular service providers, such as
      Verizon, Sprint may decide to combine billing of landline
      telecommunications services with PCS services, under which, pursuant to federal regulations, any payments received for both landline and PCS services would be credited first to the landline service provided by
      Sprint before any amounts could be credited to the PCS services that we provide.

     Recently, Sprint has changed how it aligns its resources in order to focus on two market segments: businesses and consumers. This represents a shift away from the current organizational focus on asset groups and products: local telecommunications, global wireline voice and data services and wireless. This initiative is often referred to as One Sprint-Many Solutions. This realignment was designed to facilitate Sprint's cross-selling and bundling of products across these product lines. This shift could:

    o divert marketing, advertising and internal Sprint resources once dedicated to wireless to bundled or non-PCS Sprint products and services;

    o increase the risk that Sprint will design wireless products and services in a manner that is not profitable for us; and

    o reduce the significance of Sprint's wireless network partners, including
      us.

     The occurrence of any of the foregoing could adversely affect our relationship with subscribers in our territories, increase our expenses or decrease our revenues and have a material adverse effect on our liquidity, financial condition and results of operation.

     Furthermore, Sprint has announced that it plans to deploy Evolution--Data
Only technology, which we refer to as EV-DO, in certain of its markets, and
Sprint, subject to limitations in our agreements with them, could require us to implement EV-DO in our network faster than we currently anticipate and at costs higher than we have currently allocated.

     Additionally, Sprint has entered into mobile virtual network operator, or
MVNO, arrangements with Virgin Mobile USA, Qwest Communications, AT&T and others. In these arrangements, Sprint wholesales airtime to its MVNO partner, which in turn markets retail service under its own brand and pricing. Under the amendments to our affiliation agreements with Sprint, we are required to participate in resale arrangements entered into by Sprint, subject to certain limitations. We may enjoy an increase in traffic as a result of these MVNO relationships, but the rates paid to us, and the margins earned on this traffic, may not be as favorable to us as would be the case if Sprint were selling on a retail rather than on a wholesale basis.

CERTAIN PROVISIONS OF OUR AFFILIATION AGREEMENTS WITH SPRINT PCS MAY DIMINISH
OUR VALUE AND RESTRICT THE SALE OF OUR BUSINESS.

     Under specific circumstances and without stockholder approval, Sprint PCS may purchase our operating assets or capital stock at a discount. Sprint PCS also has a right of first refusal if we decide

                                       9

to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of our operating assets to competitors of Sprint. These restrictions and the other restrictions contained in our affiliation agreements with Sprint PCS restrict our ability to sell our business, may reduce the value a buyer would be willing to pay for our business, and thus may reduce our entire business value.

IF SPRINT PCS DOES NOT MAINTAIN CONTROL OVER ITS LICENSED SPECTRUM, OUR
AFFILIATION AGREEMENTS WITH SPRINT PCS MAY BE TERMINATED.

     Sprint PCS, not us, owns the licenses necessary to provide wireless services in our territory. The Federal Communications Commission, or FCC, requires that licensees like Sprint PCS maintain control of their licensed systems and not delegate control to third party operators or managers without the FCC's consent. Our affiliation agreements with Sprint PCS reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum. However, if the FCC were to determine that any of our affiliation agreements with Sprint PCS need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the agreements, those agreements may be terminated. If the agreements are terminated, we would no longer be a part of the PCS network of Sprint PCS and we would not be able to conduct our business.

THE FCC MAY FAIL TO RENEW THE SPRINT PCS WIRELESS LICENSES UNDER CERTAIN
CIRCUMSTANCES, WHICH WOULD PREVENT US FROM PROVIDING WIRELESS SERVICES.

     Sprint PCS's wireless licenses are subject to renewal and revocation by the FCC. The Sprint PCS wireless licenses in our territory will expire in the near future but may be renewed for additional ten-year terms. The FCC has adopted specific standards that apply to wireless personal communications services license renewals. Any failure by Sprint PCS or us to comply with these standards could result in the non-renewal of the Sprint PCS licenses for our territory. Additionally, if Sprint PCS does not demonstrate to the FCC that
Sprint PCS has met the construction requirements for each of its wireless personal communications services licenses, it can lose those licenses. If
Sprint PCS loses its licenses in our territory for any of these reasons, we and our subsidiaries would not be able to provide wireless services without obtaining rights to other licenses. If Sprint PCS loses its licenses in another territory, Sprint PCS or the applicable PCS Affiliate of Sprint would not be able to provide wireless services without obtaining rights to other licenses and our ability to offer nationwide calling plans would be diminished and potentially more costly.

OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE OUR AFFILIATION AGREEMENTS
WITH SPRINT PCS WILL DEPEND ON OUR ABILITY TO TIMELY CONSTRUCT AND OPERATE 103
ADDITIONAL CELL SITES.

     Our affiliation agreements with Sprint PCS require us to construct and operate 103 additional cell sites in our territory by 2008. Our ability to construct these new cell sites could be affected by a number of factors beyond our control, including:

    o zoning and local permitting requirements and national regulatory approvals;

    o availability of construction equipment and skilled construction personnel; and

    o adverse weather conditions.

     In addition, as the concern over cell tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. The barriers to new construction may prevent us from constructing the required cell sites where we want and we may not be able to complete the number of sites required under our affiliation agreements in time. If we are unable to construct these new cell sites by the deadline, we could be in breach of the affiliation agreements. See "--We will not be able to operate our business if
Sprint PCS terminates our affiliation agreements" and "--If we materially breach our affiliation agreements with Sprint PCS, Sprint PCS may have the right to purchase our operating assets at a discount to market value."

                                       10

CERTAIN WIRELESS PROVIDERS ARE SEEKING TO CHANGE THE STANDARDS CONTROLLING THE
TYPES OF WIRELESS HANDSETS THAT OPERATE ON THEIR NETWORKS WHICH MAY LIMIT OUR
ABILITY TO PROVIDE OUR SUBSCRIBERS WITH SERVICE IN AREAS NOT COVERED BY
SPRINT'S PCS NETWORK.

     We rely on Sprint PCS's roaming agreements with its competitors to provide automatic roaming capabilities to our subscribers in many of the areas of the
United States not covered by Sprint's PCS network. Competitors may be able to offer coverage in areas not served by Sprint's PCS network or may be able to offer roaming rates that are lower than those offered by Sprint PCS. Certain competitors have sought to reduce or eliminate the use of the Advanced Mobile
Phone Service, or AMPS, air interface on their networks. AMPS is an important air interface on which Sprint PCS's subscribers roam. Further, on September 24,
2002, the FCC modified its rules to eliminate, after a five-year transition period, the requirement that carriers provide analog service compatible with
AMPS specifications. If AMPS is eliminated and our subscribers do not have wireless handsets that are compatible with our competitors' air interface, then these subscribers will not be able to roam on our competitors' networks, which could lead to customer dissatisfaction and increased churn.

WE RELY ON SPRINT PCS FOR A SUBSTANTIAL AMOUNT OF OUR FINANCIAL INFORMATION. IF
THAT INFORMATION IS NOT ACCURATE, OUR ABILITY TO ACCURATELY REPORT OUR
FINANCIAL DATA COULD BE ADVERSELY AFFECTED, AND THE INVESTMENT COMMUNITY COULD
LOSE CONFIDENCE IN US.

     Under our affiliation agreements, Sprint PCS performs our billing, customer care and collections, national network systems support, inventory logistics, long distance transport and national third party sales support. The data provided by Sprint PCS related to these functions they perform for us is the primary source for our service revenue and for a significant portion of our cost of service and roaming, and selling and marketing expenses included in our statement of operations. We use this data to record our financial results and prepare our financial statements. If we later find errors in that data provided to us, we may be required to restate our financial statements. If that occurs as to us or any other PCS Affiliate of Sprint, investors and securities analysts may lose confidence in us which could adversely effect the trading price of the notes.

PROBLEMS WITH SPRINT PCS'S INTERNAL SUPPORT SYSTEMS COULD LEAD TO CUSTOMER
DISSATISFACTION OR INCREASE OUR COSTS.

     We rely on Sprint PCS's internal support systems, including customer care, billing and back office support. Sprint PCS has entered into business process outsourcing agreements with third parties to provide these services. We cannot assure you that Sprint PCS will be able to successfully add system capacity, that its internal support systems will be adequate or that third parties that
Sprint PCS has contracted with can perform their obligations. Problems with
Sprint PCS's internal support systems could cause:

      o delays or problems in our operations or services;

      o delays or difficulty in gaining access to subscriber and financial information;

      o a loss of subscribers; and

      o an increase in the costs of customer care, billing and back-office services.

     Should Sprint PCS fail to deliver timely and accurate information, this may lead to adverse short-term decisions and inaccurate assumptions in our business plan. It could also adversely affect our cash flows, because Sprint
PCS collects our receivables and remits to us a net amount that is based on the financial information it produces for us.

OUR COSTS FOR INTERNAL SUPPORT SYSTEMS MAY INCREASE IF SPRINT PCS TERMINATES
ALL OR PART OF OUR SERVICE AGREEMENTS WITH IT.

     Under our affiliation agreements with Sprint PCS, Sprint PCS provides services relating to billing, customer care and other back-office functions.
Because we will incur the majority of these costs on a per-subscriber basis, which Sprint has agreed to charge at certain specified rates until December 31,
2006, and after which will be adjusted by Sprint PCS based on a formula related to Sprint PCS's costs

                                       11

to provide the services, and we expect the aggregate cost for such services to increase as the number of our subscribers increases after December 31, 2006.
Sprint PCS may terminate any service provided under such agreements upon nine months' prior written notice, but if we desire to continue receiving such service, Sprint PCS has agreed that it will assist us in developing that function internally or locating a third-party vendor that will provide that service. If Sprint PCS terminates a service for which we have not developed or are unable to develop a cost-effective alternative, our operating costs may increase beyond our expectations and our operations may be interrupted or restricted. We do not currently have a contingency plan if Sprint PCS terminates a service we currently receive from it.

OUR DEPENDENCE ON SPRINT PCS FOR SERVICES MAY LIMIT OUR ABILITY TO REDUCE
COSTS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND
RESULTS OF OPERATION.

     For the nine months ended September 30, 2004, approximately 68% of cost of services in our financial statements relate to charges from or through Sprint
PCS. As a result, a substantial portion of our cost of services is outside our control. While Sprint PCS has agreed to charge us certain specified rates for roaming and service until December 31, 2006, thereafter these costs could increase significantly. Furthermore, our ability to replace Sprint with lower cost providers may be limited.

IF SPRINT'S BUSINESS PLAN DOES NOT SUCCEED, OUR BUSINESS MAY NOT SUCCEED.

     As a network partner of Sprint, we have the right to provide PCS products and services under the Sprint brand names in our territory. In addition, we feature exclusively and prominently the nationally recognized Sprint brand in our marketing effort. Consequently, our business and results of operations depend on the continued recognition of the Sprint brand name and success of
Sprint's business. If Sprint's business plan does not succeed, or if Sprint has a significant disruption to its business plan or network, fails to operate its business in an efficient manner, or suffers a weakening of its brand name or erosion of its customer base, our operations and profitability would likely be negatively impacted.

     If Sprint were to file for bankruptcy, Sprint may be able to reject its agreements with us under Section 365 of the Bankruptcy Code. The agreements provide us remedies, including purchase and put rights, though we cannot predict if or to what extent our remedies would be enforceable.

IF WE LOSE OUR RIGHT TO USE THE SPRINT BRAND AND LOGO UNDER ITS TRADEMARK AND
SERVICE MARK LICENSE AGREEMENTS, WE WOULD LOSE THE ADVANTAGES ASSOCIATED WITH
MARKETING EFFORTS CONDUCTED BY SPRINT.

     The Sprint brand and logo are highly recognizable. If we lose the rights to use this brand and logo or the value of the brand and logo decreases, customers may not recognize our brand readily and we may have to spend significantly more money on advertising to create brand recognition.

WE MAY HAVE DIFFICULTY IN OBTAINING AN ADEQUATE SUPPLY OF CERTAIN HANDSETS FROM
SPRINT PCS, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We depend on our relationship with Sprint PCS to obtain handsets and other wireless devices. Sprint PCS orders handsets and other wireless devices from various manufacturers. We could have difficulty obtaining specific types of handsets in a timely manner if:

      o Sprint PCS does not adequately project the need for handsets for itself, its PCS Affiliates and its other third party distribution channels, particularly in transition to new technologies, such as third generation, or 3G, technology;

      o Sprint PCS gives preference to other distribution channels;

      o we do not adequately project our need for handsets or other wireless devices;

      o Sprint PCS modifies its handset logistics and delivery plan in a manner that restricts or delays our access to handsets; or

      o there is an adverse development in the relationship between Sprint PCS and its suppliers or vendors.

     The occurrence of any of these could disrupt our customer service and/or result in a decrease in our subscribers, which could adversely affect our results of operations.

                                       12

IF SPRINT PCS DECIDES TO TERMINATE ITS CONTRACTS WITH NATIONAL RETAILERS
THROUGH WHOM WE SELL OUR PRODUCTS, OUR REVENUES WOULD BE MATERIALLY AND
ADVERSELY IMPACTED.

     We rely on Sprint PCS to negotiate contracts with national retailers such as Radio Shack and Best Buy who market and distribute our products. Sprint PCS currently does not allow us to enter into contracts with those retailers directly. National retailers who have contracted with Sprint PCS accounted for
28% of our total gross subscriber additions for the three months ended
September 30, 2004. If Sprint PCS decides to terminate its contracts with such vendors and refuses to allow us to deal with them directly, or if Sprint changes the terms of those agreements, our revenues could be materially adversely affected.

           RISKS RELATED TO THE WIRELESS TELECOMMUNICATIONS INDUSTRY

WE MAY EXPERIENCE A HIGH RATE OF SUBSCRIBER CHURN, WHICH WOULD ADVERSELY AFFECT
OUR FINANCIAL PERFORMANCE.

     Significant competition in our industry and general economic conditions may cause our future churn rate to be higher than our historical rate. Factors that may contribute to higher churn include:

      o inability or unwillingness of subscribers to pay, resulting in involuntary deactivations, which accounted for approximately one-third of our subscriber deactivations in the nine months ended September 30,
        2004;

      o subscriber mix and credit class, particularly sub-prime post-pay and pre-pay credit subscribers, which accounted for over 41% of our gross subscriber additions for the nine months ended September 30, 2004 and for approximately 26% of our subscriber base as of September 30, 2004;

      o attractiveness of our competitors' products, services and pricing;

      o network performance and coverage or perception thereof relative to our competitors;

      o customer service;

      o levels of subsidies relating to handset upgrades or the array of handset choices relative to competitors;

      o any increased prices for services in the future; and

      o any future changes by us in the products and services we offer or in the terms under which we offer our products or services, especially to sub-prime credit subscribers.

     A high rate of subscriber churn could adversely affect our competitive position, liquidity, financial position, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize most of the costs of initial purchases of handsets by subscribers.

WIRELESS LOCAL NUMBER PORTABILITY REQUIREMENTS MAY INCREASE CHURN, LOWER
REVENUES AND RESULT IN HIGHER SUBSCRIBER ACQUISITION AND RETENTION COSTS.

     Since November 24, 2003, all covered commercial mobile radio services, or
CMRS, providers, including us, are required to allow customers in the 100 largest metropolitan statistical areas to retain their existing telephone numbers when switching from one telecommunications carrier to another. These rules are generally referred to as a wireless local number portability, or
WLNP. As of May 24, 2004, FCC regulations require that CMRS providers must have implemented WLNP outside the 100 largest metropolitan statistical areas in the
United States as well. In the future, WLNP could lead to increased churn as our customers switch carriers, which in turn could lead to lower revenues and increased subscriber acquisition and retention costs.

REGULATION BY GOVERNMENT AND TAXING AGENCIES MAY INCREASE OUR COSTS OF
PROVIDING SERVICE OR REQUIRE US TO CHANGE OUR SERVICES, EITHER OF WHICH COULD
IMPAIR OUR FINANCIAL PERFORMANCE.

     Our operations and those of Sprint PCS are subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation
Administration, the Environmental Protection

                                       13

Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulation of these regulatory bodies could negatively impact our operations and our costs of doing business. For example, regulatory mandates pertaining to the provision of emergency 911, or E-911 services by wireless carriers, compliance with the
Communications Assistance for Law Enforcement Act, or CALEA, the meeting of telephone number pooling and porting requirements, satisfying universal service standards, the protection of subscriber privacy, the provision of services to the hearing impaired and the satisfaction of environmental and safety standards, have imposed, and will continue to impose, substantial costs on our industry. Because the fixed component of costs incurred to meet some of these mandates can be relatively high, smaller carriers such as us can be competitively disadvantaged by these mandates.

     Moreover, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint.

CONCERNS OVER HEALTH RISKS AND SAFETY POSED BY THE USE OF WIRELESS HANDSETS MAY
REDUCE CONSUMER DEMAND FOR OUR SERVICES.

     Media reports have suggested that radio frequency emissions from wireless handsets may:

      o be linked to various health problems resulting from continued or excessive use, including cancer;

      o interfere with various electronic medical devices, including hearing aids and pacemakers; and

      o cause explosions if used while fueling an automobile.

     Widespread concerns over radio frequency emissions may expose us to potential litigation, discourage the use of wireless handsets or result in additional regulation imposing restrictions or increasing requirements on the location and operation of cell sites or the use or design of wireless handsets.
Any resulting decrease in demand for these services or increase in the cost of complying with additional regulations could impair our ability to profitably operate our business.

     Due to safety concerns, some state and local legislatures have passed or are considering legislation restricting the use of wireless telephones while driving automobiles. Concerns over safety risks and the effect of future legislation, if adopted in the areas we serve, could limit our ability to market and sell our wireless services. In addition, it may discourage use of our wireless devices and decrease our revenues from subscribers who now use their wireless telephones while driving. Further, litigation relating to accidents, deaths or serious bodily injuries allegedly incurred as a result of wireless telephone use while driving could result in damage awards, adverse publicity and further governmental regulation. Any or all of these results could have a material adverse effect on our results of operations and financial condition.

SIGNIFICANT COMPETITION IN THE WIRELESS TELECOMMUNICATIONS INDUSTRY MAY RESULT
IN OUR COMPETITORS OFFERING NEW SERVICES OR LOWER PRICES, WHICH COULD PREVENT
US FROM OPERATING PROFITABLY AND MAY CAUSE PRICES FOR OUR SERVICES TO CONTINUE
TO DECLINE IN THE FUTURE.

     Competition in the wireless telecommunications industry is intense.
Competition has caused, and we anticipate that competition will continue to cause, the market prices for two-way wireless products and services to decline.
Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the wireless telecommunications industry. While we try to maintain and increase our ARPU, we cannot assure you that we will be able to do so. If prices for our services continue to decline, it could adversely affect our ability to increase revenue, which would have a material adverse effect on our financial condition, our results of operations and our ability to repay the notes. In addition, the viability of our business depends upon, among other things, our ability to compete with other wireless providers on reliability, quality of service, availability of voice and data features and customer care. In addition, the pricing of our services may be affected by

                                       14

competition, including the entry of new service providers into our markets.
Furthermore, there has been a recent trend in the wireless telecommunications industry toward consolidation of wireless service providers, which we expect to lead to larger competitors over time.

     Our dependence on Sprint PCS to develop competitive products and services and the requirement that we obtain Sprint PCS's consent to sell non-Sprint approved equipment may limit our ability to keep pace with our competitors on the introduction of new products, services and equipment. Some of our competitors are larger than us, possess greater resources and more extensive coverage areas, and may market other services, such as landline telephone service, cable television and Internet access, along with their wireless communications services. In addition, we may be at a competitive disadvantage because we may be more highly leveraged than some of our competitors.

     We also face competition from paging, dispatch and conventional mobile radio operations, enhanced specialized mobile radio, or ESMR, and mobile satellite services. In addition, future FCC regulation or Congressional legislation may create additional spectrum allocations that would have the effect of adding new entrants (and thus additional competitors) into the mobile telecommunications market.

IF THE DEMAND FOR WIRELESS DATA SERVICES DOES NOT GROW, OR IF WE OR SPRINT PCS
FAILS TO CAPITALIZE ON SUCH DEMAND, IT COULD HAVE AN ADVERSE EFFECT ON OUR
GROWTH POTENTIAL.

     Sprint PCS and its network partners, including us, have committed significant resources to wireless data services and our business plan assumes increasing use of such services by our subscribers. That demand may not materialize. Even if such demand does develop, our ability to deploy and deliver wireless data services depends, in many instances, on new and unproven technology. We may not be able to obtain new technology to effectively and economically deliver these services.

     The success of wireless data services is substantially dependent on the ability of Sprint PCS and others to develop applications for wireless data devices and to develop and manufacture devices that support wireless applications. These applications or devices may not be developed or developed in sufficient quantities to support the deployment of wireless data services.
These services may not be widely introduced and fully implemented at all or in a timely fashion. These services may not be successful when they are in place, and customers may not purchase the services offered.

     Consumer needs for wireless data services may be met by technologies such as Wi-Fi, which does not rely on FCC regulated spectrum. The lack of standardization across wireless data handsets may contribute to customer confusion, which could slow acceptance of wireless data services, or increase customer care costs. Either could adversely affect our ability to provide these services profitably. If these services are not successful or costs associated with implementation and completion of the rollout of these services materially exceed our current estimates, our financial condition and prospects could be materially adversely affected.

MARKET SATURATION COULD LIMIT OR DECREASE OUR RATE OF NEW SUBSCRIBER ADDITIONS
AND INCREASE COSTS TO KEEP OUR CURRENT SUBSCRIBERS.

     To the extent intense competition in the wireless telecommunications industry continues to cause prices for wireless products and services to decline, our rate of net subscriber additions will take on greater significance in improving our financial condition and results of operations. However, as our and our competitors' penetration rates in our markets increase over time, our rate of adding net subscribers could decrease further. In addition, we may incur additional costs through equipment upgrades and other retention costs to keep our current subscribers from switching to our competitors. These events could materially adversely affect our liquidity, financial condition and results of operations.

                                       15